DEED OF OFFICE LEASE

By and Between

GLL L-STREET 1331, LLC,
a Delaware limited liability company

("Landlord")

and

COSTAR REALTY INFORMATION, INC.,
a Delaware corporation

("Tenant")

*     *     *     *     *     *

1331 L Street, N.W.
Washington, D.C. 20005

DEED OF OFFICE LEASE

THIS DEED OF OFFICE LEASE (this “Lease”) is executed on the ___ day of February, 2011 (the “Execution Date”) and made effective for all purposes as of the 1st day of June, 2010 (the “Effective Date”), by and between GLL L-STREET 1331, LLC, a Delaware limited liability company (“Landlord”) and COSTAR REALTY INFORMATION, INC., a Delaware corporation (“Tenant”), who agree as follows:

1. BASIC LEASE TERMS.

The following terms shall have the following meanings in this Lease:

a. Premises:
Approximately 149,514 rentable square feet of space located on the 1st, 2nd, 3rd, 4th, 5th, 7th, 8th, 9th and 10th floors of the Building, as measured in accordance with BOMA (ANSI Z65.1-1996) standard and outlined on the floor plan attached hereto as Exhibit A.

b. Building:	1331 L Street, N.W., Washington, D.C. 20005
c. Office Space:	All those portions of the Project (as determined by Landlord) leased from time-to-time to office tenants (as same may be increased or decreased by Landlord from time to time).
d. Retail Space:	All those portions of the Project as are designated by Landlord from time to time as being retail areas (as same may be increased or decreased by Landlord from time to time).
e. Common Areas:
Those areas and facilities now or hereafter furnished by Landlord within the Project for the non-exclusive general common use of office and retail tenants and other occupants of the Project, their officers, agents, employees, invitees and customers, including (without limitation) all parking areas, truckways, driveways, loading docks and areas, delivery and service passages, interior and exterior pedestrian walkways, malls, plazas, courts, ramps, landscaped and planted areas, stairways, escalators, elevators, restrooms, the lobby and the roof, and other similar areas, facilities or improvements.

f. Project:	The Retail Space, the Office Space, the Common Areas and such other facilities as are part of the Building (as the same may be increased or decreased by Landlord from time to time).
g. Commencement Date:	The Effective Date.
h. Rent Commencement Date:	July 16, 2010.

i. Term: j. Extension Period:
The period commencing on the Commencement Date and ending on the Lease Expiration Date, unless earlier terminated in accordance with the terms of this Lease or unless extended for one or more Extension Periods in accordance with the terms of this Lease.

Two (2) consecutive periods of five (5) years each, each such period to have the effect of extending the Term, and each to be exercised at Tenant’s election in accordance with Section 33 hereof.

k. Lease Expiration Date:	May 31, 2025
l. Annual Base Rent:	See Section 4(a).
m. Address for Notices:
To Landlord:	GLL L-Street 1331, LLC 200 South Orange Avenue, Suite 1920 Orlando, FL 32801 Attention: Jochen Schnier
With a copy to: Bradley Arant Boult Cummings, LLP Roundabout Plaza 1600 Division Street, Suite 700 Nashville, TN 37203 Attn: J. Greer Cummings, Jr.
To Tenant:
At the Premises
Attention:  Nadia O’Dea, National Facilities Manager
With a copy to:
At the Premises
Attention:  Jonathan Coleman, Esq., General Counsel

With a copy to:
Womble Carlyle Sandridge & Rice, PLLC
1410 Eye Street, NW, Suite 700
Washington, DC 20005
Attn: Richard G. David, Esq.

n. Landlord’s Address for Payment of Rent:	Lincoln Property Company 101 Constitution Ave, NW, Suite 325 Washington, D.C. 20001 Attention: 1331 L Street Asset Manager
o. Security Deposit:	N/A

p. Effective Date:	The date set forth in the preamble hereof as the “Effective Date”.
q. Tenant’s Pro Rata Share:	See Section 4(a).

2.  PREMISES; IMPROVEMENT ALLOWANCES.

a. Premises.  In consideration of Tenant’s agreement to pay Annual Base Rent (hereinafter defined) and Additional Rent (hereinafter defined) and subject to the covenants and conditions hereinafter set forth, Landlord hereby leases the Premises to Tenant and Tenant hereby hires and leases the Premises from Landlord, upon the terms and conditions set forth herein.  Except as otherwise explicitly set forth herein, the lease of the Premises to Tenant includes the non-exclusive right, together with other tenants and occupants of the Project and their respective officers, agents, employees, invitees and customers (including those of Tenant), to use the Common Areas of the Project and the land on which the Project is situated (the “Land”), but includes no other rights not expressly set forth herein.

b. Premises Improvements; Premises Improvement Allowance.  Tenant may, in accordance with the Workletter attached hereto as Exhibit E, construct certain improvements within the Premises (the “Premises Improvements”).  Landlord shall pay the costs associated with the Premises Improvements in an amount equal to Twelve Million Five Hundred Twelve Thousand Two Hundred Sixty Seven and No/100 Dollars ($12,512,267.00) (such amount, the “Premises Improvement Allowance”).  The Premises Improvement Allowance shall be deposited in escrow and thereafter disbursed pursuant to that certain Escrow Agreement attached hereto as Exhibit H (the “Premises Escrow Agreement”).  The Premises Improvement Allowance shall be applied to the cost of the Premises Improvements, including, without limitation, architectural fees, the costs of construction consultants and engineers, construction costs and permitting fees.  In addition, up to twenty five percent (25%) of the Premises Improvement Allowance may be applied by Tenant to the cost of installation, construction and/or acquisition of Tenant’s Personal Property (as defined below); provided, however, such application may only be made after Tenant has completed the Premises Improvements pursuant hereto.  If after full application and payment of the Premises Improvement Allowance there are any remaining costs associated with completion of the Premises Improvements or the installation, construction and/or acquisition of Tenant’s Personal Property, Tenant shall be responsible for the payment of such excess costs.  Tenant shall receive a credit against rent due hereunder for any unused portion of the Premises Improvement Allowance calculated as of the earlier to occur of (a) June 30, 2014 and (b) Tenant’s completion of the Premises Improvements and the completion of all disbursements from the Premises Improvement Allowance, if any, in respect of the installation, construction and/or acquisition of Tenant’s Personal Property (the earlier of (a) and (b), the “Premises Escrow Termination Date”). The foregoing credit against rent shall be allocated against rent by taking the amount of the unused portion of the Premises Improvement Allowance as of the Premises Escrow Termination Date, dividing it by the number of full months then remaining in the Term following the Premises Escrow Termination Date and applying the result as a rent credit each month thereafter until the end of the Term.  In light of such rent credit, the unused portion of the Premises Improvement Allowance held in cash under the Premises Escrow Agreement shall be disbursed in a lump sum to Landlord immediately following the Premises Escrow Termination Date.  Tenant shall, at its own cost and expense (or, at Tenant’s option, from the Premises Improvement Allowance, but subject to the aforementioned twenty five percent (25%) limitation), install to and within the Premises Tenant’s audio-visual equipment, video monitors, computers, data center equipment, servers and the like (collectively, “Tenant A/V and Computer Equipment”) and Tenant’s furniture, moveable trade or business fixtures and other personal property (collectively, “Tenant Furnishings”).  The Tenant A/V and Computer Equipment and Tenant Furnishings shall be referred to as “Tenant’s Personal Property” for purposes hereof.

c.  Common Area Improvements; Common Area Improvement Allowance.  Landlord shall, in accordance with those certain construction contracts referenced in Exhibit J and incorporated herein by reference (the “Construction Contracts”), construct certain improvements within Common Areas of the Building (the “Common Area Improvements”).  Landlord shall pay the costs associated with the Common Area Improvements in an amount equal to Two Million Four Hundred Eighty Seven Thousand Seven Hundred Thirty Three and No/100 Dollars ($2,487,733.00) (such amount, the “Common Area Improvement Allowance”).  The Common Area Improvement Allowance shall be deposited in escrow and thereafter disbursed pursuant to that certain Escrow Agreement attached hereto as Exhibit I (the “Common Area Escrow Agreement”).  The Common Area Improvement Allowance shall be applied to the cost of the Common Area Improvements, including without limitation, architectural fees, the costs of construction consultants and engineers, construction costs and permitting fees.  If after full application and payment of the Common Area Improvement Allowance there are any remaining costs associated with completion of the Common Area Improvements, Landlord shall be responsible for the payment of such excess costs.  Tenant shall not receive or otherwise be entitled to a credit against rent due hereunder for any unused portion of the Common Area Improvement Allowance following completion of the Common Area Improvements, and any such unused portion shall be and remain the property of Landlord.  Landlord covenants and agrees that (A) it shall undertake the Common Area Improvements in accordance with the Construction Contracts; (B) it shall observe all obligations to be observed by it under the Construction Contracts; (C) it shall not amend or modify the terms of any Construction Contract without the express written consent of Tenant, which shall not be unreasonably withheld, conditioned or delayed so long as the scope or quality of the work as contemplated therein is not changed or reduced (it being understood that the Tenant consent provisions of this clause (C) do not apply to Tenant’s required consent to change orders as described in clause (E) below); (D) it shall take commercially reasonable action to ensure compliance by the applicable contractor with the time frame for delivery or completion set forth in its Construction Contract; (E) it shall not institute change orders reducing the scope or quality of the work under any Construction Contract without the express written consent of Tenant; and (F) it shall not terminate any Construction Contract or contractor thereunder unless a default has occurred on the part of the applicable contractor, Tenant has been notified of the default promptly and the period for cure of such default has passed without cure having occurred.  In the event a Construction Contract is terminated in accordance with clause (F) above, Landlord shall take such actions as are commercially reasonable to replace the contractor on terms substantially similar to the terminated Construction Contract with the overriding goal and intention of completing the Common Area Improvements to the specifications, and in the time frame, contemplated by the Construction Contracts.  In the event of any conflict between the Construction Contracts and the foregoing provisions of this Section 2.c., the provisions of this Section 2.c. shall control with respect to Landlord’s obligations under the Construction Contracts.  Unless otherwise provided herein, the Common Area Improvements shall be the property of Landlord, and Tenant shall have no rights to such Common Area Improvements, other than its rights to use the Common Area Improvements in common with other tenants of the building during the Term or until earlier expiration of this Lease.  Landlord shall maintain the Common Area Improvements as part of its Landlord Maintenance Obligation (as defined in Section 9.h. below).

3. TERM AND COMMENCEMENT OF TERM.

This Lease shall be in full force and effect as of the Effective Date.  The Term of this Lease shall commence on the Commencement Date and shall expire on the Lease Expiration Date, unless earlier terminated in accordance with the terms of this Lease or unless extended for one or more Extension Periods in accordance with Section 33 of this Lease.

4. RENT.  Tenant covenants and agrees to pay as Rent (hereinafter defined) for the Premises the following amounts set forth in this Section 4 and as otherwise provided in this Lease.  “Additional Rent” shall mean all costs, expenses, charges and other payments to be made by (or on behalf of) Tenant to Landlord (or to a third party if required under this Lease), other than Annual Base Rent (hereinafter defined), whether or not the same be designated as such. “Rent” or “rent” shall mean all Annual Base Rent and Additional Rent due hereunder and any other sums due to Landlord under this Lease.

a. Annual Base Rent Per Square Foot.  Commencing on the Rent Commencement Date, and thereafter during the Term, Tenant shall pay annual base rent per square foot in the amount of $38.50 (the “Annual Base Rent Per Square Foot”) multiplied by the number of square feet of space within the Premises that Tenant is required, at such time, to pay rent upon in accordance with this Section 4.a. (such square footage, as it shall increase from time to time in accordance herewith, the “Occupied Premises”).  On the first anniversary of the Commencement Date and on each anniversary of the Commencement Date thereafter until the Lease Expiration Date, Annual Base Rent Per Square

Foot shall increase by 2.5% over the previous year’s Annual Base Rent Per Square Foot, as illustrated in the first chart (Chart 1) below in this Section 4.a.  At any given time, the Annual Base Rent Per Square Foot multiplied by the Occupied Premises shall be the “Annual Base Rent” for purposes hereof.  One-twelfth of such Annual Base Rent shall be the “Monthly Base Rent” for purposes hereof, except in the case of the first month, which will be pro-rated based upon the number of days from the Rent Commencement Date until the end of such month.  Installments of Monthly Base Rent shall be payable in advance on the Rent Commencement Date and the first day of each calendar month thereafter during the Term, as applicable.

For purposes hereof, the Occupied Premises shall be deemed to mean:

(i) From the Rent Commencement Date until the day before October 1, 2010, the “Occupied Premises” shall be deemed to mean a portion of the 2nd floor of the Building, consisting of 12,736 rentable square feet, and that portion of the Premises consisting of the 54,014 rentable square feet on the entirety of the 3rd, 4th and 5th floors of the Building (the “Stage 1 Premises”);

(ii) From October 1, 2010 until the day before March 7, 2011, the “Occupied Premises” shall be deemed to mean the Stage 1 Premises and that portion of the Premises consisting of the 36,160 rentable square feet on the entirety of the 7th and 8th floors of the Building (such portion, the “Stage 2 Premises”);

(iii) From March 7, 2011 until the day before May 1, 2011, the “Occupied Premises” shall be deemed to mean the Stage 1 Premises, the Stage 2 Premises and that portion of the Premises consisting of the 18,080 rentable square feet on the entirety of the 9th floor of the Building (such portion, the “Stage 3 Premises”);

(iv) From May 1, 2011 until the day before June 1, 2011, the “Occupied Premises” shall be deemed to mean the Stage 1 Premises, the Stage 2 Premises, the Stage 3 Premises and that portion of the Premises consisting of the 18,080 rentable square feet on the entirety of the 10th floor of the Building (such portion, the “Stage 4 Premises”);

(v) From June 1, 2011 until the Lease Expiration Date, the “Occupied Premises” shall be deemed to mean the Premises (in their entirety), including the remaining portion of the 2nd floor of the Building and a portion of the 1st floor of the Building, consisting together of 10,444 rentable square feet (the “Stage 5 Premises”).

For purposes hereof, Tenant’s Pro Rata Share shall be deemed to mean:

(i) From the Rent Commencement Date until the day before October 1, 2010, 39.40%;

(ii) From October 1, 2010 until the day before March 7, 2011, 60.74%;

(iii) From March 7, 2011 until the day before May 1, 2011, 71.41%;

(iv) From May 1, 2011 until the day before June 1, 2011, 82.08%; and

(v) From June 1, 2011 until the Lease Expiration Date, 88.25%.

Without overriding the express provisions of this Lease, the following chart (Chart 1) is meant to be illustrative of Annual Base Rent Per Square Foot, Annual Base Rent and Monthly Base Rent throughout the Term of this Lease, assuming the Occupied Premises is the entire Premises:

Chart 1:

Year of Term	Annual Base Rent Per Square Foot	Annual Base Rent	Monthly Base Rent
Year 1 (7/16/10 – 5/31/11)	$38.50	$5,046,609.53 (adjusted for partial year)	$479,690.75 (but $244,181.08 for first partial month)
Year 2 (6/1/11 – 5/31/12)	$39.46	$5,900,196.23	$491,683.02
Year 3 (6/1/12 – 5/31/13)	$40.45	$6,047,701.13	$503,975.09
Year 4 (6/1/13 – 5/31/14)	$41.46	$6,198,893.66	$516,574.47
Year 5 (6/1/14 – 5/31/15)	$42.50	$6,353,866.00	$529,488.83
Year 6 (6/1/15 – 5/31/16)	$43.56	$6,512,712.65	$542,726.05
Year 7 (6/1/16 – 5/31/17)	$44.65	$6,675,530.47	$556,294.21
Year 8 (6/1/17 – 5/31/18)	$45.76	$6,842,418.73	$570,201.56
Year 9 (6/1/18 – 5/31/19)	$46.91	$7,013,479.20	$584,456.60
Year 10 (6/1/19 – 5/31/20)	$48.08	$7,188,816.18	$599,068.01
Year 11 (6/1/20 – 5/31/21)	$49.28	$7,368,536.58	$614,044.72
Year 12 (6/1/21 – 5/31/22)	$50.52	$7,552,750.00	$629,395.83
Year 13 (6/1/22 – 5/31/23)	$51.78	$7,741,568.75	$645,130.73
Year 14 (6/1/23 – 5/31/24)	$53.07	$7,935,107.96	$661,259.00
Year 15 (6/1/24 – 5/31/25)	$54.40	$8,133,485.66	$677,790.47

Without overriding the express provisions of this Lease, the following chart (Chart 2) is meant to be illustrative of Annual Base Rent and Monthly Base Rent based upon the Annual Base Rent Per Square Foot in effect as of the Effective Date of this Lease (unless otherwise set forth below), and to be illustrative of Tenant’s Pro Rata Share, in each case as the Occupied Premises increases pursuant to the terms of this Lease:

Chart 2:

Occupied Premises	Annual Base Rent	Monthly Base Rent	Tenant’s Pro Rata Share
Stage 1 Premises (i.e., 66,750 rsf)	$2,569,875.00	$214,156.25 (but $110,532.26 for first partial month)	39.40%
Stage 1 Premises & Stage 2 Premises (i.e., 102,910 rsf)	$3,962,035.00	$330,169.58	60.74%
Stage 1 Premises, Stage 2 Premises & Stage 3 Premises (i.e., 120,990 rsf)	$4,658,115.00	$388,176.25	71.41%
Stage 1 Premises, Stage 2 Premises, Stage 3 Premises & Stage 4 Premises (i.e., 139,070 rsf)	$5,354,195.00	$446,182.92	82.08%
The Premises in their entirety (i.e., 149,514 rsf)	$5,900,196.23 (assuming Year 2 Annual Base Rent Per Square Foot)	$491,683.02 (assuming Year 2 Annual Base Rent)	88.25%

b. Additional Rent for Operating Expenses and Real Estate Taxes.

(i) From and after the Rent Commencement Date, Tenant shall pay to Landlord, as Additional Rent, (A) Tenant’s Pro Rata Share of the Operating Expenses (as hereinafter defined) for the Building, and (B) Tenant’s Pro Rata Share of the Real Estate Taxes (as hereinafter defined) owing under applicable law.  Tenant’s Pro Rata Share shall be the applicable percentage indicated in Section 4(a) above, which percentage shall be adjusted to a blended percentage, calculated on a day-for-day basis, for any period of determination during the course of which there was a change to Tenant’s Pro Rata Share.  Tenant’s Pro Rata Share of Operating Expenses and Tenant’s Pro Rata Share of Real Estate Taxes for any partial Accounting Year (as hereinafter defined) during the Term shall be determined by multiplying the amount of Tenant’s Pro Rata Share of Operating Expenses and Tenant’s Pro Rata Share of Real Estate Taxes for the full Accounting Year by a fraction, the numerator of which is the number of days during such Accounting Year falling within the Term and the denominator of which is three hundred sixty-five (365).  The “Accounting Year” shall be the twelve (12) month calendar year.

(ii) “Operating Expenses” shall mean any and all expenses, costs and disbursements of every kind and nature incurred in connection with or allocable to the management, operation, maintenance, servicing and repair of the Building and Land and appurtenances thereto, as determined under generally accepted accounting principles, consistently applied, including without limitation the parking facilities, conference facilities, fitness facilities, roof terrace, if any, and other common areas; employees’ wages, salaries, welfare and pension benefits and other fringe benefits at the level of a regional property manager (or the equivalent thereof) or below (provided, however, to the extent that employees of Landlord or employees of Landlord’s agents are not assigned exclusively to the Building, then Operating Expenses shall include only the portion of their salaries, wages and other personnel costs allocable to the Building); payroll taxes; the costs, including reasonable attorneys’ fees, of appealing assessments or pursuing waivers, exemptions or abatements of Real Estate Taxes; telephone and other data/telecommunications service; painting of Common Areas of the Building; exterminating service; concierge services; detection and security services; security services and equipment; premiums for fire and casualty, liability, rent, workmen’s compensation, sprinkler, water damage and other insurance (and any commercially reasonable deductibles); maintenance and repairs undertaken as part of the Landlord Maintenance Obligation (as defined in Section 9.h below); building supplies; uniforms and dry cleaning; snow removal; trash removal (including dumpsters and compactors); the cost of obtaining and providing electricity, water, sewer and other public utilities to the Building (but not for such utilities as Tenant shall have directly metered following the installation of such meters as described in Section 9.b. hereof); janitorial and cleaning supplies; janitorial and cleaning services; window cleaning; service contracts for the maintenance of elevators, boilers, HVAC and other mechanical, plumbing and electrical equipment; fees for all licenses and permits required for the ownership and operation of the Land and the Building; sales and use taxes payable in connection with tangible personal property and services purchased for the management, operation, maintenance, repair, cleaning, safety and administration of the Land and the Building; the reasonable rental value of the management office, if any, maintained at or for the Building; all costs of operating and maintaining the fitness facility in the Building, including the cost of replacing equipment therein; reasonable legal fees and reasonable accounting fees relating to the determination of Operating Expenses and each tenant’s share thereof and the preparation of statements required by tenants’ leases; management fees, whether or not paid to any person having an interest in, or under common ownership with, Landlord (provided, the amount of such management fees which may be included and passed through as Operating Expenses shall not exceed, for any period of determination, 2% of the gross income of the Building); purchase and installation of indoor plants in the Common Areas; landscaping, maintenance and the purchase and replacement of landscaping services, plants and shrubbery; all costs of operating and maintaining the SBM System (as hereafter defined); and all costs of maintaining, managing, reporting, qualifying, requalifying, commissioning and recommissioning the Building (or any part thereof that was designed and/or built to be sustainable) to conform to the requirements necessary to maintain any Green Agency Rating.  As used herein, the term “Green Agency Rating” shall mean any one or more of the following ratings (as same may be in effect or amended or supplemented from time to time):  the U.S. EPA’s Energy Star® rating, any government mandated rating system and, to the extent Landlord and Tenant mutually agree on the pursuit thereof, any other third party or government approved rating system. If Landlord makes an expenditure for a capital improvement to the Land or the Building by installing energy conservation or labor-saving devices to reduce Operating Expenses or to comply with any law, ordinance or regulation pertaining to the Land or the Building enacted after the Effective Date of this Lease (each, a “Permitted Capital Expenditure”), and if, under generally accepted accounting principles, such expenditure is not a current expense, then the cost thereof shall be amortized over a period equal to the useful life of such improvement, determined in accordance with generally accepted accounting principles, and the amortized costs shall be allocated to each Accounting Year during the Term, together with an imputed interest amount calculated on the unamortized portion thereof using an interest rate equal to two (2) percentage points over the Prime Rate (hereinafter defined).  Notwithstanding anything to the contrary set forth herein, Landlord shall not include in Operating Expenses during any Accounting Year of the Term, any Excluded Expenses (hereinafter defined).  As used herein, the term “Excluded Expenses” shall mean the following:

(1) payments of principal, interest, or other financial charges made on any debt, or the amortization of funds borrowed by Landlord or depreciation expense or reserves for repairs, maintenance and replacements;

(2) ground rent or other rental payments made under the Ground Lease (as hereinafter defined);

(3) Real Estate Taxes, franchise, transfer, inheritance, estate, capital stock, excise, gains, state and local taxes or taxes imposed upon or measured by the net income or profits of the Landlord and any other taxes of any nature whatsoever, other than sales or use taxes on supplies or services included in Operating Expenses;

(4) costs (other than Permitted Capital Expenditures which shall be included in Operating Expenses) of capital improvements to the Building, including but not limited to the costs of the initial construction and installation of the Premises Improvements, the Common Area Improvements or tenant improvements for any other tenant of the Building, capital repairs to the roof, curtain walls, foundation, floor slabs, support columns (including columns within the Parking Facility) and garage doors (but expressly excluding caulking and other maintenance which shall be included in Operating Expenses);

(5) costs of leasing commissions, consulting and marketing services, asset management fees, legal, accounting, space planning, construction, vacancy costs, rent and other concessions and other expenses (including but not limited to the initial and recurring expense of additional services provided in connection with leasing to new tenants) incurred in procuring tenants for the Building or with respect to individual tenants or occupants of the Building and any disputes with such entities, or with respect to the sale or change of ownership of the Building;

(6) costs of painting, redecorating, or other services or work performed for the benefit of a particular tenant, prospective tenant or occupant (other than in the Common Areas), including without limitation the costs of installing separate electrical meters and related line extension and interconnection costs for another tenant, prospective tenant or occupant, but the foregoing shall not be deemed to exclude the cost of maintaining the Premises to the extent of the Landlord Maintenance Obligation (as defined in Section 9.h. below);

(7) costs incurred in connection with work or services or other benefits that are not offered to Tenant but that are offered to another tenant or occupant of the Building;

(8) salaries, wages, or other compensation paid to officers or executives of Landlord or to employees above the level of a regional property manager (or the equivalent thereof);

(9) costs of advertising and public relations and promotional costs associated with the promotion or leasing of the Building and costs of signs in or on the Building identifying the owners of the Building or any tenant of the Building;

(10)  any expenses for which Landlord actually receives reimbursement from insurance, condemnation awards, other tenants in the Building or any other source or the portion of any cost incurred by Landlord with respect to which Landlord receives a rebate or credit, to the extent actually received by Landlord;

(11)  the cost of any Permitted Capital Expenditure undertaken to correct any violation of law existing on the Execution Date;

(12)  costs incurred by Landlord due to the existence of any Hazardous Materials (hereinafter defined) located (i) on or within the Land or the Building, or (ii) on or within the Premises as of the Execution Date, except (a) to the extent the same are Tenant’s responsibility under the terms of this Lease, or (b) to the extent due to the existence of any Hazardous Materials in the customary and usual course of owning, managing and operating a Class A office building, such as back-up generator and parking facility fuel spills;

(13)  costs incurred for sculptures, paintings, and other objects of art located within or outside the Building, except only the costs of maintaining such objects in the public areas of the Building;

(14)  costs (other than Permitted Capital Expenditures which shall be included in Operating Expenses) that are or, in accordance with generally applicable accounting principles, should be capitalized on the books of Landlord, including but not limited to the costs associated with the initial installation and completion of the Premises Improvements and the Common Area Improvements and rental payments for any equipment ordinarily considered to be of a capital nature (but expressly excluding rentals of items which, if purchased, would constitute Permitted Capital Expenditures and equipment not affixed to the Building which is used in providing janitorial, security or other services relating to cleaning, repairing, operating or maintaining the Building, which shall be included in Operating Expenses), and related financing fees, expenses and professional fees and disbursements incurred in connection therewith;

(15)  costs incurred (less costs of recovery) for any repair or replacement of any component of the Building to the extent that Landlord is reimbursed for such costs pursuant to a manufacturer’s, materialman’s, vendor’s or contractor’s warranty;

(16)  costs payable by Landlord in the nature of penalties or fines, unless due to acts or omissions of Tenant; and

(17)  the cost of obtaining and providing electricity, water, sewer and other public utilities to the Building to the extent such utilities shall have been directly metered for Tenant pursuant to Section 9.b. hereof.

(iii) “Real Estate Taxes” shall mean all taxes, assessments and governmental charges (including without limitation all real estate taxes, gross receipts taxes, Business Improvement District assessments, taxes or charges, and any other tax or assessment) on the Land and/or the Building, including without limitation vault rent or charges, whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing the Land, the Land and/or the Building or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Building to the extent paid, reimbursed or otherwise incurred by Landlord, including any tax or charge that may be levied against or payable by Landlord in the nature of a so-called “baseball” tax, but excluding, however (and notwithstanding the foregoing):

(1) Federal, local and city taxes on the net income, profit or revenue from the operation of the Building or on the net income, profit or revenue of the Landlord or on the rents received hereunder, provided that such exclusion shall not apply (A) to the so-called “baseball” tax or (B) to any tax hereafter imposed on Rent in lieu of or as a substitute for Real Estate Taxes;

(2) any charges included in Operating Expenses (including, without limitation, water and sewer charges);

(3) costs payable by Landlord in the nature of penalties or fines; and

(4) any audit fees or charges paid by Landlord, unless the same are specifically permitted pursuant to the provisions of this Lease.

If Landlord obtains a refund applicable to any Accounting Year during which Tenant paid Real Estate Taxes, Landlord agrees to refund or credit to Tenant Tenant’s Pro Rata Share of the amount of such refund (but in no event more than the amount of Real Estate Taxes paid by Tenant for such Accounting Year), less (if obtained by Landlord) the reasonable fees and expenses (including reasonable attorneys’ fees) incurred by Landlord in obtaining any such refund.  At Tenant’s request, Landlord shall apply for and use commercially reasonable efforts to pursue any waiver, exemption or abatement that may be available to Tenant or the Building.  All reasonable third-party costs incurred by Landlord (including attorneys’ fees) in connection with pursuing waivers, exemptions and abatements for the sole benefit of Tenant shall be reimbursed by Tenant to Landlord as Additional Rent upon Landlord’s presentation of invoices therefor.  All reasonable third-party costs incurred by Landlord (including attorneys’ fees) in connection with pursuing waivers, exemptions and abatements for the benefit of the Building as a whole shall be included as Operating Expenses.  Furthermore, at Tenant’s request, Landlord shall appeal the assessment of the Building for local real estate tax purposes using counsel of Tenant’s choice (subject to Landlord’s reasonable approval), and all reasonable third-party costs incurred by Landlord (including attorneys’ fees) shall be included as Operating Expenses.  Tenant’s rights pursuant to the foregoing sentence shall be terminated upon an assignment of this Lease (other than to an Affiliate Transferee) and shall be suspended and of no force and effect during any period when Tenant is in default beyond any applicable notice or cure period or is subleasing portions of the Premises (other than to

Affiliate Transferees) in an amount in excess of fifty percent (50%) of the Premises.  Landlord shall copy Tenant on all correspondence received by Landlord or prepared by Landlord regarding any assessment, the appeal of any assessment or the results of any reassessment.  In the event Landlord fails to abide by the foregoing covenants, Tenant shall be permitted to take over the process of applying for and pursuing any such waiver, exemption, abatement or reassessment, and Landlord agrees to cooperate by executing reasonable submissions or applications and providing documentation as may be necessary in connection with the foregoing.  All reasonable third-party costs incurred by Tenant (including attorneys’ fees) in pursuing reassessment for the Building or for waivers, exemptions or abatements for the benefit of the Building as a whole shall be reimbursed to Tenant out of any refunds received by Landlord or credited against Tenant’s Pro Rata Share of Real Estate Taxes.

(iv) If, for any Accounting Year during the Term of this Lease, less than ninety-five percent (95%) of the total rentable square feet of office space in the Building is occupied by tenants, the amount of Operating Expenses for such Accounting Year which vary based on Building occupancy levels shall be deemed to be the amount of Operating Expenses as reasonably estimated by Landlord that would have been incurred if the percentage of occupancy of the Building during such year was ninety-five percent (95%).  If at any time during any Accounting Year, any part of the Building is leased to a tenant including Tenant (hereinafter referred to as a “Special Tenant”) who, in accordance with the terms of its lease, provides its own cleaning and janitorial services or other services or is not otherwise required to pay a share of Operating Expenses in accordance with the methodology set forth in this Section 4.b, Operating Expenses for such Accounting Year shall be increased by the additional costs for cleaning and janitorial services and such other applicable expenses as reasonably estimated by Landlord that would have been incurred by Landlord if Landlord had furnished and paid for cleaning and janitorial services and such other services for the space occupied by the Special Tenant, or if Landlord had included such costs in “operating expenses” as defined in the Special Tenant’s lease.

(v) Prior to the Rent Commencement Date (or as soon thereafter as is reasonably practicable), Landlord shall furnish to Tenant a statement (the “Estimated Expense Statement”) of Landlord’s estimate of Tenant’s Pro Rata Share of Operating Expenses and Tenant’s Pro Rata Share of Real Estate Taxes payable by Tenant for the current Accounting Year, and by no later than the first day of the last month of each Accounting Year, Landlord shall furnish to Tenant an Estimated Expense Statement of Landlord’s estimate of Tenant’s Pro Rata Share of Operating Expenses and Tenant’s Pro Rata Share of Real Estate Taxes payable by Tenant for the next Accounting Year.  If Tenant reasonably determines that estimated Operating Expenses for the forthcoming Accounting Year as shown in the Estimated Expense Statement are materially higher than operating and common area expenses for Class A office buildings or projects similar to the Building in the downtown business district of Washington, D.C., then Landlord and Tenant shall, at the request of Tenant, meet and review the services provided, the various service providers and the rates charged by those providers and cooperate in good faith to determine potential cost savings in Operating Expenses; provided, however, if Tenant suggests service providers with appropriate qualifications who charge lower rates, Landlord agrees to substitute such proposed service providers for the existing ones at Tenant’s request and, provided, further, if Tenant identifies services that are being provided at the Building that are not provided at such similar Buildings (and to the extent such services are not critical or essential to the functioning of the Building or are not required to be provided pursuant to another tenant lease), then Landlord agrees to eliminate that service at Tenant’s request.  Tenant’s rights pursuant to the foregoing sentence shall be terminated upon an assignment of this Lease (other than to an Affiliate Transferee) and shall be suspended and of no force and effect during any period when Tenant is in default beyond the passage of any applicable notice or cure period or is subleasing portions of the Premises (other than to Affiliate Transferees) in an amount in excess of fifty percent (50%) of the Premises.  Commencing on the Rent Commencement Date, and continuing on each monthly rent payment date thereafter until further adjustment pursuant to this Section 4.b(v), Tenant shall pay to Landlord one-twelfth (1/12) of the amount as shown on said Estimated Expense Statement, as the same may be revised pursuant to this Section 4.b(v).

(vi) Within one hundred fifty (150) days after the expiration of each Accounting Year during the Term (or as soon thereafter as is reasonably practicable), Landlord shall furnish to Tenant a statement (the “Expense Statement”) in reasonable detail and broken down by category showing the actual Operating Expenses and Real Estate Taxes for such Accounting Year.  The Expense Statement shall be conclusive and binding on Tenant and Landlord, except as provided in Section 4.b.(vii) below.  In case of an underpayment, Tenant shall, within thirty (30) days after the receipt of such Expense Statement, pay to Landlord an amount equal to such underpayment.  In case of an overpayment, Landlord shall, at Tenant’s election, either credit the next monthly rental payment by Tenant with an amount equal to such overpayment or deliver within thirty (30) days a check to Tenant in an amount equal to such overpayment.  Additionally, if this Lease shall have expired, Landlord shall apply such excess against any sums due from Tenant to Landlord and shall refund any remainder to Tenant within sixty (60) days after the expiration of the Term or the date on which Landlord determines such excess amount, whichever comes later.

(vii) Landlord shall maintain all of its records pertaining to Landlord’s determination of Operating Expenses and Real Estate Taxes payable pursuant to this Section 4.b for a period of at least three (3) years after the completion of each Accounting Year.  An Expense Statement shall be conclusive and binding on Tenant and Landlord unless objected to in writing by Tenant within one (1) year after Tenant’s receipt of such Expense Statement.  Tenant shall give Landlord at least ten (10) business days prior notice of its desire to conduct an examination or audit of Landlord’s records with respect to any such Expense Statement, which examination or audit shall be performed (i) at Tenant’s sole expense, and (ii) during normal business hours at the office of Landlord’s managing agent in the Washington, D.C. greater metropolitan area where the books and records are customarily located or otherwise delivered.  Landlord shall reasonably cooperate with Tenant and Tenant’s accounting firm during any such examination or audit. If such examination or audit by Tenant and its accountant reveals an overpayment of Operating Expenses or Real Estate Taxes for the period covered by the examination or audit, then, provided Landlord does not dispute the result of such examination or audit, Landlord shall credit the overpayment against the next Monthly Base Rent amount of Tenant, or if the Term has expired, refund the overpayment.  If Landlord disputes the results of an examination or audit caused by Tenant, either party shall have the right to send the other party a notice within sixty (60) days of receipt of the results of such examination or audit of its election to refer the dispute to the American Arbitration Association to appoint a nationally recognized certified public accounting firm to resolve the dispute by binding arbitration.  Tenant shall continue to pay to Landlord all Rent until a final decision is rendered by such arbitration. If it is determined by the agreement of the parties that Landlord’s Expense Statement overstated Operating Expenses and Real Estate Taxes by more than five percent (5%), Tenant shall be entitled to receive from Landlord Tenant’s actual and reasonable out-of-pocket, third party audit expenses incurred in examining or auditing any such Accounting Year.  If it is determined by arbitration that Landlord’s Expense Statement overstated Operating Expenses and Real Estate Taxes by more than five percent (5%), then Landlord shall bear the cost of (i) such arbitration, and (ii) Tenant’s actual and reasonable out-of-pocket, third party audit expenses incurred in examining or auditing any such Accounting Year.  Other than as set forth above, Tenant shall bear the cost thereof.

(viii) Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not include in Operating Expenses that portion of Controllable Expenses (hereinafter defined) during an Accounting Year which exceeds the Controllable Expense Cap (hereinafter defined) for such Accounting Year.  As used herein, the term “Controllable Expense Cap” means (1) for the Accounting Year in which the Rent Commencement Date occurs and for the next Accounting Year immediately thereafter, the aggregate amount of actual Controllable Expenses incurred in such Accounting Year, and (2) for each Accounting Year after the first two, an amount equal to the lesser of (a) one hundred eight percent (108%) of the Controllable Expense Cap that was effective in the immediately preceding Accounting Year or (b) one hundred five percent (105%) of the actual amount of Controllable Expenses incurred in the immediately preceding Accounting Year.  As used herein, the term “Controllable Expenses” shall mean each and every category of Operating Expenses, except (i) insurance (and any commercially reasonable deductibles); (ii) utilities; (iii) snow and ice prevention and removal; (iv) costs and expenses of maintaining any Green Agency Rating, as well as meeting any Landlord obligations relating to the SBM System (as defined in Section 9.b. hereof) or under Sections 26 or 32.c. of this Lease; (v) costs and expenses resulting from the imposition of governmental laws, rules and regulations enacted or implemented after the Execution Date of this Lease; (vi) costs associated with an additional parking lot attendant (to the extent hired or caused to be hired by Landlord pursuant to Section 22.c.); (vii) costs associated with a concierge (to the extent hired or caused to be hired by Landlord pursuant to Section 36.b); and (viii) costs associated with any systems (including HVAC systems) serving the Premises only and installed after the Execution Date.  For purposes of clarity, Controllable Expenses do not include Real Estate Taxes.  In projecting the Estimated Expense Statement in subsection 4.b(v) above and in calculating the Expense Statement in subsection 4.b(vi) above, Landlord shall do so after taking into account the effect of the Controllable Expense Cap on Controllable Expenses and, ultimately, its effect on Tenant’s Pro Rata Share of Operating Expenses.  The Controllable Expense Cap is a cap on the Controllable Expenses that are passed through to Tenant.  Accordingly, nothing herein shall be interpreted to suggest that, if Controllable Expenses are less than the Controllable Expense Cap, Tenant should pay more than Tenant’s Pro Rata Share of Controllable Expenses.

(ix) All monies received from Tenant as payment of Tenant’s Pro Rata Share of Operating Expenses shall be received by Landlord to pay Operating Expenses of the Building.  All monies received from Tenant as payment of Tenant’s Pro Rata Share of Real Estate Taxes shall be received by Landlord to pay Real Estate Taxes.  Notwithstanding the foregoing, Landlord shall have the right to commingle payments for Operating Expenses and Real Estate Taxes with other funds collected by Landlord.

(x) Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses and Tenant’s Pro Rata Share of Real Estate Taxes pursuant to the provisions of this Section 4.b. shall survive the expiration or other termination of this Lease with respect to any period during the Term hereof and with respect to any holdover period of occupancy following the expiration of the Term.

c. Payment of Rent.  All Rent shall be paid in lawful money of the United States of America without deduction, diminution, set-off, counterclaim or prior notice or demand, at Landlord’s Address for Payment of Rent provided in Section 1 of this Lease or at such other place as Landlord may hereafter designate in writing.  All such payments shall be made by good checks or wire transfer payable to Landlord or such other person, firm or corporation as Landlord may hereafter designate in writing.  No payment by Tenant or receipt and acceptance by Landlord of a lesser amount than the Monthly Base Rent or Additional Rent shall be deemed to be other than partial payment of the full amount then due and payable; nor shall any endorsement or statement on any check or any letter accompanying any check, payment of Rent or other payment, be deemed an accord and satisfaction; and Landlord may accept, but is not obligated to accept, such partial payment without prejudice to Landlord’s right to recover the balance due and payable or to pursue any other remedy provided in this Lease or by law.  If Landlord shall at any time or times accept Rent after it becomes due and payable, such acceptance shall not excuse a subsequent delay or constitute a waiver of Landlord’s rights hereunder.  Any Rent owed by Tenant to Landlord, including, without limitation, Annual Base Rent and Additional Rent, which is not paid within five (5) days after the date such payment is due shall bear interest from the due date at a rate (the “Default Rate”) equal to the lesser of (i) the prime rate on corporate loans quoted in the Wall Street Journal (the “Prime Rate”) plus four percent (4%), or (ii) the highest interest rate permitted by law.  In the event Tenant makes any payment of Rent by check and said check is returned by the bank unpaid, Tenant shall pay to Landlord any and all charges assessed by the bank or payable by Landlord in connection therewith, plus the sum of One Hundred Dollars ($100.00), in addition to the Rent payment and any other charges provided for herein (including interest at the Default Rate).  Any interest or other amount charged hereunder shall constitute Additional Rent.

d. Notwithstanding anything to the contrary contained herein, neither party has a right to remeasure the rentable square feet of the Premises, and the same is conclusively deemed to be 149,514 rentable square feet as set forth in Section 1.a.  Furthermore, notwithstanding Tenant’s actual occupancy of the Premises or the status of its completion of the Premises Improvements, Rent shall be payable in accordance with the staging schedule dates set forth in Section 4.a.

e. The Parking Charges as set forth in Section 22 hereof shall constitute and shall be paid by Tenant, when due, as Additional Rent hereunder.

5. SECURITY DEPOSIT.

  Tenant is not required to post a security deposit under this Lease.

6. USE.

a. Tenant covenants with Landlord not to use the Premises for any purpose other than general office use for the conduct of Tenant’s business, a dispatch center and call center incident to the conduct of Tenant’s business, a training facility for Tenant’s employees and as otherwise expressly permitted pursuant to this Lease.  Tenant shall not use the Premises or allow the Premises to be used for any other purpose without the prior written consent of Landlord.  Tenant, at Tenant’s expense, shall comply with all laws, codes, rules, orders, ordinances, directions, regulations, and requirements of federal, state, county, and municipal authorities, now in force or which may hereafter be in force, which shall impose any duty upon Landlord or Tenant with respect to the use, occupation, operation or alteration of the Premises, or the conduct of Tenant’s business therein, including, without limitation, the Americans with Disabilities Act of 1990, as amended (the “ADA”), and all regulations promulgated thereunder, all Environmental Laws (hereinafter defined), and all applicable zoning and recycling laws and regulations (all of the foregoing collectively referred to herein as the “Legal Requirements”).  Landlord, at Landlord’s expense, shall comply with all Legal Requirements which shall impose any duty upon Landlord or Tenant with respect to the condition or maintenance of the Premises to the extent such duty is part of the Landlord Maintenance Obligation hereunder.  Tenant, at Tenant’s expense, shall comply with all Legal Requirements which shall impose any duty upon Landlord or Tenant with respect to the condition or maintenance of the Premises to the extent not covered by the preceding sentence as Landlord’s obligation.  Tenant shall not use or permit the Premises or any part thereof to be used in any manner that constitutes waste, nuisance or unreasonable disturbances to other tenants of the Project or for any disorderly, unlawful or hazardous purpose.  Tenant covenants not to change Tenant’s use of the Premises without the prior written approval of Landlord.

b. Tenant shall not put the Premises to any use, the effect of which use is likely to or does cause cancellation of any insurance covering the Premises or the Project, or an increase in the premium rates for such insurance.  In the event that Tenant performs or commits any act, the effect of which is to raise the premium rates for such insurance, Tenant shall pay Landlord the amount of the additional premium, as Additional Rent payable by Tenant upon demand therefor by Landlord.  The Premises shall not be used for any illegal purpose or in violation of any Legal Requirements or the regulations or directives of Landlord’s insurance carriers, or in any manner which interferes with the quiet enjoyment of any other tenant of the Project.  Tenant will not install or operate in the Premises any electrical or other equipment, other than such equipment as is commonly used in modern offices or as may be otherwise described in this Lease, without first obtaining the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed, though Landlord may condition such consent upon the payment by Tenant of Additional Rent in compensation for excess consumption of water, electricity and/or other utilities, excess wiring and other similar requirements, and any changes, replacements or additions to any base building system, as may be occasioned by the operation of said equipment or machinery.  Tenant may, as part of the Premises Improvements to be undertaken by Tenant in accordance with the Workletter attached hereto as Exhibit E, install to and within the Premises Tenant’s voice, data, video, audio, and other low-voltage control transport system cabling and/or cable bundles and Tenant’s back-up generators (if any), uninterruptible power supply systems (if any) and integrated sound systems (collectively, “Tenant Lines and Systems”).  The routing plan for such Tenant Lines and Systems shall be available to Landlord and its agents at the Building upon request.  Though some of the Tenant Lines and Systems may be located in Common Areas of the Building, Landlord shall upon request grant Tenant access to the same (including, without limitation, access to any wiring closets, building risers, electrical closets, control rooms or mechanical engineering closets) for the purposes of installation, repair, replacement and maintenance of the Tenant Lines and Systems throughout the Term.

c. Tenant shall not place a load upon the floor of the Premises exceeding the designated floor load capacity of the Project without Landlord’s prior written consent.  Business machines, mechanical equipment and materials belonging to Tenant which cause vibration, noise, cold, heat or fumes that may be transmitted to the Project or to any other leased space therein to such a degree as to be objectionable to Landlord or to any other tenant in the Project shall be placed, maintained, isolated, stored and/or vented by Tenant at its sole expense so as to absorb and prevent such vibration, noise, cold, heat or fumes or removed if such absorption and prevention cannot be achieved.

7.	ASSIGNMENT AND SUBLETTING.

a. Tenant shall not permit the assignment or other transfer of this Lease or any of Tenant’s rights hereunder by operation of law except with the express written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Tenant shall have the right to (i) assign this Lease in whole and not in part (an “Assignment”) and (ii) sublet the Premises or any part thereof, or permit the use of the Premises or any part thereof by any persons other than Tenant or its employees, agents and invitees (a “Sublease”) so long as the following conditions are satisfied (as applicable):

(i) In the case of a Sublease, the prospective subtenant or user must be of a type and quality consistent with the Class A nature of the Project; or

(ii) In the case of an Assignment,

(1) If either of Tenant or the prospective assignee possesses working capital at the time of the Assignment equal to or in excess of Eighty Five Million Dollars ($85,000,000), the prospective assignee must be of a type and quality consistent with the Class A nature of the Project; or

(2) If the Tenant and the prospective assignee each possess working capital in an amount less than Eighty Five Million Dollars ($85,000,000), the prospective assignee must meet at least one of the following conditions:

a.
The prospective assignee must be an AMLAW 100 law firm at the time of the Assignment (as demonstrated by the most recent publication of  AMLAW rankings in the American Lawyer Magazine) or the equivalent ranking if the American Lawyer Magazine is no longer published or no longer publishes the AMLAW 100 rankings;

b.	The prospective assignee must be the Federal government; or

c.
The prospective assignee must possess a financial condition, as determined by Landlord in its reasonable discretion, equal to or in excess of the standards for financial condition required by landlords generally in the Washington, DC metropolitan area for leases in a Class A building similar to the Building with a premises similar in size to the Premises (it being understood that, if Tenant does not agree with Landlord’s determination under this clause, Tenant shall have a right to invoke the arbitration procedures set forth in Section 7.i. hereof).

In circumstances where the prospective assignee or subtenant need only be of a type and quality consistent with the Class A nature of the Project (i.e., subsections 7.a.(i) and 7.a.(ii)(1) above), Tenant shall submit to Landlord at least fifteen (15) business days prior to the proposed date of the Sublease or Assignment whatever information Landlord reasonably requests in order to enable Landlord to make a judgment as to the Class A nature of the proposed sublesee or assignee, including, without limitation, the name and business experience of, and intended use of the subleased or assigned space by, the proposed assignee or subtenant, a description of the transaction, and the consideration delivered to Tenant for the Assignment or Sublease (it being understood (a) that Landlord shall have fifteen (15) business days after receipt of notice to object to such Assignment or Sublease, it being expressly acknowledged that Landlord may only object to such proposed assignee or subtenant if it is not of a type and quality consistent with the Class A nature of the Project, and (b) that Landlord’s failure to respond by the end of such fifteen (15) day period shall be deemed Landlord’s waiver of any right to object to the Assignment or Sublease).  In circumstances where the prospective assignee must meet one of the conditions under subsection 7.a.(ii)(2) above,

Tenant shall submit to Landlord at least fifteen (15) business days prior to the proposed date of the Assignment whatever information Landlord reasonably requests in order to enable Landlord to make a judgment as to whether the proposed assignee meets the qualification requirements of the applicable condition as well as a description of the transaction and the consideration delivered to Tenant for the Assignment (it being understood (a) that Landlord shall have fifteen (15) business days to grant or withhold its consent to such Assignment, such consent not to be unreasonably withheld, conditioned or delayed, and (b) that Landlord’s failure to respond by the end of such fifteen (15) day period shall be deemed Landlord’s waiver of any right to object to the Assignment).  In the event of any proposed Assignment or Sublease, Tenant shall pay to Landlord an administrative fee in the amount of One Thousand Dollars ($1,000.00) which shall be retained by Landlord whether or not the Assignment or Sublease is ultimately consummated.  Landlord covenants and agrees that, in any circumstance where Landlord must seek the consent of Landlord’s mortgagee to a proposed Sublease or Assignment, such mortgagee’s consent shall be subject to the same standards and timeframes (including the consequences of failure to respond) applicable in this subsection to Landlord.  Upon written notice from Landlord to Tenant, Tenant agrees to provide copies of documentation submitted by Tenant to Landlord in accordance with this subsection directly to Landlord’s designated Landlord mortgagee in order to facilitate the review process.

b. All proposed Subleases and Assignments shall be, in the case of each Sublease, in substantial conformance with the form attached hereto as Exhibit G-1 and, in the case of an Assignment, in substantial conformance with the form attached hereto as Exhibit G-2.  The final sublease or assignment document shall contain such additional reasonable terms as are necessary to reflect the substance of the proposed transaction, and any such changes shall not require Landlord’s consent so long as the same do not materially and adversely affect Landlord’s interests hereunder.  Landlord covenants and agrees that, in any circumstance where Landlord must seek the consent of Landlord’s mortgagee to the final form of sublease or assignment document, such mortgagee’s consent shall be subject to the same standards and limitations applicable to Landlord as set forth in the immediately preceding sentence.  Upon written notice from Landlord to Tenant, Tenant agrees to provide copies of documentation submitted by Tenant to Landlord in accordance with this subsection directly to Landlord’s designated Landlord mortgagee in order to facilitate the review process.  The consent by Landlord to any Sublease or Assignment to any person or entity shall not be construed as a waiver or release of Tenant from any provision of this Lease, unless expressly agreed to in writing by Landlord (it being understood that Tenant shall remain primarily liable as a principal and not as a guarantor or surety), nor shall the collection or acceptance of rent from any such subtenant or assignee constitute a waiver or release of Tenant from any such provision.  Following a default by Tenant and the passage of any applicable notice or cure period, Landlord may collect rent payable by any subtenant directly from such subtenant.  No consent or deemed consent by Landlord (where required hereunder) to any such Assignment or Sublease in any one instance shall constitute a waiver of the necessity for such consent in a subsequent instance.  In addition to the administrative fee set forth above, Tenant shall reimburse Landlord upon demand, as additional rent, an amount equal to any and all reasonable third-party legal fees and expenses incurred by Landlord in connection with any Assignment of this Lease or Sublease of all or any portion of the Premises, whether or not the applicable Assignment or Sublease is ultimately consummated, in an amount not to exceed Two Thousand Five Hundred Dollars ($2,500.00).

c. In the event that Tenant assigns this Lease in whole or sublets all or any portion of the Premises, Tenant shall pay to Landlord as Additional Rent, fifty percent (50%) of the positive difference, if any, between (i) all sums paid to Tenant or its agent by or on behalf of such assignee or subtenant under the assignment or sublease after deducting Tenant’s reasonable, actual expenses of obtaining such assignment or sublease, including, but not limited to, brokerage commissions, tenant improvement or other allowances or concessions granted and actually paid out by Tenant, advertising and marketing costs incurred, and legal fees (with, in the case of a proposed sublease, all such expenses amortized on a straight-line basis over the term of the proposed sublease), and (ii) the Annual Base Rent and Additional Rent payable by Tenant under this Lease and attributable to the portion of the Premises sublet (or attributable to the whole Premises, in the case of an assignment); provided, however, the foregoing obligation to pay Additional Rent as set forth above shall only apply to subleased space which exceeds twenty five percent (25%) of the Premises in the aggregate (i.e., Tenant shall be permitted to retain one hundred percent (100%) of any excess subtenant rents for the first 25% of the Premises subleased); and, provided further, the foregoing obligation to pay Additional Rent as set forth above shall not apply to any assignment as it pertains to twenty five percent (25%) of the Premises (i.e., Tenant shall be permitted to retain one hundred percent (100%) of any excess assignment rents for 25% of the Premises, it being understood that assignment of this Lease may only be in whole, and not in part).

d. For purposes of this Section, a transfer, conveyance, grant or pledge, directly or indirectly, in one or more transactions, of an interest in Tenant (whether stock, partnership interest or other form of ownership or control, or the issuance of new interests) by which an aggregate of more than forty-nine percent (49%) of the beneficial interest in Tenant shall be vested in a party or parties who are not holders of such interest(s) as of the Effective Date shall be deemed an assignment of this Lease; provided, however, that this limitation shall not apply to any corporation, all of the outstanding voting stock of which is listed on a national securities exchange as defined in the Securities Exchange Act of 1934.  Furthermore, but subject to the terms of Section 7.f. below, the merger or consolidation of Tenant into or with any other entity, the sale of all or substantially all of Tenant’s assets, or the dissolution of Tenant shall each be deemed to be an assignment within the meaning of this Section 7.

e. Any assignment or subletting not in conformance with the terms of this Lease shall be void ab initio and shall, subject to the provisions of Section 16, constitute a default under the Lease.

f. (i)                     Notwithstanding the above restrictions on subletting and assignment, Landlord’s prior consent shall not be required for any assignment or subletting to an Affiliate of Tenant (as defined below) or a Parent of Tenant (as defined below), provided (1) that such assignee has a creditworthiness (e.g. assets and capitalization) and net worth (which shall be determined on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) reasonably acceptable to Landlord based upon Tenant’s existing financial obligations under this Lease, (2) that such assignee or subtenant agrees in writing to be bound by the terms and conditions of this Lease and to assume all of the obligations and liabilities of Tenant under this Lease, (3) that Tenant provides Landlord with prior written notice of its intent to assign or sublease all or a portion of the Premises not less than fifteen (15) business days prior to the effective date of such assignment or sublease, and (4) that the proposed assignment or sublease with such person or entity is not a so-called “sham” transaction intended by Tenant to circumvent the provisions of this Section 7.  Notwithstanding the provisions of subsection 7.c. above, Tenant shall be entitled to retain, in full, any profit it obtains as a result of an assignment or subletting pursuant to this Section 7.f.

(ii)           In the event of any assignment or subletting pursuant to this Section 7.f, Tenant shall remain fully liable as a primary obligor and principal for Tenant’s obligations and responsibilities under this Lease, including, but not limited to, the payment of all rent and charges required hereunder and the performance of all conditions and obligations to be performed under this Lease.

(iii)           For purposes of this Section 7.f, an “Affiliate of Tenant” shall mean any corporation, limited liability company, association, trust, or partnership (1) that Controls (as herein defined) Tenant, (2) that is under the Control of Tenant, through stock ownership or otherwise, (3) that is under common Control with Tenant, or (4) which results from the merger or consolidation with Tenant, or acquires all or substantially all of the assets of and interest in Tenant.  For the purposes hereof, a “Parent of Tenant” shall mean any corporation, limited liability company, association, trust, or partnership (A) that Controls Tenant, or (B) that owns more than fifty percent (50%) of the issued and outstanding voting securities of Tenant.  The terms “Control” or “Controls” as used in this Section 7.f. shall mean the power to directly or indirectly influence the direction, management, or policies of Tenant or such other entity.  As used in this Lease, the term “Affiliate Transferee” means an Affiliate of Tenant or Parent of Tenant who has taken an assignment of this Lease or has subleased the Premises in accordance with the terms of this Section 7.f.

g. Each assignee approved by Landlord shall also automatically become liable for all of the obligations of Tenant under this Lease. Each subtenant approved by Landlord shall automatically become liable for the obligations of Tenant under this Lease relating to the sublet space (other than the payment of Rent or the posting of the Security Deposit).  Landlord shall be permitted to enforce the provisions of this Lease directly against Tenant and/or against any assignee or sublessee without proceeding in any way against any other person to the extent permitted by the terms of the assignment or sublease.

h. Notwithstanding anything herein to the contrary, in addition to Landlord’s right, where applicable, to withhold or grant consent with respect to any proposed assignment of this Lease or proposed sublease of all or a portion of the Premises, Landlord shall have the right (to be exercised in writing within fifteen (15) business days after written notice from Tenant notifying Landlord of Tenant’s intention, or seeking Landlord’s consent, whichever is applicable, to assign or sublease hereunder) to (A) terminate this Lease in the event of a proposed assignment (other than an assignment to an Affiliate Transferee), or (B) recapture, in the event of a proposed sublease, that portion of the Premises to be subleased which, after taking into account the proposed sublease and all existing subleasing by Tenant (excluding for all purposes subleases to Affiliate Transferees), results in subleasing by Tenant in excess of eighty percent (80%) of the Premises.  Landlord’s right of recapture set forth in clause (B) above shall only apply to such subleased space which exceeds the aforementioned eighty percent (80%) threshold, and the recapture right shall only survive for the term of the proposed sublease, after which term Tenant shall repossess such excess space (the “Repossession Date”) for the remainder of the Term (if any) or until earlier termination of this Lease in accordance herewith.  In the case of a proposed assignment, this Lease shall terminate as of the date (the “Recapture Date”) which is the effective date of such assignment, as if such date were the last day of the Term of this Lease.  In the case of a proposed sublease, the Recapture Date shall be thirty (30) days after Landlord’s notice of its exercise of the recapture right.  If Landlord exercises the rights under this Section 7.h. in connection with a proposed sublease, this Lease shall be deemed amended to eliminate the proposed sublease premises from the Premises from the Recapture Date to the Repossession Date, and all Annual Rent and Additional Rent shall be prorated to reflect the reduction of the Premises from the Recapture Date to the Repossession Date.

i. If at any time Tenant disagrees with a Landlord determination as to a proposed assignee’s satisfaction of the condition contained in subsection 7.a.(ii)(2)(c) above, Tenant shall be permitted to give written notice to Landlord of its intention to invoke the arbitration procedures set forth in this subsection 7.i.  Within fifteen (15) business days following such written notice by Tenant (the “Designation Period”), Landlord and Tenant shall each prepare and deliver to the other a written notice stating the name and address of the real estate broker designated by such party to serve as such party’s arbitrator.  Within ten (10) days following the expiration of the Designation Period, the arbitrator designated by Landlord (“Landlord’s Arbitrator”) and the arbitrator designated by Tenant (“Tenant’s Arbitrator”) shall together appoint a third real estate broker (the “Third Arbitrator”).  Landlord’s Arbitrator, Tenant’s Arbitrator and the Third Arbitrator shall each (a) be a real estate broker licensed in the District of Columbia, (b) specialize in the field of commercial office space leasing in the Washington, DC market, (c) have at least ten (10) years of experience therein and (d) neither be, nor have ever been, an employee, contractor or vendor for or of either Tenant or Landlord.  Within ten (10) business days following the appointment of the Third Arbitrator, each of Landlord and Tenant shall make a written submission to the arbitrators stating its position as to whether the proposed assignee meets the standards for financial condition required by landlords generally in the Washington, DC metropolitan area for leases in a Class A building similar to the Building with a premises similar in size to the Premises.  If a party fails to timely deliver such submission to the arbitrators, then the other party’s determination, as set forth in its submission, shall be final and conclusive.  Within fifteen (15) days after such submissions, the arbitrators shall render a decision, by majority or unanimous vote, as to whether the proposed assignee meets the standards for financial condition required by landlords generally in the Washington, DC metropolitan area for leases in a Class A building similar to the Building with a premises similar in size to the Premises.  The decision of the arbitrators shall be final and conclusive, and binding upon Landlord and Tenant.  All costs associated with the retention of arbitrators pursuant to this subsection shall be shared equally between Landlord and Tenant.  If Landlord’s Arbitrator and Tenant’s Arbitrator are unable to jointly select the Third Arbitrator as aforesaid, then the Third Arbitrator shall be the President of the National Association of Industrial and Office Properties (“NAIOP”) (or its successor), or, if he or she does not meet the above qualifications or desires not to so act, his or her designee (who shall meet such qualifications).

8.	PREMISES IMPROVEMENTS; ALTERATIONS.

a. Tenant shall have the right to undertake the Premises Improvements (such undertaking, the “Tenant’s Work”) in accordance with the “Workletter” attached hereto as Exhibit E.  Tenant and Landlord each shall observe all obligations and responsibilities thereof contained in the Workletter.  Notwithstanding the completion of Tenant’s Work or the Premises Improvements, Tenant shall be liable for Annual Base Rent and Additional Rent on each portion of the Occupied Premises as provided in Section 4.d. above.

b. Tenant shall be allowed access to the Premises from and after the Commencement Date.  Tenant’s access and use of the Premises, for any reason, shall be subject to Tenant’s compliance with every provision of this Lease, except that Tenant shall not be liable for the payment of Rent on any portion of the Occupied Premises until the date upon which Rent commences with respect thereto in accordance with Section 4.a.  Tenant’s construction of the Premises Improvements and installation of Tenant’s Personal Property shall be in full compliance with all Building rules and regulations (as reasonably adopted by Landlord for the construction of the Building and to the extent not inconsistent with the terms of this Lease) and all applicable governmental laws, rules, regulations, and codes.  During the course of Tenant’s Work with regard to the Premises Improvements, neither Landlord nor Landlord’s agents, employees or contractors shall be responsible for the safety of Tenant or its agents or employees, or for the condition or loss of any items of personal property brought onto the Building/Premises unless caused by the gross negligence or wrongful act of Landlord or its employees, agents, or contractors.  Tenant assumes full responsibility for Tenant’s Work and for all damages or losses arising from Tenant’s Work, whether such damage or loss occurs in the Premises or in any other part of the Building, to the extent arising as a result of Tenant’s negligence or wrongful acts.  Tenant shall defend, indemnify, protect, and hold harmless Landlord, its heirs, successors and assigns against and from all liabilities, obligations, losses, damages, penalties, claims, liens, costs, and expenses (including, without limitation, reasonable attorney’s fees) paid, suffered, or incurred by Landlord which is Tenant’s responsibility pursuant to the previous sentence.

c. All of Tenant’s Work, including the installation of Tenant’s Personal Property, shall be carried out in a commercially reasonable manner. Tenant shall keep the Common Areas free of all construction debris and in a broom clean condition.  Tenant’s contractors shall name Landlord as an additional insured on contractor’s insurance policies and provide evidence of such insurance coverage prior to the commencement of any installation of Tenant’s Personal Property or other Tenant’s Work.  Tenant’s Work shall comply with all governmental statutes, ordinances, rules and regulations pertaining thereto.  Tenant covenants that no work by Tenant’s employees, agents or contractors shall disrupt or cause a slowdown or stoppage of any work conducted by Landlord on the Premises or within the Building.

d. Except as otherwise provided for in, or contemplated by, the preceding paragraphs of Section 8 of this Lease, Tenant shall neither make nor allow any alterations, decorations, replacements, changes, additions or improvements (collectively referred to as “Alterations”) to the Premises or any part thereof that will or may affect the mechanical, electrical, plumbing, HVAC or other systems or the exterior or structure of the Project or make or allow any other kind of Alterations to the Premises without the prior written consent of Landlord, which may not be unreasonably withheld, conditioned or delayed, it being understood that it shall be unreasonable for Landlord to withhold its consent if the Alteration does not have a material and adverse affect upon the value of the Building or does not have a material and adverse affect upon the exterior or structure of the Building or the mechanical, electrical, plumbing, HVAC or other systems.  In the event Tenant takes the position that Landlord has acted unreasonably in violation of the preceding limitation on the withholding of Landlord’s consent, Tenant shall have the right to invoke the arbitration provisions of subsection 8.h. below.  Without limiting the foregoing obligation to secure Landlord’s reasonable consent or otherwise comply with the provisions of this Section 8 governing Alterations, Tenant shall have the right to install HVAC units within the Premises serving only the Premises, and Landlord shall reasonably cooperate with Tenant so that such HVAC units are, at Tenant’s expense, integrated into the Building’s systems. Notwithstanding any other provisions of this paragraph, Tenant shall have the right, after providing at least ten (10) days’ prior written notice to Landlord, but without the necessity of obtaining Landlord’s prior written consent, to make Minor Alterations (hereinafter defined) in and to the Premises provided that (i) the costs of such Minor Alterations, when aggregated with all other Minor Alterations made during the previous twelve (12) months, do not exceed Ten Dollars ($10) multiplied by the square footage of the Premises; provided that Minor Alterations that relate to painting, repainting, caulking, carpet replacement, minor wall reconfiguration and addressing ordinary wear and tear shall not be counted in determining whether the previous Ten Dollar ($10) per square foot cap has been exceeded; and (ii) such Minor Alterations are performed by Tenant in accordance with, and subject to, the remaining terms and conditions of this Section 8.  As used herein, the term “Minor Alterations” means those Alterations which (A) are not visible from the exterior of the Building or the Common Areas within the Building, (B) are not structural, (C) will not adversely affect the mechanical, electrical, plumbing or life-safety systems within the Building, (D) do not require the issuance of a building permit, and (E) are made in conformance with all applicable Legal Requirements.  All Alterations, structural or otherwise, must conform to such reasonable construction rules and regulations as are established from time to time by Landlord.  All Alterations must be performed in a good and workmanlike manner, must comply with all Legal Requirements, and shall not, unless consented to by Landlord (which consent shall not be unreasonably withheld, conditioned or delayed) or deemed consented to by Landlord (as provided below), require any changes to or modifications of any of the existing mechanical, electrical, plumbing, HVAC or other systems or the exterior or structure of the Project.  If any Alterations made by or on behalf of Tenant require Landlord to make any alterations or improvements to any part of the Project in order to comply with Legal Requirements, Tenant shall pay all costs and expenses incurred by Landlord in connection with such alterations or improvements.  Prior to undertaking any Alterations in the Premises, Tenant shall furnish to Landlord duplicate policies or certificates evidencing compliance by Tenant’s contractors and subcontractors with the insurance requirements of Section 12 of this Lease.  In any circumstance where Landlord’s consent is required for an Alteration, Landlord’s consent will be deemed given if not granted or denied in accordance herewith within ten (10) days of Tenant’s request in writing for such Alteration.  Landlord covenants and agrees that, in any circumstance where Landlord must seek the consent of Landlord’s mortgagee to a proposed Alteration, such mortgagee’s consent shall be subject to the same standards and timeframes (including the consequences of failure to respond) applicable in this subsection to Landlord.  Upon written notice from Landlord to Tenant, Tenant agrees to provide copies of documentation submitted by Tenant to Landlord in accordance with this subsection directly to Landlord’s designated Landlord mortgagee in order to facilitate the review process.  Notwithstanding any other provision of this Section 8, (a) the time frames for consent set forth herein shall not be applicable to the Landlord to extent that the consent of the Ground Lessor is required under the Ground Lease and has not been received, and Landlord may withhold its consent until such time as the Ground Lessor provides its consent in accordance with the Ground Lease, and (b) Landlord’s consent shall not be deemed to be unreasonably withheld or conditioned to the extent that such Ground Lessor under the Ground Lease refuses to consent or conditions its consent in accordance with the Ground Lease.  Landlord agrees to reasonably cooperate with Tenant in any attempt to seek the consent of Ground Lessor under the Ground Lease.

e. It is understood and agreed by Landlord and Tenant that any Alterations undertaken in the Premises shall be constructed at Tenant’s sole expense.  The costs of Alterations shall include, without limitation, the cost of all architectural work, engineering studies, materials, supplies, plans, permits and insurance.  No consent by Landlord to any Alterations shall be deemed to be an agreement or consent by Landlord to subject Landlord’s interest in the Premises, the Project or the Land to any mechanic’s or materialman’s liens which may be filed in respect to such Alterations made by or on behalf of Tenant.  If Landlord gives its consent as specified in Section 8.d. above, Landlord may impose as a condition to such consent (which consent shall not be unreasonably withheld, conditioned or delayed) the right to approve the plans and specifications for any structural work, work that affects the existing mechanical, electrical, plumbing, HVAC or other systems serving the Building or work that is visible from the exterior of the Building or the Common Areas within the Building.  Landlord shall also have the right to approve the contractor or contractors who shall perform any Alterations, repairs in, to or about the Premises (which approval will not be unreasonably withheld, conditioned further or delayed).  Failure of Landlord to approve or deny a proposed contractor within five (5) business days after Tenant’s request shall be deemed an approval of same by Landlord.  Immediately after completion of any Alterations which are structural in nature, Tenant shall assign to Landlord any and all warranties applicable to such structural Alterations and shall provide Landlord with as-built plans of the Premises depicting such structural Alterations.

f. Tenant shall keep the Premises free from any liens arising out of any work performed on, or materials furnished to, the Premises in connection with Alterations, or arising from any other obligation incurred by Tenant in connection with Alterations.  If any mechanic’s or materialman’s lien is filed against the Premises, the Project and/or the Land for work claimed to have been done for or materials claimed to have been furnished to Tenant, such lien shall be discharged or bonded off by Tenant within ten (10) days thereafter, at Tenant’s sole cost and expense, by the payment thereof or by filing any bond required by law.  If Tenant shall fail to timely discharge or bond any such mechanic’s or materialman’s lien, Landlord may, at its option, discharge the same and treat the cost thereof as Additional Rent payable with the installment of rent next becoming due; it being expressly covenanted and agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging the same.  Tenant shall indemnify and hold harmless Landlord, the Premises and the Project from and against any and all expenses, liens, claims, actions or damages to person or property in connection with any such lien or the performance of such work or the furnishing of such materials.  Tenant shall be obligated to, and Landlord reserves the right to, post and maintain on the Premises at any time such notices as shall in the reasonable judgment of Landlord be necessary to protect Landlord against liability for all such liens or actions.

g. Any Premises Improvements and any Alterations of any kind to the Premises or any part thereof (excluding, for purposes of clarity, Tenant’s Personal Property) shall at once become part of the realty and belong to Landlord during the Term, subject to Tenant’s right to use and occupy the same hereunder during the Term, and shall be surrendered with the Premises, as a part thereof, at the end of the Term.  Tenant shall not be required to remove any Premises Improvements or Alterations at the end of the Term or restore the Premises or any other portion of the Building to its original condition as it existed prior to such Premises Improvements or Alterations at the end of the Term.  Tenant’s Personal Property shall be and remain the property of Tenant, may be removed by Tenant at any time during or at the end of the Term and shall be removed by Tenant at the end of the Term.  If Tenant does not, for whatever reason, remove Tenant’s Personal Property at or prior to the end of the Term, such Tenant’s Personal Property then remaining in the Premises after the end of the Term shall be, at the election of Landlord, abandoned or surrendered with the Premises, as a part thereof, and Landlord shall thereafter be the owner of the same and/or may dispose of the same without the need of further action on the part of Landlord or Tenant.  For purposes of clarity, the Tenant Lines and Systems (as described in Section 6.b.) shall not be deemed Tenant’s Personal Property but will be considered Premises Improvements and, therefore, the Tenant Lines and Systems will be property of the Landlord and shall not be removed by Tenant at the end of the Term.

h. In the event Tenant takes the position that Landlord has acted unreasonably in violation of the limitations on the withholding of Landlord’s consent with respect to Alterations pursuant to Subsection 8.d., Tenant shall have the right to invoke the arbitration provisions of this subsection. Tenant may, at its election, send written notice to Landlord of its intention to submit the matter to arbitration by a panel, which panel will, with respect to a claim by Landlord that the proposed Alteration has a material and adverse effect upon the value of the Building (a “Value Claim”), consist of three brokers and, with respect to a claim by Landlord that the proposed Alteration has a material and adverse effect upon the exterior or structure of the Building or the mechanical, electrical, plumbing, HVAC or other systems of the Building (a “Structural Claim”), consist of three engineers.  Upon receipt of Tenant’s notice of its election to invoke the arbitration provisions of this subsection, Landlord shall respond in writing within five (5) business days as to whether Landlord’s claim is a Value Claim or a Structural Claim.

(i) In the event of a Value Claim, each of Tenant and Landlord shall select one of the brokers to serve on the arbitration panel within fifteen (15) business days of Landlord’s written notice of a Value Claim.  Within ten (10) business days thereafter, the two brokers selected by Landlord and Tenant shall mutually agree on a third broker to serve on the arbitration panel.  Each such broker shall (a) be a real estate broker licensed in the District of Columbia, (b) specialize in the field of commercial office building sales in the Washington, DC market, (c) have at least ten (10) years of experience therein and (d) neither be, nor have ever been, an employee, contractor or vendor for or of either Tenant or Landlord.  Within ten (10) business days of the selection of the third broker for the arbitration panel, each of Tenant and Landlord shall make a written submission to the panel for its review.  No oral testimony or statement by either party will be permitted; provided, however, that the arbitrators shall be permitted to ask questions (verbally or in writing) of Landlord and Tenant regarding the matter, and the parties shall be permitted to respond in kind.  Within five (5) business days after the written submissions of Landlord and Tenant, the arbitration panel shall provide its majority or unanimous decision as to the validity of the Value Claim made by Landlord.   Upon a finding that Landlord’s Value Claim is correct, that decision shall be binding on the parties, and Landlord shall be deemed to have reasonably withheld its consent hereunder in compliance with Subsection 8.d.  Upon a finding by the arbitration panel that the Value Claim is not correct, that decision shall be binding on the parties and Tenant shall be permitted to undertake the proposed Alteration.

(ii) In the event of a Structural Claim, each of Tenant and Landlord shall select one of the engineers to serve on the arbitration panel within fifteen (15) business days of Landlord’s written notice of a Structural Claim.  Within ten (10) business days thereafter, the two engineers selected by Landlord and Tenant shall mutually agree on a third engineer to serve on the arbitration panel.  Each such engineer shall be a certified professional engineer qualified to provide professional services in Washington, DC, shall have at least ten (10) years of experience and shall not be an employee or contractor of, or a former employee or contractor of, either Landlord or Tenant.  Within ten (10) business days of the selection of the third engineer for the arbitration panel, each of Tenant and Landlord shall make a written submission to the panel for its review.  No oral testimony or statement by either party will be permitted; provided, however, that the arbitrators shall be permitted to ask questions (verbally or in writing) of Landlord and Tenant regarding the matter, and the parties shall be permitted to respond in kind.  Within five (5) business days after the written submissions of Landlord and Tenant, the arbitration panel shall provide its majority or unanimous decision as to the validity of the Structural Claim made by Landlord.   Upon a finding that Landlord’s Structural Claim is correct, that decision shall be binding on the parties, and Landlord shall be deemed to have reasonably withheld its consent hereunder in compliance with Subsection 8.d.  Upon a finding by the arbitration panel that the Structural Claim is not correct, that decision shall be binding on the parties and Tenant shall be permitted to undertake the proposed Alteration.

(iii) The parties acknowledge that, if Landlord asserts in its notice to Tenant that the proposed Alteration presents both a Value Claim and a Structural Claim, then two separate arbitration panels will be empanelled pursuant to the foregoing provisions of this subsection, one consisting of three brokers (which will address the Value Claim) and one consisting of three engineers (which will address the Structural Claim).  In such event, upon both a finding by the broker panel that the Value Claim is incorrect and a finding by the engineer panel that the Structural Claim is incorrect, then Tenant shall be permitted to undertake the proposed Alteration.  In the case of any other set of findings, Landlord shall be deemed to have reasonably withheld its consent hereunder in compliance with Subsection 8.d.

(iv) Notwithstanding any other provision of this Lease, each party shall bear its own legal fees or other third party fees or costs in connection with any arbitration undertaken pursuant to this subsection, and neither party shall be permitted an award for such fees or costs or for other loss or damage occasioned by reason of the matter being submitted to arbitration.  The fees and expenses of the three arbitration panel(s) shall be split equally between Landlord and Tenant.

9.  UTILITIES AND SERVICES.

a. Landlord shall make available the following utilities and services to the Premises: electric current (for lighting and operation of normal desk-type office machines); hot and cold water; lavatory supplies; light bulb replacement and lighting maintenance; heat and air-conditioning throughout the year; elevator service; and cleaning and janitorial service in accordance with the cleaning schedule attached hereto as Exhibit D.  Tenant shall, as part of Tenant’s Work to be completed in accordance with Exhibit E, install certain light fixtures, light bulbs and/or related equipment in the Premises.  Landlord shall maintain and replace light fixtures, light bulbs and related equipment to the standard such items existed as of the completion of installation of same.  Heating and air conditioning shall be provided to the Premises only during Normal Business Hours (hereinafter defined).  As used herein, the term “Normal Business Hours” means Monday through Friday 8:00 a.m. to 8:00 p.m., excluding Holidays.  As used herein, the term “Holidays” shall mean New Year’s Day, Martin Luther King’s Birthday, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and any other federal holidays which Landlord may elect to recognize from time to time.  In addition to the foregoing, Landlord shall provide heating and air conditioning to up to two floors in the Premises, as such floors are selected by Tenant in writing to Landlord, for the additional period of 9:00 a.m. to 6:00 p.m. on Saturdays.  Tenant initially elects the 5th and 8th floors of the Building as the floors to receive heating and air conditioning for such additional period.  Tenant’s initial election may be changed at any time by Tenant’s provision of two (2) business days’ written notice to Landlord regarding same.  Tenant shall also have the right to elect, upon two (2) business days’ prior notice, that Landlord provide heating and air conditioning for its entire Premises from 9:00 a.m. to 2:00 p.m. on Saturdays.  At times other than the Normal Business Hours or as otherwise provided above, central air conditioning and heating shall be provided to Tenant promptly upon at least three (3) hours prior notice from Tenant.  Tenant shall pay to Landlord the actual additional electric or other utility charges incurred by Landlord for such after-hours usage; provided, however, that once Landlord has completed, pursuant to the Construction Contracts, the work relating to the separate and direct metering of the utilities for the Premises as described in Section 9.b. below, the hourly cost for the after-hours HVAC usage shall not be paid by Tenant to Landlord, as Tenant will have separate and direct metering for such costs.  In addition, Landlord may impose a reasonable additional charge for any additional or unusual services required to be provided by Landlord to Tenant because of the carelessness of Tenant, the nature of Tenant’s business or the removal of any refuse and rubbish from the Premises except for discarded material placed in wastepaper baskets and left for emptying as an incident to Tenant’s normal cleaning of the Premises.  In the event that Landlord must temporarily suspend or curtail services because of accident and repair, Landlord shall have no liability to Tenant for such suspension or curtailment or due to any restrictions on use arising therefrom or relating thereto, and Landlord shall proceed diligently to restore such service.  No interruption or malfunction of any such services shall constitute an actual or constructive eviction or disturbance of Tenant’s use and possession of the Premises, the Project or the parking garage or parking areas in or around the Project or constitute a breach by Landlord of any of its obligations hereunder or render Landlord liable for damages or entitle Tenant to be relieved from any of Tenant’s obligations hereunder (including the obligation to pay rent) or grant Tenant any right of setoff or claim against Landlord.  In the event of any such interruption, Landlord shall use reasonable diligence to restore such services.  Notwithstanding any other provision of this paragraph, if any such services have been interrupted or otherwise not provided due to Landlord’s fault or failure for a period in excess of three (3) business days resulting in the Tenant’s inability to use the Premises or a material portion thereof for the conduct of its business, Tenant shall be entitled to an abatement of rent hereunder from the end of such three-day period until the restoration of such service, pro-rated based upon the square footage of the Premises rendered unusable during such period.

b. Tenant will not connect to electric current any apparatus or device for the purpose of using electric current or water, except through existing electrical outlets in the Premises or water pipes, or through electrical outlets or water pipes installed in connection with Tenant’s Work pursuant to the Workletter.  Pursuant to the Construction Contracts and as Common Area Improvements, Landlord shall (a) install for the Premises, or cause the installation of, separate and direct electric current meters and other utility meters where such direct metering is commercially reasonable, so as to measure the amount of public or private utilities consumed on or in connection with the Premises, and (b) install for the Parking Facility (as defined in Section 22), or cause the installation of, separate and direct electric current meters and other utility meters where such direct metering is commercially reasonable, so as to measure the amount of public or private utilities consumed on or in connection with the Parking Facility.  Once the Premises are directly metered, (a) Tenant shall pay amounts due for such utilities directly to each applicable utility provider, and (b) Landlord shall not include as an Operating Expense hereunder the cost of utility services directly metered to Tenant.  Tenant shall indemnify and hold harmless Landlord from any cost or expense incurred by Landlord as a result of Tenant’s nonpayment of utility services directly metered to Tenant.  Once the Premises and the Parking Facility are directly metered, Tenant shall have all right and authority to negotiate with such utility service companies for the best rate, and Landlord shall reasonably cooperate in Tenant’s efforts to do so.  Landlord shall also, pursuant to the Construction Contracts and as Common Area Improvements, install the “Smart Building Management System” (hereinafter the “SBM System”), which SBM System shall measure, record and provide reports with respect to electrical, water, heating, air conditioning, BTUs and CO2 emissions (among other things) for the Building.  Landlord shall install, as part of the SBM System comprising part of the Common Area Improvements, such monitors and sensors as shall be necessary to permit it to function, including a “dashboard” monitoring and control panel in the lobby of the Building and including the upgrade or replacement of any existing submeters within the Building so as to integrate them into the SBM System.  As regards the operation of the SBM System, Tenant shall be entitled to review all reports and records prepared by the SBM System, inspect the SBM System at any time and make recommendations to Landlord (which may be made through the property manager for the Building) regarding Building utility use or utility settings in order to enhance the performance of the Building or the comfort of the tenants (including Tenant).  In this regard, Tenant shall be permitted direct computer access to the reports, records and other information produced by the SBM System and access to, and use of, any software necessary for such access.  If Landlord (or the property manager acting on behalf of Landlord) does not agree to Tenant’s requests regarding utility use or settings, then Landlord (or said property manager) shall follow the recommendations for Building utility use indicated on the SBM System dashboard subject to maintaining commercially reasonable standards of comfort within the Building.  Landlord shall continue to utilize the company providing services with respect to the SBM System (including as to its maintenance, operation and settings) as of the Execution Date through the term of that company’s contract, unless earlier terminated by Landlord for cause or unless such company is otherwise not providing services to the Building for reasons beyond Landlord’s control.  In the event a replacement company for the SBM System is necessary, Landlord shall be required to receive the consent of Tenant for any such replacement, such consent not to be unreasonably withheld, conditioned or delayed.  Landlord shall cause the company providing services for the SBM System to undertake an annual recommissioning of the Building based upon reports produced by the SBM System.  Landlord shall follow the commercially reasonable recommendations of such company.  The cost of installing the SBM System shall be applied against the Common Area Improvement Allowance.  The SBM System itself will be maintained by Landlord as part of its Landlord Maintenance Obligation, and all costs associated therewith shall be deemed Operating Expenses hereunder.

c. Tenant shall have the right to install and operate in the Premises personal computers and other electrically-operated office equipment normally used in modern offices or as may otherwise be described in this Lease, including the right to install HVAC units serving only the Premises (as provided in Section 8.d.).  Tenant shall not install equipment of any kind or nature whatsoever nor engage in any practice or use which will or may necessitate any changes, replacements or additions to, or in the use of, the water system, heating system, plumbing system, air conditioning system, electrical system, floor load capacities, or other mechanical or structural system of the Premises or the Project without first obtaining the prior written consent of Landlord, as provided in Section 8.d., but which may be conditioned upon Tenant first securing at its expense additional capacity for any said service in the Project.  Machines, equipment and materials belonging to Tenant which cause vibration, noise, cold, heat, fumes or odors that may be transmitted outside of the Premises to such a degree as to be objectionable to Landlord in Landlord’s reasonable opinion or to any other tenant in the Project shall be treated by Tenant at its sole expense so as to eliminate such objectionable condition, and shall not be allowed to operate until such time as the objectionable condition is remedied to Landlord’s reasonable satisfaction.

d. In addition to Tenant’s compliance with Legal Requirements, Tenant shall comply, at its sole cost and expense, with any program established by Landlord for tenants of the Building regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash (hereinafter collectively called “waste products”) including, but not limited to, the separation of such waste products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by Landlord.  Landlord reserves the right (i) to refuse to accept from Tenant any waste products that are not prepared for collection in accordance with Legal Requirements or the rules and regulations established by Landlord, (ii) to require Tenant to arrange for waste product collection at Tenant’s sole cost and expense, utilizing a contractor reasonably satisfactory to Landlord, and (iii) to require Tenant to pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with any Legal Requirements.

e. Tenant shall be provided with access to the Building and the Premises twenty-four (24) hours a day, 365 days a year, subject to Legal Requirements and events of Force Majeure. The Building’s main doors and lobby shall be equipped with a pass-key card reader security system as described in Section 36.b.  On the Commencement Date, Landlord shall make available to Tenant pass-key access cards for such access system at the rate of four (4) cards for each 1,000 rentable square feet within the Premises at no cost to Tenant.  Tenant shall be responsible for the cost of any additional or replacement pass-key access cards requested by Tenant.

f. In addition to Tenant’s other signage rights hereunder, Landlord shall provide Tenant with Tenant’s proportionate share of directory strips bearing Tenant’s name in the directory board located in the main lobby of the Building.

g. Landlord shall keep and maintain the exterior and demising walls, foundations, roof and Common Areas that form a part of the Building, and the Building mechanical, electrical, HVAC and plumbing systems, pipes and conduits that are used in the operation of the Building (collectively, the “Base Building Elements”) in good operating condition in accordance with Legal Requirements and standards customarily maintained by the owners of Class A office buildings comparable to the Building in terms of age, size and location in Washington, D.C.  The foregoing obligation of Landlord shall apply to any such systems (including HVAC systems) serving only the Premises, including those that may be installed after the Execution Date.  Tenant shall promptly provide Landlord with written notice of any defect or need for repairs in or about the Building of which Tenant is aware: provided, however, Landlord’s obligation to repair hereunder shall not be limited to matters of which it has been given notice by Tenant.  Landlord further agrees that its foregoing maintenance obligation shall include the obligation to use commercially reasonable efforts to maintain the Base Building Elements and other equipment it is obligated to maintain hereunder (including the rooftop equipment as and to the extent described in Section 31) in substantial compliance with the owner’s manuals, operations manuals or manufacturer’s specifications related thereto.  Landlord shall maintain reasonable records memorializing its servicing of such items in accordance with such manuals or specifications, and Tenant shall have the right to review Landlord’s records to ensure Landlord’s compliance upon reasonable notice to Landlord.  Landlord hereby covenants and agrees that it shall neither make nor permit any material modification, alteration or improvement to the Common Areas or the Common Area Improvements without Tenant’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Any Common Area or Common Area Improvement modification, alteration or improvement requested by Landlord and reasonably agreed to by Tenant shall be designed, permitted and constructed at Landlord’s sole cost and expense.

h. Landlord shall, at Landlord’s cost and expense, maintain the Common Area Improvements in good order, repair and condition during the Term and in the same condition as they shall exist after installation or as thereafter repaired, rebuilt, restored, altered or added to pursuant to this Lease, subject to ordinary wear and tear.  Landlord shall maintain, repair and replace (if reasonably deemed necessary) the Common Area Improvements in accordance with the Legal Requirements and standards customarily maintained by the owners of Class A office buildings comparable to the Building in terms of age, size and location in Washington, D.C.  Tenant and Landlord acknowledge that, subject to Section 4.b.(ii), the costs and expenses of Landlord in maintaining and repairing pursuant to the Landlord Maintenance Obligation shall be an Operating Expense.

(i) Notwithstanding anything to the contrary herein, the term “Landlord Maintenance Obligation” as used in this Lease shall be deemed to mean and include any obligation Landlord has to maintain, repair, restore or replace as explicitly set forth in this Lease, including, without limitation, Landlord’s obligation to maintain, repair, restore and replace, as necessary:

(1) the Common Area Improvements to be installed by Landlord which are located in Common Areas;

(2) the Base Building Elements located in the Premises, including sprinkler heads and any special fire protection equipment located within the Premises; and

(3) the Common Areas.

(ii) As used in this Lease, Landlord’s Maintenance Obligation shall specifically exclude any obligation to maintain the Premises other than its limited obligation with respect to the Base Building Elements located therein as described in subparagraph 9.h.(i)(2) above.  In this regard, the Landlord Maintenance Obligation shall not include ordinary wear and tear in the Premises, repainting or recarpeting within the Premises, the maintenance and repair of the ceiling tiles, electrical outlets, kitchen/galley appliances and equipment serving the Premises only, or the repair, replacement or maintenance of supplemental air-conditioning equipment installed by Tenant after the Execution Date serving the Premises only, Tenant’s Personal Property or any other fixtures within the Premises.

(iii) Whenever Landlord is discharging a Landlord Maintenance Obligation hereunder involving the use, care and maintenance of a particular item of equipment, a fixture, an improvement or another component where such use, care and maintenance is described in the manufacturer’s specifications or in operations or owner’s manuals therefor, Landlord shall use commercially reasonable efforts to discharge its Landlord Maintenance Obligation in substantial accordance with such specifications or manuals.

i. Tenant agrees not to cause waste or damage to the Premises (including the Premises Improvements to be installed by Tenant and any Alterations therein), the Project or the Land.  Any and all waste, damage or injury to the Premises, the Project or the Land caused by Tenant, or by any employee, agent, contractor, assignee, subtenant, invitee or customer of Tenant (excluding ordinary wear and tear) shall be promptly reported to Landlord and repaired by Landlord to the extent covered by the Landlord Maintenance Obligation.  If not covered by the Landlord Maintenance Obligation, such waste, damage or injury to the Premises, the Project or the Land caused by Tenant shall be reported to Landlord and promptly repaired by Tenant.

j. Notwithstanding any other provision hereof, whenever Landlord is charged with a Landlord Maintenance Obligation hereunder, Landlord shall discharge its Landlord Maintenance Obligation as immediately as commercially reasonable and, if (in any particular instance) Landlord or its property manager does not do so within a reasonable period after notice (which notice may be by e-mail to a Landlord representative, including its property manager), Tenant shall have the right to take over the repair, restoration, replacement, maintenance or rehabilitation, and Tenant’s third party costs incurred in connection with same shall be reimbursed by Landlord promptly upon Tenant’s presentation of invoices therefor; provided, however, Tenant shall have the immediate right to act as described above but without notice to Landlord and without awaiting Landlord’s obligation to take action in the event of any situation which Tenant deems an emergency or which presents a material risk to Tenant or its operations.  In any circumstance where Tenant is granted access to Common Areas or a right to act hereunder with respect to repair, restoration, replacement, maintenance or rehabilitation as to items or equipment located in Common Areas, (a) such right shall be granted 24 hours a day, seven days a week, 365 days a year for all purposes of this Lease, (b) all keys, combinations or the like required to ensure such access shall be promptly provided by Landlord (e.g., if a lock is installed by Landlord, Landlord shall promptly provide the key to Tenant following installation), (c) no fee or charge shall be assessed against Tenant for such access, and (d) Tenant shall make reasonable efforts to timely notify Landlord or its property manager (which notice may be by e-mail to a Landlord representative, including its property manager) of its need to access such Common Area, and Landlord (or its property manager) shall be permitted to be present at the time of Tenant’s access; provided, however, no such prior notice to Landlord shall be required in any situation which Tenant deems an emergency or which presents a material risk to Tenant or its operations.  All work performed by Tenant under this section must be done in such a fashion so as not to impair any applicable warranties.

10.  RIGHTS OF LANDLORD.

a.           Landlord reserves the right to enter the Premises at any reasonable time for inspection upon reasonable prior notice to Tenant (which notice may be oral), or at any time, without prior notice, in the event of any emergency, in order to supply any service to be provided by Landlord hereunder, to submit the Premises to prospective purchasers, mortgagees or tenants, to post notices of non-responsibility, to affix and display “For Rent” signs, and to make repairs, alterations, additions or improvements to the Premises (to the extent permitted by this Lease), the Building or the Project.

b.           Without limiting the generality of the provisions of Section 10.a above, at any time during the Term of this Lease, Landlord shall have the right to install, repair, replace, alter, improve or rebuild in the Premises, other tenants’ premises and/or the Common Areas any mechanical, electrical, water, sprinkler, plumbing, heating, air conditioning and ventilating systems, at any time during the Term of this Lease so long as the same do not have a material and adverse affect upon Tenant and, in the case of the Premises, so long as Tenant approval (to be granted or denied in its reasonable discretion) shall have been obtained by Landlord.  Without limitation, it shall be reasonable for Tenant to withhold its consent in any circumstance where Premises Improvements are proposed to be repaired, replaced, altered, improved or rebuilt or where such actions might violate the standards to be observed by Landlord in Section 26.  If Tenant fails to grant its approval or deny the same within five (5) business days of Landlord’s written request, Tenant’s approval shall be deemed granted.  In connection with making any such installations, repairs, replacements, alterations, additions and improvements under the terms of this Section 10, Landlord shall have the right to access through the Premises as well as the right to take into and upon and through the Premises or any other part of the Project, all materials that may be required to make any such repairs, replacements, alterations, additions or improvements, as well as the right in the course of such work to close entrances, doors, corridors, elevators or other facilities located in the Project or temporarily to cease the operations of any services or facilities therein or to take portion(s) of the Premises reasonably necessary in connection with such work, without being deemed or held guilty of an eviction of Tenant.  Landlord shall have the right to install, use and maintain pipes and conduits in and through the Premises, including, without limitation, telephone and computer installations.

c.           The Rent reserved herein shall not abate while Landlord’s rights under this Section 10 are exercised, and Tenant shall not be entitled to any set-off or counterclaims for damages of any kind against Landlord by reason thereof, all such claims being hereby expressly released by Tenant; provided, however, in the event that Landlord’s rights under this Section 10 result in Tenant’s inability to use the Premises or a portion thereof for its business purposes for three (3) or more days, then rent shall abate for the Premises, or that portion thereof rendered unusable if less, until the Premises, or portion thereof, is usable once again by Tenant.  In the event a portion of the Premises is rendered unusable, the rent abatement set forth above shall be calculated on the basis of the square footage left unusable for the specified period.

d.           Landlord shall have the right to use any and all means which Landlord may deem proper to open all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, in any emergency in order to obtain entry to the Premises.  Any entry to the Premises obtained by Landlord by any of said means shall not be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof.

e.           When exercising its rights under this Section 10, (i) Tenant’s access to the Premises shall not be permanently, materially and adversely affected thereby, and (ii) Landlord shall use commercially reasonable efforts to minimize the disturbance or interruption of the business of Tenant.

f.            Landlord shall have the right to hire a property manager for the Building and, if so directed by Landlord in writing, Tenant shall remit all payment of rent or other payments owing hereunder by Tenant to such property manager.  Such property manager will be an agent of Landlord and not an agent or employee of Tenant.  Consent by such property manager to any action taken or permitted to be taken by Tenant hereunder shall be binding on Landlord unless, prior to such action being taken by Tenant, Tenant shall have received written notice from Landlord either withholding its consent in the particular instance or terminating the property manager’s engagement or its authority to act.  In the absence of such notice from Landlord, property manager’s consent shall be binding on Landlord from and after the time when Tenant undertakes the proposed action.  Notwithstanding anything in this paragraph to the contrary, Tenant shall have the right to review and approve Landlord’s selection of a property manager for the Building, which approval may not be unreasonably withheld, conditioned or delayed.  The parties acknowledge that it shall be reasonable for Tenant to withhold its consent if the proposed property manager (a) does not possess at least ten (10) years of experience in the management of Class A buildings of similar size, quality and location as the Building; and (b) does not possess a reputation within the Washington, D.C. region for service quality comparable to that being provided to the Building as of the Execution Date.  During any period where Tenant has subleased to parties which are not Affiliate Transferees an amount equal to or in excess of fifty percent (50%) of the Premises, then Tenant’s consent or approval of the property manager shall not be required and Landlord may select a property manager in its discretion.  Landlord further covenants that it shall keep in place the property manager which is managing the Building as of the Execution Date for at least the greater of (a) two (2) years after the Execution Date or (b) until completion of both the Premises Improvements and the Common Area Improvements, but in no event shall Landlord be required to maintain such property manager beyond June 30, 2014.  Notwithstanding the foregoing, Landlord shall not be required to retain such property manager in the event that (i) such property manager is terminated for cause by Landlord under the applicable management agreement or otherwise ceases to provide property management services to the Building for reasons beyond Landlord’s control, or (ii) replacement of such property manager is required by Landlord’s mortgagee (as evidenced in a writing delivered by such Landlord’s mortgagee to Tenant).  Landlord shall require that the property manager agree, pursuant to the property management agreement, to meet with representatives of the Tenant at any time upon reasonable notice provided to the property manager.  At such meetings, Tenant shall have the right to object to the quality of products or services provided by any vendor to the Building and, upon Tenant’s demonstration of reasonably good cause to do so, Landlord (or the property manager acting on Landlord’s behalf) shall terminate any such objectionable vendor under its applicable service agreement as and when contractually allowable (regardless of whether a termination fee or charge is required).  Any associated termination fee or charge shall be treated as an Operating Expense hereunder.

11.	LIABILITY.

a.           Notwithstanding any other provision of this Lease to the contrary, Landlord and Tenant agree that in the event that the Project, the Premises or the contents thereof are damaged or destroyed by fire or other casualty, each party hereto waives its rights, if any, against the other party with respect to such damage or destruction to the extent such damage or destruction is covered under the property insurance policy(ies) of the party waiving such rights (or would have been covered had the party waiving such rights carried the property insurance required hereunder to be carried by such party); provided, however, if any fire or other casualty caused by a party hereto shall have damaged or destroyed any part of the Project or the contents thereof, such party shall be responsible for any commercially reasonable deductible amount under the other party’s property insurance policy(ies).  All policies of fire and/or extended coverage or other property insurance covering the Premises or the contents thereof obtained by Landlord or Tenant shall contain a clause or endorsement providing in substance that (i) such insurance shall not be prejudiced if the insureds thereunder have waived in whole or in part the right of recovery from any person or persons prior to the date and time of loss or damage, if any, and (ii) the insurer waives any rights of subrogation against Landlord (in the case of Tenant’s insurance policy) or Tenant (in the case of Landlord’s insurance policy), as the case may be.

b.           Tenant agrees to indemnify, defend, protect and hold Landlord harmless from and against any and all injury, loss, damage, liability, costs or expenses (including attorneys’ fees, reasonable investigation and discovery costs), of whatever nature, to any person or property in the Premises or in other areas of the Project and caused or claimed to be caused by or resulting from any negligent act or omission of Tenant or its agents, employees or contractors.  Landlord agrees to indemnify, defend, protect and hold Tenant harmless from and against any and all injury, loss, damage, liability, costs or expenses (including attorneys’ fees, reasonable investigation and discovery costs), of whatever nature, to any person or property in the Project, and caused or claimed to be caused by or resulting from any negligent act or omission of Landlord or its agents, employees or contractors.  The provisions of this paragraph b. are subject to the waiver of subrogation provisions in the foregoing paragraph a. of this Section 11.

12.  INSURANCE.

a.           Tenant’s Insurance.  Tenant, at Tenant’s sole cost and expense, agrees to keep in full force and effect at all times during the term of this Lease:

(i)           Commercial general liability insurance which insures against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Premises and the Project.  Such insurance shall afford, at a minimum, the following limits:

Each Occurrence	$ 1,000,000
General Aggregate	2,000,000
Products/Completed Operations Aggregate	1,000,000
Personal and Advertising Injury Liability	1,000,000
Fire Damage Legal Liability	100,000
Medical Payments	5,000

Any general aggregate limit shall apply on a per location basis. Tenant’s commercial general liability insurance shall, upon the request of Landlord, name Landlord and any Landlord Parties designated by Landlord as additional insureds. This coverage shall be written on the most current ISO CGL form, shall include blanket contractual, premises-operations and products-completed operations and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke or fumes from a hostile fire.  Such insurance shall be written on an occurrence basis and contain a standard separation of insureds provision.

(ii)           Workers’ compensation insurance in accordance with the laws of the state in which the Premises are located with employer’s liability insurance in an amount not less than $1,000,000.

(iii)           Umbrella/excess liability insurance, on an occurrence basis, that applies excess of the required commercial general liability, business automobile liability, and employer’s liability policies with the following minimum limits:

Each Occurrence	$5,000,000
Annual Aggregate	$5,000,000

These limits shall be in addition to and not including those stated for the underlying commercial general liability, business automobile liability, and employers liability insurance required herein.  Such excess liability policies shall name Landlord and any Landlord Parties designated by Landlord as additional insureds.

(iv)           Causes of Loss – Special Form property insurance including theft, sprinkler leakage and boiler and machinery coverage on all of Tenant’s Personal Property for the full replacement cost thereof. Tenant shall use the proceeds from such insurance for the replacement of trade fixtures, furniture, inventory and other personal property.

(v)           Business income and extra expense insurance with limits not less than one hundred percent (100%) of all charges payable by Tenant under this Lease for a period of twelve (12) months.

b. Landlord’s Insurance.  At all times during Tenant’s occupancy of the Premises, Landlord shall maintain commercial general liability and Causes of Loss – Special Form property insurance, subject to standard exclusions, covering the Project, Building, the Premises Improvements, any Alterations and any Common Area Renovations, as well as such other risks as Landlord or its mortgagees may from time to time reasonably deem appropriate.  Such insurance shall be reasonable in relation to the value of the property and the common practice of landlords of comparable properties in the downtown business district of Washington, D.C., shall utilize commercially reasonable deductibles and shall otherwise comply with the terms of subsection 12.c below.  Landlord shall not be required to carry insurance of any kind on Tenant’s Personal Property, and (subject to Section 11.b.) shall not be obligated to repair or replace Tenant’s Personal Property should damage occur.  All proceeds of insurance maintained by Landlord upon the Building (including the Premises Improvements) and Project shall be the property of Landlord.

c. Tenant’s Insurer Rating; Certification of Insurance. All policies required to be carried hereunder shall be issued by and binding upon an insurance company licensed to do business in the state or jurisdiction in which the Project is located with a rating of at least “A – X” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord. Tenant shall not do or permit anything to be done that would invalidate the insurance policies required herein.  Liability insurance maintained by Tenant shall be primary coverage without right of contribution by any similar insurance that may be maintained by Landlord.  Certificates of insurance evidencing the existence and amount of each insurance policy required hereunder shall be delivered by each party to the other prior to delivery of possession of the Premises and ten (10) days following each renewal date. With respect to the coverages described in subsections 12.a.(i) and (iii) above, certificates of insurance from Tenant shall, upon request of Landlord, name Landlord and any Landlord Parties designated by Landlord as additional insureds.  Further, the certificates of insurance of one party must include an endorsement for each policy whereby the insurer agrees not to cancel, non-renew, or materially alter the policy without at least thirty (30) days’ prior written notice to the other party hereto.

(i) In the event that Tenant fails to provide evidence of insurance required to be provided by Tenant in this Lease, prior to the Commencement Date and thereafter during the Term, within twenty (20) days following Landlord’s request thereof, and thirty (30) days prior to the expiration of any such coverage, Landlord shall be authorized (but not required) to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable upon written invoice thereof as Additional Rent.

(ii) The limits of insurance required by this Lease, or as carried by Tenant, shall not limit the liability of Tenant or relieve Tenant of any obligation thereunder, except to the extent provided for under Section 11.a. above.  Any deductibles selected by Tenant shall be the sole responsibility of Tenant, except to the extent provided for under Section 11.a. above.

(iii) Tenant insurance requirements stipulated in Section 12.a., above, are based upon current industry standards.  Landlord reserves the right to require additional coverage or to increase limits as industry standards change.

d. Contractors’ Insurance.  Should Tenant engage the services of any contractor to perform work in the Premises, Tenant shall ensure that such contractor carries commercial general liability, business automobile liability, umbrella/excess liability, worker’s compensation and employers liability coverages in substantially the same amounts as are required of Tenant under this Lease. Contractor shall name Landlord and any Landlord Parties designated by Landlord as additional insureds on the liability policies required hereunder.  All policies required to be carried by any contractor shall be issued by and binding upon an insurance company licensed to do business in the state or jurisdiction in which the Property is located with a rating of at least “A – X” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord. Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to the commencement of any work in the Premises.  Further, the certificates must include an endorsement for each policy whereby the insurer agrees not to cancel, non-renew, or materially alter the policy without at least thirty (30) days’ prior written notice to Landlord.  The above requirements shall apply equally to any subcontractor engaged by any contractor.

13.  FIRE OR CASUALTY.

a. If the Premises or any part thereof shall be damaged by fire or any other cause, Tenant shall give prompt notice thereof to Landlord.  If, in the reasonable judgment of Landlord’s architect (to be made within thirty (30) days of such notice), restoration of the Premises, including Common Areas necessary to access the Premises, is feasible within a period of twelve (12) months from the date of the damage, Landlord shall restore the Premises and such Common Areas to the condition existing immediately prior to the casualty, provided that adequate insurance proceeds are made available to Landlord.  Tenant agrees to make all proceeds of Tenant’s insurance policies available to Landlord in accordance with Tenant’s insurance obligations set forth in Section 12 above.  It shall be Tenant’s obligation to repair and restore, at Tenant’s sole expense, all Tenant’s Personal Property located in the Premises prior to such casualty.  If, as a result of such casualty, the Premises are rendered untenantable, in whole or in part, and Tenant ceases to occupy the whole or such part of the Premises during the restoration of such portion of the Premises, the Monthly Base Rent and Additional Rent hereunder shall be abated to the extent and for the period that the Premises (or portion thereof) are rendered untenantable.  Notwithstanding the foregoing, even though such restoration within twelve (12) months is feasible, Landlord may terminate this Lease if the damage/casualty occurs during the last two (2) years of the Term or an Extension Period (as applicable) unless Tenant agrees to exercise the first or remaining Extension Option (as the case may be).

b. If restoration is not feasible in the reasonable judgment of Landlord’s architect within the aforesaid twelve (12) month period (such judgment to be made within thirty (30) days of notice of the damage from Tenant to Landlord), or if restoration is not permitted under the Ground Lease, Landlord shall so notify Tenant, and Landlord and Tenant shall each have the right to terminate this Lease by giving written notice thereof to the other party within sixty (60) days after notice of such determination is given by Landlord to Tenant, in which event this Lease and the tenancy hereunder shall terminate as of the date of such damage or destruction and the Monthly Base Rent and Additional Rent will be apportioned as of the date of such damage or destruction.  If neither party exercises its right of termination, the Premises shall be restored as provided above.

c. In case the Building is so severely damaged by fire or other casualty (although the Premises may not be affected) that Landlord shall decide in its sole discretion not to rebuild or reconstruct such Building, then Landlord shall so notify Tenant in writing and this Lease and the tenancy hereunder shall terminate no later than sixty (60) days after the date of such casualty.

14.  EMINENT DOMAIN.

a. If all or a substantial part of the Premises should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain (a “Taking”), then Landlord or Tenant shall have the right to terminate this Lease upon written notice to the other within thirty (30) days after notice of such Taking, in which event this Lease shall terminate, and the Annual Base Rent shall be apportioned, as of the date of such Taking.   If a Taking of any part of the Project (exclusive of the Premises) shall occur and, in Landlord’s reasonable judgment, such Taking would materially interfere with or impair Landlord’s operation of the Project, then Landlord shall have the right to terminate this Lease upon written notice to Tenant within thirty (30) days after the date of such Taking, in which event this Lease shall terminate and Annual Base Rent shall be apportioned as of the date of termination.  If a Taking of less than all of the Premises shall occur, and this Lease is not terminated as provided above, the Annual Base Rent payable hereunder during the unexpired Term shall be reduced based on the portion of the Premises taken.  If a Taking of any part of the Project (exclusive of the Premises) shall occur, and this Lease is not terminated by Landlord as provided above, the Annual Base Rent payable hereunder during the unexpired Term shall be not reduced.

b. In the event of any Taking, all sums awarded or agreed upon between Landlord and the condemning authority for the Taking, whether as damages or as compensation, will be the property of Landlord.  Tenant shall have no right to participate in any Taking proceedings and shall make no claim for damages or other compensation in such proceedings and hereby assigns to Landlord any and all rights of Tenant in and to any such compensation.

15.  SUBORDINATION AND ESTOPPEL CERTIFICATES.

a. A “Landlord Encumbrance” means a mortgage or deed of trust encumbering any portion of the Building, the Premises and/or the Landlord’s interest, as tenant, under the Ground Lease (or the fee interest in the land, should Landlord subsequently obtain the same from the Ground Lessor under the Ground Lease).  In the event Landlord places such a Landlord Encumbrance upon the Building, the Premises, and/or the Landlord’s interest under the Ground Lease (or the fee interest in the land, should Landlord subsequently obtain the same from the Ground Lessor under the Ground Lease), the holder of the Landlord Encumbrance and Landlord shall provide to Tenant a subordination, non-disturbance and attornment agreement, and Tenant shall execute and deliver the same to Landlord within twenty (20) days after Landlord’s request.  Landlord and the holder of the Landlord Encumbrance shall execute the same promptly after delivery by Tenant.

b. Notwithstanding the provisions of section 15.a. above, Tenant shall not be obligated to execute a subordination, non-disturbance and attornment agreement in connection with a Landlord Encumbrance unless it is the commercially standard form of subordination, non-disturbance and attornment agreement then utilized by the holder of the Landlord Encumbrance, but nevertheless contains the following provisions or provisions of substantially the same effect:

(i) The holder’s agreement that so long as Tenant shall not be in default under this Lease beyond any applicable grace or notice and cure period, this Lease shall not be terminated, nor shall the Tenant’s use, possession or enjoyment of the Property be interfered with or disturbed, nor shall the leasehold estate granted by this Lease be affected in any manner, in any foreclosure or any action or proceeding instituted under or in connection with the Landlord Encumbrance;

(ii) The holder’s agreement, if the holder shall succeed to the interest of Landlord under this Lease, to abide by the terms of the Construction Contracts, the Common Area Escrow Agreement and the Premises Escrow Agreement in accordance with the terms hereof and thereof to the extent the same remain in effect;

(iii) The holder’s agreement, if the holder shall succeed to the interest of Landlord under this Lease, to permit Tenant to avail itself of any rent credit permitted hereunder on account of any remaining unused portion of the Premises Improvement Allowance;

(iv) The holder’s agreement, if the holder shall succeed to the interest of Landlord under this Lease, to permit Tenant its remedies hereunder in the event holder fails to cure, within a reasonable period of time after succeeding to the interest of Landlord, any continuing event of default on the part of Landlord, of which the holder has been provided notice at the time of such Landlord default and prior to its succession to Landlord’s interest, (a) which is not merely an amount owing to Tenant from Landlord that has gone unpaid and (b) which affects Tenant’s use or enjoyment of the Premises or the Common Areas; and

(v) The holder’s agreement that Tenant’s subordination of its leasehold interest shall not alter, affect or amend Tenant’s ability to have insurance proceeds used to pay, and applied towards, repair or restoration of the Premises or the Building to the extent required by, and in accordance with, this Lease.

c. Landlord and Tenant acknowledge that the land underlying the Project is the subject of a Lease dated February 15, 1989, as amended (the “Ground Lease”), between Manger 8-10-84 Trust Partners LLC, as ground lessor and fee simple title holder to such land (the “Ground Lessor”), and Landlord, as ground lessee.  Landlord agrees that, on the Execution Date, Landlord shall provide to Tenant a subordination and non-disturbance agreement substantially in the form attached hereto as Exhibit B, with such changes as may be required by Ground Lessor in order to conform Exhibit B to the Ground Lease, executed by Ground Lessor.  Upon execution by the Ground Lessor of such agreement, Tenant shall likewise execute and deliver the same.

d. Tenant agrees, upon not fewer than fifteen (15) business days prior notice by Landlord, to execute, acknowledge and deliver to Landlord or any other party identified by Landlord, a statement in writing certifying (to the extent applicable) that: (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (ii) the Term of this Lease has commenced and the applicable rental is now accruing hereunder; (iii) Tenant has accepted possession of the Premises and is presently occupying the same; (iv) all improvements required by the terms of this Lease to be made by Landlord, if any, have been completed and all tenant improvement allowances, if any, have been paid in full; (v) there are no offsets, counterclaims, abatements or defenses against or with respect to the payment of any rent or other charges due under this Lease; (vi) no rent under this Lease has been paid more than thirty (30) days in advance of its due date; (vii) to the best of the knowledge of Tenant, Landlord is not in default in the performance of any covenant, agreement, provision or condition contained in this Lease or, if so, specifying each such default of which Tenant may have knowledge; (viii) the address for notices to be sent to Tenant; (ix) the only security deposit, if any, tendered by Tenant is as set forth in this Lease, and such security deposit, if any, has been paid to Landlord; and (x) any other information requested by Landlord or any mortgagee or ground lessor of the Building and/or the Land it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser or lessee of the Project or any part thereof, any mortgagee or prospective mortgagee thereof, any prospective assignee of any mortgage thereof, any ground lessor or prospective ground lessor of the Building, the Land and/or the Project, or any prospective assignee of any such ground lease.

16.  DEFAULT AND REMEDIES.

a. An “Event of Default” shall be deemed to have been committed by Tenant upon the occurrence of any of the following events: (i) the failure to pay when due any installment of Monthly Base Rent, which failure continues for five (5) days after notice from Landlord; or (ii) the failure to pay when due any Additional Rent or any other payment required by the terms and provisions hereof, which failure continues for five (5) days after notice from Landlord; or (iii) the conveyance, assignment, mortgage or sublet of this Lease, the Premises or any part thereof, or Tenant’s interest therein, or any attempt of the foregoing, without the prior written consent of Landlord (except to the extent otherwise expressly permitted pursuant to this Lease); or (iv) an Event of Bankruptcy (defined in Section 17 below), or (v) the violation or failure to perform any of the other terms, conditions, covenants, or agreements herein made by Tenant and which violation or failure continues for thirty (30) calendar days after notice from Landlord; provided, however, that if the nature of such violation or failure under this clause (v) is not reasonably capable of being cured within such thirty (30) day period, then the period in which Tenant may cure such failure shall be extended for a period of time necessary to cure such violation or failure, provided Tenant promptly commences the cure of such violation or failure within the initial thirty (30) day period and thereafter reasonably diligently pursues the cure of such violation or failure to completion within not more than ninety (90) days after commencement; and provided, further, that no cure period shall be permitted to Tenant following notice of default in the payment of Rent after the second occurrence thereof in any consecutive twelve (12) month period.

b. In the event of any Event of Default by Tenant as defined in Section 16.a., Landlord may at any time thereafter, without notice and demand and without limiting Landlord in the exercise of any other right or remedy which Landlord may have by reason of such default or breach (including self-help or specific performance or injunctive relief), do any of the following:

(i) Landlord may terminate this Lease, by giving written notice of such termination to Tenant, whereupon this Lease shall automatically cease and terminate and Tenant shall be immediately obligated to quit the Premises.  Any other notice to quit or notice of Landlord’s intention to re-enter the Premises is hereby expressly waived.  If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, subject, however, to the right of Landlord to recover from Tenant all rent and any other sums accrued up to the time of termination or recovery of possession by Landlord, whichever is later.

(ii) With or without the termination of this Lease, Landlord may proceed to recover possession of the Premises under and by virtue of the provisions of the laws of the jurisdiction in which the Building is located, or by such other proceedings, including re-entry and possession, as may be applicable.  If this Lease is terminated or Landlord recovers possession of the Premises before the expiration of the Term by reason of Tenant’s default as hereinabove provided, or if Tenant shall abandon or vacate the Premises before the Lease Expiration Date without having paid the full rental for the remainder of such Term, Landlord shall have the obligation to use commercially reasonable efforts to relet the Premises for such rent and upon such terms as are not unreasonable under the circumstances, and, if the full rental reserved under this Lease (and any of the costs, expenses or damages indicated below) shall not be realized by Landlord, Tenant shall be liable for all damages sustained by Landlord, including, without limitation, deficiency in Rent during any period of vacancy or otherwise; the costs of removing and storing the property of Tenant or of any other occupant; all reasonable expenses incurred by Landlord in enforcing Landlord’s remedies, including, without limitation, reasonable attorneys’ fees, and advertising, brokerage fees and expenses of placing the Premises in first class rentable condition.  Landlord, in putting the Premises in good order or preparing the same for re-rental may, at Landlord’s option, make such alterations, repairs, or replacements in the Premises as Landlord, in its reasonable judgment, considers advisable and necessary for the purpose of reletting the Premises, and the making of such alterations, repairs, or replacements shall not operate or be construed to release Tenant from liability hereunder as aforesaid.

(iii) Any damage or loss of rent sustained by Landlord may be recovered by Landlord from Tenant, at Landlord’s option, at the time of termination of this Lease, the time of the reletting, or in separate actions, from time to time, as said damage shall have been made more easily ascertainable by successive relettings, or at Landlord’s option in a single proceeding deferred until the expiration of the Term (in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of said Term) or in a single proceeding prior to either the time of reletting or the expiration of the Term.  If Landlord elects to repossess the Premises without terminating this Lease, then Tenant shall be liable for and shall pay to Landlord all Rent and other indebtedness accrued to the date of such repossession, together with interest thereon at the Default Rate, plus Rent required to be paid by Tenant to Landlord during the remainder of this Lease until the date of expiration of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period (after deducting expenses incurred by Landlord as provided in Section 16.b.(ii), above).  In no event shall Tenant be entitled to any excess of any Rent obtained by reletting over and above the Rent herein reserved.  Actions to collect amounts due from Tenant as provided in this Section 16.b.(iii) may be brought from time to time, on one or more occasions, without the necessity of Landlord’s waiting until expiration of the Term of this Lease.

(iv) Upon termination of this Lease, Landlord shall become entitled to recover from Tenant as and for liquidated damages for Tenant’s default hereunder, the difference, discounted to present value by applying a discount rate equal to the Prime Rate, between (i) the Annual Base Rent reserved hereunder for what, but for any such termination, would have been the unexpired portion of the Term, and (ii) the cash rental value of the Premises for such unexpired portion of the Term (unless the statute that governs or shall govern the proceedings in which such damages are to be proved limits the amount of such claim capable of being so proved, in which case Landlord shall be entitled to prove as and for liquidated damages an amount equal to that allowed by or under any such statute).  In calculating such liquidated damages, the then cash rental value of the Premises shall be deemed prima facie to be the actual rent received by Landlord for the Premises upon a re-letting or, if not received, the estimated cash rental value of the Premises upon any re-letting, as determined by a broker or an appraiser selected by Landlord.  The provisions of this subsection shall be without prejudice to Landlord’s right to prove and collect, in full, damages for all rent accrued prior to the termination of this Lease but not paid.

c. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event Tenant is evicted or dispossessed for any cause, or in the event Landlord obtains possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise.  In addition, Tenant hereby expressly waives any and all rights to bring any action whatsoever against any tenant taking possession after Tenant has been dispossessed or evicted hereunder, or to make any such tenant a party to any action brought by Tenant against Landlord.

d. Landlord and Tenant shall and each does hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease or its termination, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises or any claim of injury or damage and any emergency statutory or any other statutory remedy.

e. Nothing contained herein shall prevent the enforcement of any claim Landlord may have against Tenant for anticipatory breach of the unexpired Term.  In the event of a breach or anticipatory breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if reentry, summary proceedings and other remedies were not provided for herein.

f. If Landlord fails to perform any of Landlord’s obligations under this Lease and the failure continues for thirty (30) days after Landlord receives notice from Tenant describing in detail the failure, then Landlord shall be in default under this Lease (a “Landlord Default”), except that if the failure cannot reasonably be cured within the 30-day period, then the failure shall not be a Landlord Default if Landlord commences to cure the failure within the 30-day period and then with reasonable diligence pursues and completes the cure within not more than ninety (90) days after commencement.  If a Landlord Default occurs, then Tenant may exercise any of the following remedies: (i) cure the Landlord Default and deduct from Rent all actual reasonable costs of curing the Landlord Default, with evidence thereof being submitted to Landlord, or (ii) exercise all remedies available to Tenant at law or in equity, including specific performance.

17.  BANKRUPTCY.

For purposes of this Lease, the following shall be deemed “Events of Bankruptcy”:  (i) if a receiver or custodian is appointed for any or all of Tenant’s property or assets, or if there is instituted a foreclosure action on any of Tenant’s property; or (ii) if Tenant files a voluntary petition under 11 U.S.C. Article 101, et seq., as amended (the “Bankruptcy Code”), or under the insolvency laws of any jurisdiction (the “Insolvency Laws”); or (iii) if there is filed an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which is not dismissed within thirty (30) days of filing; or (iv) if Tenant makes or consents to an assignment of its assets, in whole or in part, for the benefit of creditors, or a common law composition of creditors.

18.  PAYMENT OF TENANT’S OBLIGATIONS BY LANDLORD AND UNPAID RENT.

If Tenant shall fail to pay any sum of money, other than Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable grace or cure period set forth in this Lease, Landlord may, without waiving or releasing Tenant from any of its obligations hereunder, make any such payment or perform any such other required act on Tenant’s part.  All sums so paid by Landlord, and all necessary incidental costs, together with interest thereon at the Default Rate from the date of such payment by Landlord, shall be payable by Tenant to Landlord as Additional Rent hereunder, on demand, and Tenant covenants and agrees to pay any such sums. Landlord shall have (in addition to any other right or remedy of Landlord hereunder or at law) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of Additional Rent.

19.  VOLUNTARY SURRENDER.

The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the sole option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the sole option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenancies; provided however, that if Landlord elects to treat such termination as an assignment of any such sublease, Landlord shall have no obligation or liability to the subtenant thereunder for any claim, damage or injury which accrued prior to the date of surrender or mutual cancellation hereunder.  No acceptance of the keys to the Premises or other action of Landlord shall be deemed an acceptance of surrender or termination of this Lease.  This Lease may only be voluntarily terminated by a writing between Landlord and Tenant to such effect.

20.  ABANDONMENT OF PERSONAL PROPERTY.

Upon the expiration of the Term or earlier termination of this Lease, Tenant shall immediately quit and deliver the Premises to Landlord peaceably and quietly.  Tenant’s Personal Property not removed by Tenant prior to the expiration of the term of this Lease (or within forty-eight (48) hours after any earlier termination of this Lease) shall be considered abandoned.  Landlord may dispose of any such abandoned property as Landlord deems expedient (including without limitation public or private sale and/or storage in a public warehouse or elsewhere at the sole cost and expense of Tenant), and Landlord shall not be liable for trespass, conversion, negligence or in an other way liable in connection with the disposal of such property.   Tenant shall promptly upon demand reimburse Landlord for any costs and expenses incurred by Landlord in connection with the disposal of abandoned property, including reasonable attorneys’ fees.

21.  HOLD-OVER.

Tenant agrees that it will not occupy or retain or allow occupancy or retention by any subtenant of possession of the Premises at any time after the expiration or earlier termination of the Term, without the prior written consent of Landlord.  In the event that Tenant shall hold over after the expiration or other termination of the Term without Landlord’s prior written consent, Tenant shall be deemed a tenant at sufferance and Landlord shall have the right to regain possession of the Premises by any legal process in force at such time.  For each month or part of a month that Tenant occupies the Premises after the date of expiration or other termination of the Lease, Tenant shall pay to Landlord an amount equal to the sum of (i) for the first sixty (60) days of such holdover, one hundred twenty five percent (125%) of the monthly installments of Annual Base Rent being paid immediately prior to the expiration of the Term, and following such 60-day period, one hundred fifty percent (150%) of the monthly installments of Annual Base Rent being paid immediately prior to the expiration of the Term, plus (ii) any other Additional Rent paid on an installment basis, plus (iii) any other Additional Rent or charges, including attorneys’ fees, costs, and expenses incurred by Landlord in regaining possession of the Premises and/or to recover the foregoing amounts.  Such amounts payable by Tenant for the first calendar month (or part thereof) during the holdover period shall be due and payable on the day immediately following the expiration of the Term, and for each calendar month thereafter during the holdover period, such amounts payable by Tenant shall be due and payable on the first day of such calendar month.  If the holdover period ends on a date other than the last day of a calendar month, such amounts payable by Tenant for the entire calendar month in which the holdover period ends shall be deemed earned by Landlord as of the first day of such month, and Tenant shall not be entitled to a refund or reduction of Rent for any such partial month.  Holdover occupancy by Tenant shall be subject to all of the terms, covenants, and conditions of this Lease. Without limiting any other provisions of this Section 21, Tenant agrees to indemnify, hold harmless and defend Landlord for all damages (including consequential damages), losses, expenses and costs (including attorneys’ fees and court costs) that Landlord may suffer as a result of Tenant’s holdover use and occupancy of the Premises.

22.      PARKING.

a. In consideration of Tenant’s agreement to pay the parking charges hereinafter described and subject to the covenants and conditions hereinafter set forth, Landlord hereby leases the entirety of the parking garage in the Building (the “Parking Facility”) to Tenant and Tenant hereby hires and leases the Parking Facility from Landlord, upon the terms and conditions set forth in this section.  Such lease of the Parking Facility shall commence on the Commencement Date and terminate at the end of the Term, as the same may be extended pursuant to the terms hereof, or upon the earlier termination of this Lease.  Tenant’s lease of the Parking Facility is subject to the parking rights of other tenants in the Building to use the Parking Facility as set forth in each such tenant’s lease as of the Execution Date, and Landlord hereby assigns to Tenant any rights Landlord may have to parking rents or charges under such other tenant leases.  Landlord shall take such actions as are necessary, including providing notice to existing tenants, to enforce Tenant’s right to receive such parking rents or charges directly from existing tenants.  Tenant’s lease of the Parking Facility shall also be subject to future leases entered into between Landlord and future tenants of the Building or renewals of existing leases with existing tenants; provided, however, such tenants shall not have a right under such leases or lease renewals in excess of one (1) parking space within the Parking Facility for each seventeen hundred (1,700) square feet of rentable square footage leased under the applicable tenant lease without Tenant’s prior written consent, which shall not be unreasonably withheld by Tenant.  Any parking charges or rents received under such future leases (which parking fee or charge shall be commensurate with the parking charges for the facility at the time of entering into any future lease) will be for the benefit of Tenant, and Landlord shall take such commercially reasonable actions as are necessary to cause such parking charges or rents to be payable directly to Tenant and to enforce the payment of same (provided that Tenant agrees to pay all such enforcement costs).  As hereinafter described, Landlord shall operate and maintain the Parking Facility during the Term as part of its Landlord Maintenance Obligation and the costs of such operation and maintenance shall be an Operating Expense hereunder, and Tenant shall pay Tenant’s Pro Rata Share thereof, as Additional Rent hereunder.  If Tenant requests, Landlord shall install such signage in the Parking Facility as may be necessary to indicate that certain of the parking spaces (as selected by Tenant, but only up to a maximum number of ten (10), and in a location to be subject to Landlord’s reasonable approval) within the Parking Facility are reserved for the exclusive use of certain employees of Tenant.

b.  Commencing on the Rent Commencement Date, and thereafter during the Term, Tenant shall pay annual parking charges per square foot in the amount of $1.65 (the “Annual Parking Charge Per Square Foot”) multiplied by the number of square feet of space within the Premises that constitute the Occupied Premises at the time of determination in accordance with Section 4.a.  On the first anniversary of the Commencement Date and on each anniversary of the Commencement Date thereafter until the Lease Expiration Date, the Annual Parking Charge Per Square Foot shall increase by 2.5% over the previous year’s Annual Parking Charge Per Square Foot, as illustrated in the chart (Chart 3) below in this Section 22.b.  At any given time, the Annual Parking Charge Per Square Foot multiplied by the Occupied Premises shall be the “Annual Parking Charge” for purposes hereof.  One-twelfth of such Annual Parking Charge shall be the “Monthly Parking Charge” for purposes hereof, except in the case of the first month, which will be pro-rated based upon the number of days from the Rent Commencement Date until the end of such month.  Payments of the Monthly Parking Charge shall be payable in advance as Additional Rent on the Rent Commencement Date and the first day of each calendar month thereafter during the Term, as applicable.

Without overriding the express provisions of this Lease, the following chart (Chart 3) is meant to be illustrative of the Annual Parking Charge Per Square Foot, the Annual Parking Charge and the Monthly Parking Charge throughout the Term of this Lease, assuming the maximum Occupied Premises contemplated herein:

Chart 3:

Year of Term	Annual Parking Charge Per Square Foot	Annual Parking Charge	Monthly Parking Charge
Year 1 (7/16/10 – 5/31/11)	$1.65	$216,283.27 (adjusted for partial year)	$20,558.18 (but $10,464.90 for first partial month)
Year 2 (6/1/11 – 5/31/12)	$1.69	$252,865.55	$21,072.13
Year 3 (6/1/12 – 5/31/13)	$1.73	$259,187.19	$21,598.93

Year 4 (6/1/13 – 5/31/14)	$1.78	$265,666.87	$22,138.91
Year 5 (6/1/14 – 5/31/15)	$1.82	$272,308.54	$22,692.38
Year 6 (6/1/15 – 5/31/16)	$1.87	$279,116.26	$23,259.69
Year 7 (6/1/16 – 5/31/17)	$1.91	$286,094.16	$23,841.18
Year 8 (6/1/17 – 5/31/18)	$1.96	$293,246.52	$24,437.21
Year 9 (6/1/18 – 5/31/19)	$2.01	$300,577.68	$25,048.14
Year 10 (6/1/19 – 5/31/20)	$2.06	$308,092.12	$25,674.34
Year 11 (6/1/20 – 5/31/21)	$2.11	$315,794.42	$26,316.20
Year 12 (6/1/21 – 5/31/22)	$2.16	$323,689.29	$26,974.11
Year 13 (6/1/22 – 5/31/23)	$2.22	$331,781.52	$27,648.46
Year 14 (6/1/23 – 5/31/24)	$2.27	$340,076.06	$28,339.67
Year 15 (6/1/24 – 5/31/25)	$2.33	$348,577.96	$29,048.16

Without overriding the express provisions of this Lease, the following chart (Chart 4) is meant to be illustrative of the Annual Parking Charge and Monthly Parking Charge, based upon the Annual Parking Charge Per Square Foot in effect as of the Effective Date of this Lease (unless otherwise set forth below), as the Occupied Premises increases pursuant to the terms of this Lease

Chart 4:

Occupied Premises	Annual Parking Charge	Monthly Parking Charge
Stage 1 Premises (i.e., 66,750 rsf)	$110,137.50	$9,178.13 (but $4,737.10 for first partial month)
Stage 1 Premises & Stage 2 Premises (i.e., 102,910 rsf)	$169,801.50	$14,150.13
Stage 1 Premises, Stage 2 Premises & Stage 3 Premises (i.e., 120,990 rsf)	$199,633.50	$16,636.13
Stage 1 Premises, Stage 2 Premises, Stage 3 Premises & Stage 4 Premises (i.e., 139,070 rsf)	$229,465.50	$19,122.13
The Premises in their entirety (i.e., 149,514 rsf)	$252,865.55 (assuming the Year 2 Annual Parking Charge Per Square Foot)	$21,072.13 (assuming the Year 2 Annual Parking Charge)

c. Tenant shall have the right, as part of its Premises Improvements to be undertaken pursuant to the Workletter attached hereto as Exhibit E, to make improvements in the Parking Facility which may include, without limitation (i) the installation of storage facilities, recharging stations for electric or hybrid powered automobiles, and bike racks and a Segway storage rack and (ii) the construction of a mechanical system (which may be housed in an electrical closet or control room) serving the Premises located on the first floor of the Building.  Any loss of parking spaces as a result of such improvements shall not serve to reduce the parking charges set forth in 22.b above; shall be allocated so as not to affect the allotment of parking spaces to other tenants in the Building pursuant to their leases; and shall in no event reduce the number of parking spaces below the minimum required by governmental codes/regulations applicable to the Building.  Such improvements or proposed improvements shall be treated as Alterations and governed by the provisions of Section 8 hereof.  Without limiting Tenant’s lease rights to the entire Parking Facility, Tenant shall also have the right to implement a stacked parking system therein, open the parking facility to the public and charge them accordingly (which revenue shall be the property of Tenant) or charge its own employees for the right to use parking spaces within the Parking Facility.  In connection with the exercise of such rights, Tenant may desire the services of a parking lot attendant in addition to the attendant referenced in Section 22.e below.  If Tenant decides, at its election, that an additional attendant needs to be retained, then Landlord shall hire, or cause to be hired, such additional attendant (such additional attendant will not be an employee of Tenant) and the costs thereof incurred by Landlord will be treated as an Operating Expense hereunder.

d. Tenant agrees that it and its employees shall observe reasonable safety precautions in the use of the Parking Facility, and shall at all times abide by all rules and regulations governing the use of the Parking Facility promulgated by Landlord in its capacity and during such time as it is acting as operator of the Parking Facility.  It is understood and agreed that Landlord does not assume any responsibility for any damage or loss to any automobiles parked in the Parking Facility or to any personal property located therein, or for any injury sustained by any person in or about the Parking Facility, unless the same is caused by the wrongful act or negligence of Landlord or its employees or contractors while Landlord is acting as operator of the Parking Garage.  Landlord shall, pursuant to the Construction Contracts, install and implement a pass-key system for the Parking Facility that is integrated with the pass-key system for the lobby and for the remaining entryways and exits in the Building as described in Section 36.b. below.  The cost of such installation shall be applied against the Common Area Improvement

Allowance and disbursements for the same may be made from the escrow held under the Common Area Escrow Agreement.  Landlord will ensure that persons will not be permitted to enter the Parking Facility without either a permanent pass-key or a guest pass-key.  Guest pass-keys for the Parking Facility will be provided to guests of the Building in the same manner as for the lobby as described in Section 36.b below.  All entryways and exits to the Building from the Parking Facility will only be permitted by use of a pass-key.  Entry to and exit from the Parking Facility shall be recorded via the pass-key card system.  Landlord shall maintain such ingress and egress records for a minimum of three (3) years, and Tenant shall have the right to inspect such records promptly upon notice to Landlord.

e. Without limiting the rights of Tenant set forth elsewhere herein, Landlord shall not, during the Term, be permitted to reconfigure the Parking Facility (including expanding the number of spaces), utilize a stacked parking regime and/or modify the existing ingress to and egress from the Parking Facility without the express written consent of Tenant, which may be withheld at its sole discretion.  Landlord shall, from 7 a.m. to 7 p.m. Monday through Friday (excluding Holidays), staff the Parking Facility with at least one (1) attendant.  Unless Tenant elects to do so, Landlord shall not permit use of the Parking Facility for persons other than Tenant, other tenants of the Building, and their guests.  Accordingly, unless Tenant elects to do so, the Parking Facility shall not be open to the general public.  Without limiting the foregoing, Landlord shall maintain the Parking Facility to a standard consistent with the operation of parking facilities for Class A office buildings in the downtown business district of Washington, D.C., and Landlord shall maintain, repair and replace (if reasonably deemed necessary) the security features for the Parking Facility referenced in this section to the standards as they exist following their installation, subject to ordinary wear and tear, and in substantial accordance with all owner’s manuals, operations manuals or manufacturer’s specifications applicable to the related equipment therefor.  Such maintenance shall also include, without limitation, (a) routine daily cleaning of trash and debris and emptying of trash bins, (b) monthly professional cleaning of the Parking Facility (i.e., power wash), (c) quarterly cleaning of the overhead pipes and (d) a repainting of the Parking Facility to the extent commercially reasonably necessary to keep the parking facility to a Class A standard.  In addition, the Parking Facility shall be lighted 24 hours a day, 7 days a week.  Tenant shall have access to the Parking Facility 24 hours a day, 7 days a week.

f. If the size of the Premises changes as a result of Tenant’s exercise of the Expansion Option under Section 34 hereof and the Premises are thereby increased as a result, the parking rights of previous tenants under such leases as shall have been terminated prior to and incidental to Tenant’s exercise of such rights shall be terminated as well, and Tenant shall succeed to any such terminated rights as they relate to the Parking Facility.  Such additional parking rights as Tenant may succeed to in accordance with this paragraph shall inure to the benefit of Tenant without the payment to Landlord of any parking charge or fee over and above the Monthly Parking Charge herein provided.

g. Notwithstanding anything to the contrary contained in this Section 22, in the event that any of the Premises is recaptured by Landlord pursuant to Section 7.h., Landlord shall, upon taking such recaptured space, reserve rights to parking spaces in the Parking Facility for tenants of the recaptured space in a ratio of one (1) parking space for each seventeen hundred (1,700) square feet of rentable square footage recaptured by Landlord.  Tenant’s lease of the entire Parking Facility will be subject to these parking rights.  Any increase over the one (1) allotted space per seventeen hundred (1,700) square foot shall require Tenant’s prior written consent.  In the event of any such recapture, Tenant shall be entitled to keep and retain the parking fee or charge assessed against tenants of the recaptured space (which parking fee or charge shall be commensurate with the parking charges for the facility at the time of recapture), and Landlord shall take commercially reasonable steps to direct such tenants to pay such amounts directly to Tenant and enforce Tenant’s right to same (provided Tenant agrees to pay the costs of such enforcement).  In the event of recapture, Tenant shall be permitted to designate the location where such tenants occupying the recaptured space may park in the Parking Facility.

h. Tenant shall have the right to hire, at Tenant’s expense, a parking operator for the operation, maintenance and management of the Parking Facility at any time during the Term so long as such parking operator is an established third-party parking company which has at least five (5) years experience in the Washington, DC metropolitan area in the management of similar parking facilities.  In connection with any such parking operator management agreement, Tenant shall remain primarily liable under this Lease for the Parking Charges and its other covenants hereunder with respect to the Parking Facility, as well as all costs/charges of such parking operator.  Any such parking operator management agreement must provide that the same is terminable by Landlord, without payment of any fee, upon expiration or earlier termination of this Lease.  Furthermore, while it is anticipated that Landlord will maintain the Parking Facility as part of its Landlord Maintenance Obligation, Tenant shall have the option, in connection with any such management agreement, to transfer those maintenance and security obligations relating to the Parking Facility to the parking company, after which time the Landlord shall not charge as an Operating Expense the costs associated with maintenance or security of the Parking Facility, and Landlord shall be relieved of its obligation for such maintenance and security hereunder (though, with respect to security, Landlord shall take reasonable steps to coordinate its security measures for other areas of the Building with the parking operator’s security measures).  In the event Landlord must pay a termination fee or any contract damages to any service provider operating the Parking Facility at Landlord’s direction at the time of Tenant’s election to hire a parking operator hereunder, Tenant acknowledges and agrees that Tenant shall be responsible for the payment of such termination fee and contract damages.

i. Without limiting Tenant’s other rights in this section, Tenant shall have the non-exclusive right (together with Landlord or other tenants of the Building) to access and use, at no additional rental charge, the building closet on level P1 of the Parking Facility (including the racks, equipment, wiring and infrastructure therein or adjacent thereto) in order to install its Tenant Lines and Systems or other cabling and wiring that may be contemplated by this Lease.  Tenant shall have the right to access such building closet for the purposes of maintaining, repairing, replacing or upgrading such components.  Once installed or thereafter replaced, such components shall not be disturbed or disrupted by the Landlord without the consent of Tenant not to be unreasonably withheld (provided, however, such consent of Tenant will not be required in an emergency).

23.      NOTICES.

All notices or other communications hereunder shall be in writing and shall be deemed duly given if delivered by hand, or by a nationally recognized delivery service providing a receipt evidencing such delivery, or by certified or registered mail return receipt requested, first-class, postage prepaid, to the notice addresses for Landlord and Tenant set forth in Section 1 of this Lease, unless notice of a change of address is given in writing pursuant to this Section 23.  Notice shall be deemed to have been given upon receipt or at the time delivery is refused.

24.      BROKERS.

Landlord agrees to be responsible for the payment of any leasing commission owed to a broker in connection with this Lease under separate commission agreement(s) entered into between Landlord and any such broker.  Tenant represents and warrants to Landlord that no broker has been employed or engaged by Tenant in carrying on any negotiations relating to this Lease, and Tenant shall indemnify and hold harmless Landlord from any claim for a brokerage commission and any other claims, fees and expenses, including reasonable attorneys’ fees, arising from or out of any breach of the foregoing representation and warranty.

25.  ENVIRONMENTAL CONCERNS.

a. Tenant, its agents, employees, contractors, customers and invitees shall not (i) cause or permit any Hazardous Materials (hereinafter defined) to be brought upon, stored, used or disposed on, in or about the Premises and/or the Project, or (ii) knowingly permit the release, discharge, spill or emission of any Hazardous Material in or from the Premises.

b. Tenant hereby agrees that it is and shall be fully responsible for all costs, expenses, damages or liabilities (including, but not limited to those incurred by Landlord and/or its mortgagee) which may result from the use, storage, disposal, release, spill, discharge or emissions of Hazardous Materials by Tenant at or on the Project, whether or not the same may be permitted by this Lease.  Tenant shall defend, indemnify and hold harmless Landlord, its mortgagee and its agents from and against any claims, demands, administrative orders, judicial orders, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, reasonable attorney and consultant fees, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to the use, storage, disposal, release, discharge, spill or emission of any Hazardous Material at or on the Project, or the violation of any Environmental Laws (hereinafter defined) on the Project, by Tenant, its agents, employees, contractors, customers or invitees.  The provisions of this Section 25 shall be in addition to any other obligations and liabilities Tenant may have to Landlord at law or in equity and shall survive the transactions contemplated herein or any termination of this Lease.

c. As used in this Lease, the term “Hazardous Materials” shall include, without limitation:

(i) those substances included within the definitions of “hazardous substances”, “hazardous materials,” toxic substances,” or “solid waste” in the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.) (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), and the Hazardous Materials Transportation Act, and in the regulations promulgated pursuant to said laws, all as amended;

(ii) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

(iii) any material, waste or substance which is (A) petroleum used in quantities in excess of standard use for an office building, (B) asbestos, (C) polychlorinated biphenyl, (D) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. §1317); (E) flammables used in excess of standard use for an office building, (F) radioactive materials, or (G) explosives; and

(iv) any other material, waste or substance which is “hazardous” or “toxic” within the meaning of any Environmental Laws.

d. All federal, state or local laws, statutes, regulations, rules, ordinances, codes, standards, orders, licenses and permits of any governmental authority or issued or promulgated thereunder governing the use of Hazardous Materials shall be referred to as the “Environmental Laws”.

26.  LEED; ENERGYSTAR.

Tenant may, at its option and expense, pursue “LEED PLATINUM” certification for the Premises.  Landlord agrees that it shall pursue and use commercially reasonable efforts to secure qualification of the Building (in its entirety) for a score of 75 or higher under the U.S. EPA’s Energy Star® rating within eighteen (18) months of the Commencement Date or as soon as reasonably practical thereafter.  Tenant shall cooperate in Landlord’s efforts to secure the foregoing qualification, including adopting reasonable measures proposed by Landlord with regard to Tenant’s consumption of utilities or Tenant’s operations within the Premises in order to assist Landlord in its efforts to accomplish same, it being understood that Tenant’s failure to adopt such reasonable measures shall not be a default by Tenant under this Lease but shall relieve Landlord of its obligation to secure the foregoing qualification.  If and upon accomplishing the foregoing rating, Landlord shall use commercially reasonable efforts to cause the Building, on an annual basis, to continue to meet or exceed a rating of 75 or higher under the Energy Star® program, it being understood that Landlord may need to adopt additional measures during this period in order to maintain said rating, and Tenant shall continue to cooperate with Landlord as described in, and subject to, the cooperation requirements of the third sentence of this Section 26.  Notwithstanding anything to the contrary contained in this Lease, it is hereby expressly acknowledged and agreed that all costs and expenses incurred by Landlord in achieving and maintaining such Energy Star® rating (including any capital expenses) shall be included in Operating Expenses.  Upon Landlord’s reasonable request, Tenant shall take no action, and shall not use the Premises in a manner, that would cause the Building to lose (if earned) a rating of 75 or higher under the Energy Star® program, and any maintenance rights or obligations of Tenant hereunder or Alterations undertaken by Tenant within the Premises shall, in each case, be implemented by Tenant so as to maintain (if earned) such rating.  If Tenant fails to abide by the foregoing covenant, Landlord shall be relieved of its obligations under this Section 26 until such time as Tenant shall have cured whatever condition or practice caused the Building to fail to meet the goal of an Energy Star® rating of 75 or higher. Tenant may, at its option, request Landlord’s cooperation and consultation in order to abide by the foregoing covenants of Tenant and, in such event, Landlord shall do so.  In connection with carrying out its obligations under this Section 26, Landlord shall consult with Tenant on its proposed means of achieving its objectives, and Landlord shall implement reasonable suggestions of Tenant with respect thereto.

27. RULES AND REGULATIONS.

Tenant shall at all times comply with the rules and regulations set forth in Exhibit C attached hereto and with any reasonable additions thereto and modifications thereof adopted from time to time by Landlord and of which Landlord has provided notice to Tenant.  Each such rule or regulation shall be deemed to be a covenant of this Lease to be performed and observed by Tenant; provided, however to the extent any additional rules and regulations or modifications thereof conflict with the terms of this Lease, the terms of this Lease shall control.

28.  QUIET ENJOYMENT.

Landlord covenants that, if Tenant is not in default hereunder, Tenant shall at all times during the Term peaceably and quietly have, hold and enjoy the Premises without disturbance from Landlord, subject to the terms of this Lease and to the rights of the parties presently or hereinafter secured by any deed of trust or mortgage against the Building or the Project.

29.  USA PATRIOT ACT AND ANTI-TERRORISM LAWS.

a. Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the Term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).

b. Tenant covenants with Landlord that neither Tenant nor any of its respective constituent owners or  Affiliates of Tenant is or shall be during the Term hereof a “Prohibited Person,” which is defined as follows:  (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (v) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed in items (i) through (v), above.

c. At any time and from time-to-time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Section 29.

30.  MISCELLANEOUS PROVISIONS.

a. Except as otherwise specified in this Lease:  (i) “person” means and includes an entity, organization, agency, governmental department, association and individual, (ii) “includes” and “including” mean includes or including by way of illustration and not by way of limitation, (iii) “or” is not exclusive, (iv) “may” is permissive, (v) references to Exhibits, Sections or subsections are to those attached to or included in this Lease; (vi) the section and other headings in this Lease are for convenience only and do not limit or expand any provisions of this Lease, (vii) the phrase “unreasonably withheld” means “unreasonably withheld, conditioned or delayed,” and the phrase “unreasonably withhold” means “unreasonably withhold, condition or delay,” (viii) all approvals, consents and (except as otherwise provided herein) notices given under this Lease shall be in writing, and (ix) when the phrase “sole discretion” or “sole judgment” appears in this Lease, the party exercising its sole discretion or sole judgment need not be reasonable.

b. The waiver by Landlord or Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition for any prior or subsequent breach of the same or any other term, covenant or condition herein contained.  The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any prior breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such prior breach at the time of acceptance of such rent.

c. In the event of any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover from the other party all costs and expenses of such action or proceeding, including court costs, expert witness fees, and the fees of its attorneys in such action or proceeding in such amount as the court may judge to be reasonable for such attorneys’ fees.

d. Except as expressly otherwise provided in this Lease, all of the provisions of this Lease shall bind and inure to the benefit of the parties hereto and their heirs, successors, representatives, executors, administrators, transferees and assigns.

e. At either party’s request, the other party will execute a memorandum of this Lease in recordable form acceptable to each party, setting forth such provisions hereof as are necessary or reasonably desirable.  Further, at either party’s request, the other party shall acknowledge before a notary public its execution of this Lease; provided, however, that this Lease shall not be recorded.  The cost of recording a memorandum of this Lease shall be borne by the party recording same.

f. Notwithstanding any provision to the contrary herein, Tenant shall look solely to the estate and property of Landlord in and to the Land and the Building in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant’s use of the Premises, and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant’s use of the Premises, shall be limited to such estate and property of Landlord in and to the Land and the Building.  No other properties or assets of Landlord (i.e., other than the estate and property of Landlord in and to the Land and Building) and no property or assets of any member, partner, shareholder, officer or director of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises.

g. Landlord and Landlord’s agents have made no representations or promises with respect to the Building, the Land or the Premises except as herein expressly set forth.

h. Each party hereunder shall be excused from performing an obligation or undertaking provided for in this Lease, other than financial inability so to do, so long as such performance is prevented or delayed, retarded or hindered by an Act of God, fire, earthquake, flood, explosion, action of the elements, war, invasion, insurrection, riot, mob violence, sabotage, a general shortage of labor, equipment, facilities, materials or supplies in the open market, failure of transportation, strike, lockout, action of labor unions, a taking by eminent domain, laws, orders of government, or of civil, military or naval authorities, inability to obtain, or delays in obtaining, permits or other governmental approvals, or any other cause similar to the foregoing not within the reasonable control of such party (collectively, “Force Majeure”).

i. Tenant hereby elects domicile at the Premises for the purpose of service of all notices, writs of summons or other legal documents or process in any suit, action or proceeding which Landlord or any mortgagee may undertake under this Lease.

j. This Lease, including the Exhibits hereto, constitutes the entire agreement between the parties, and supersedes any prior agreements or understandings between them. The provisions of this Lease may not be modified in any way except by written agreement signed by both parties.

k. This Lease shall be subject to and construed in accordance with the laws of the District of Columbia, without regard to principles of conflicts of laws.

l. Tenant agrees to immediately notify Landlord if it observes mold/mildew and/or moisture conditions (from any source, including leaks), and allow Landlord to evaluate and take appropriate corrective action (which Landlord covenants to undertake promptly).  Such action may include action to be taken by Tenant in the Premises, and Tenant agrees to reasonably cooperate with Landlord in connection with any such corrective action.

m. The submission of this Lease to Tenant does not constitute an offer to lease the Premises.  This Lease shall have no force and effect until it is executed and delivered by Tenant to Landlord and executed by Landlord.

n. This Lease may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Lease.

o. In addition to the Ground Lease, this Lease is subject to all matters of record; provided, however, (i) no sale of the Building (whether by recorded deed or otherwise) shall be completed by Landlord without such sale being subject to this Lease and (ii) Tenant only agrees to subordinate and be subject to any Landlord Encumbrance upon the delivery of a subordination, non-disturbance and attornment agreement executed by Tenant, Landlord and the holder thereof meeting the terms of, and provided in accordance with, Section 15 hereof.  Tenant covenants and agrees not to cause Landlord to breach the provisions of the Ground Lease or any such matters of record in the performance of its obligations hereunder.  In this regard, Tenant acknowledges (i) Tenant’s obligation to reimburse Landlord, subject to the limitations herein provided, for the costs associated with the posting of a bond pursuant to Section 6.02 of the Ground Lease in connection with any contest of Real Estate Taxes which Tenant undertakes or requests that Landlord undertake hereunder and (ii) the obligation to obtain (or provide Landlord such information as may be reasonably necessary for Landlord to obtain) any necessary approvals from the Ground Lessor and to reimburse Landlord for any necessary insurance coverage required by the Ground Lessor pursuant to Sections 10.01 and 10.05, Article 10 or other applicable provisions of the Ground Lease in connection with the Tenant’s Work, Alterations or any other improvements which Tenant undertakes or requests that Landlord undertake hereunder.  Subject to the foregoing obligations of Tenant, Landlord hereby covenants and agrees to abide by the provisions of the Ground Lease during the Term of this Lease.  Further, in the event of Landlord’s acquisition of the Ground Lessor’s interest under the Ground Lease, this Lease shall remain in full force and effect.

p. Time is of the essence under this Lease.

31.   ROOFTOP EQUIPMENT.

a.           During the Term of this Lease, and subject to the terms and conditions of this Section 31, (i) Tenant shall have the exclusive right, at no additional rental charge, to use the back-up power generator located on the roof identified as Generac, Model 9486930200, Serial Number 2097053 (but such right shall not apply to the life safety generator identified as Generac, Model 8223990400, Serial Number 2093576) and to connect its data center and other systems serving the Premises to such back-up power generator, (ii) Tenant shall have the exclusive right, at no additional rental charge, to use up to the full capacity of the HVAC system and related components (including the HVAC system pumps) on the roof or running to or from the roof for the purposes of regulating the temperature of its data center and other areas of the Premises, and (iii) Tenant shall have the non-exclusive right, at no additional charge, to use the antenna systems located on the roof and connect its Tenant Lines and Systems serving the Premises to same.  In the event Tenant increases its use of the capacity of the HVAC system referenced in clause (ii) above, Tenant shall be permitted to take such actions (including making adjustments to the HVAC system or adding fluids thereto) as are necessary to do so, and Landlord shall reasonably cooperate with Tenant in connection therewith, all of the foregoing at the sole cost and expense of Tenant.  Landlord hereby grants to Tenant the right to access all wiring, systems, switches, lines, pipes and related components which run to and from items (i), (ii) and (iii) in the first sentence of this paragraph, including accessing any wiring closets, building risers, electrical closets, control rooms or mechanical engineering closets where such wiring, systems, switches, lines, pipes and related components may be housed, whether or not they are located in Common Areas or elsewhere, and Tenant shall have the right to repair, upgrade or replace such wiring, systems, switches, lines, pipes and related components throughout the Term.  As regards items (i), (ii) and (iii) referenced in the first sentence of this paragraph, Landlord shall maintain, restore and replace (as necessary) such equipment in order to keep it in good and operational condition and repair, subject to ordinary wear and tear, throughout the Term of this Lease as part of its Landlord Maintenance Obligation hereunder; provided, however, Tenant shall, for purposes of clarity, maintain its rights under Section 9.j. with respect thereto.  Tenant shall also have the right to, from time to time, inspect any of the aforementioned rooftop equipment.  Landlord cannot remove the above-described equipment from the roof without Tenant’s prior consent, which Tenant may withhold in its reasonable discretion (unless, as to the item referenced in clause (iii) only, such equipment is being replaced with equipment of comparable or better quality, in which event no consent shall be required).  As to all of the foregoing items, Tenant shall have no obligation to, and shall not, remove such items at the end of the Term and Tenant shall have no obligation to restore the related areas to their condition existing as of the Commencement Date.  Tenant shall have the further non-exclusive right, at no additional rental charge, to use and install on the roof additional equipment, which may include (without limitation) satellite dishes or additional antennas with the conduit extending from such dish and/or antenna to the Premises or additional back-up power generators with power lines running into, and serving exclusively, the Premises (collectively, the “Tenant’s Rooftop Equipment”).  Tenant’s installation of the Tenant’s Rooftop Equipment shall meet the following standards: (i) the installation and operation of the Tenant’s Rooftop Equipment must be permitted under, and conform to, all Legal Requirements and (ii) Landlord shall have approved in its reasonable discretion all structural, mechanical and electrical details of the Tenant’s Rooftop Equipment, including without limitation, the proposed method of attaching the Tenant’s Rooftop Equipment to the roof.  Tenant shall be entitled to connect the Tenant’s Rooftop Equipment to the Project’s electric power source; provided, however, that such connection shall be undertaken by licensed contractor(s) approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed).  The cost of the Tenant’s Rooftop Equipment and its installation, the cost of connecting the Tenant’s Rooftop Equipment to the Project’s electric power source and the cost of all electricity consumed by the Tenant’s Rooftop Equipment shall be paid by Tenant, as well as the cost of repairing any damage resulting from such installation or connection.

b.           Prior to or contemporaneous with requesting Landlord’s approval of the installation of the Tenant’s Rooftop Equipment, Tenant shall provide to Landlord: (i) plans and specifications for the Tenant’s Rooftop Equipment; and (ii) copies of all required governmental and quasi-governmental permits, licenses, special zoning variances, and authorizations for the installation and operation of the Tenant’s Rooftop Equipment, all of which Tenant shall obtain at its own cost and expense.  Landlord may withhold its approval of the installation of the Tenant’s Rooftop Equipment if the installation, operation or removal of the Tenant’s Rooftop Equipment may (A) interfere with and/or materially and adversely affect the structure of the Project or any of the Base Building Elements, and/or impair or void any warranty or guaranty applicable to the Project (unless Tenant provides a substitute or replacement warranty or guaranty); (B) cause the violation of any Legal Requirement; or (C) materially diminish the usefulness of the roof deck and/or (landscaped) terrace.  Landlord may require as a precondition to its approval of the installation of the Tenant’s Rooftop Equipment that Tenant (or, at Landlord’s option, Landlord) install a walkway and/or additional structural support, in a manner reasonably determined by Landlord’s engineer in its sole discretion, to the portion of the Roof on which Tenant desires to install the Tenant’s Rooftop Equipment.

c.           Tenant shall maintain the Tenant’s Rooftop Equipment in good condition and repair throughout the Term of this Lease at its cost and expense.

d.           Landlord may require Tenant, at any time prior to the expiration of this Lease, to terminate the operation of the Tenant’s Rooftop Equipment if any such equipment (i) interferes with and/or materially and adversely affects the structure of the Project or any of the base Building systems, and/or threatens to impair or void any warranty or guaranty applicable to the Project, or (ii) causes the violation of any Legal Requirement; subject, however, to Tenant’s reasonable right to cure the condition that is the cause of Landlord’s invocation of either of clauses (i) or (ii) above.

e.           Subject to the rights of Tenant under this Section 31, Landlord may grant rooftop equipment installation rights to or the right to use Landlord’s existing antenna systems on the roof to any other tenant of the Building.  Landlord shall not permit the roof to be used by any person other than Landlord, Tenant or other tenants of the Building (i.e., no third party licensees shall be permitted) other than any such use that may be conducted as of the Execution Date and thereafter by the George Mason University Instructional Foundation.

f.           The Tenant’s Rooftop Equipment shall be the property of Tenant, and Tenant may remove such Tenant’s Rooftop Equipment, or any portion thereof, from the roof of the Building at any time during the Term.  At the expiration or earlier termination of this Lease, Tenant shall remove Tenant’s Rooftop Equipment and shall repair any damage resulting from such removal.  Notwithstanding the foregoing, Tenant shall not be obligated to remove any generators that form a part of Tenant’s Rooftop Equipment or any Tenant Lines and Systems that may run from or extend to the roof.  Tenant may add additional Tenant’s Rooftop Equipment or repair or replace existing Tenant’s Rooftop Equipment so long as the same is undertaken in accordance with this Section 31.

g.           In no event shall Landlord’s approval of the installation or operation of Tenant’s Rooftop Equipment constitute any representation or warranty by Landlord that such installation and operation is in compliance with Legal Requirements or any warranty or guaranty applicable to the roof of the Project.  Landlord expressly makes no representations or warranties with respect to the suitability or fitness of the roof for the Tenant’s Rooftop Equipment or Legal Requirements associated with the installation or operation of the Tenant’s Rooftop Equipment.

h.           Tenant covenants and agrees that the installation, operation, maintenance and removal of the Tenant’s Rooftop Equipment shall be at Tenant’s sole risk, cost and expense, and Landlord assumes no liability or responsibility whatsoever with respect to the installation and operation of the Tenant’s Rooftop Equipment.  Landlord grants to Tenant such access rights as Tenant shall need in order to install, repair, maintain or replace Tenant’s Rooftop Equipment, including the right to access all wiring, systems, switches, lines, pipes and related components which run to and from Tenant’s Rooftop Equipment, or any wiring closets, building risers, electrical closets, control rooms or mechanical engineering closets where such wiring, systems, switches, lines, pipes and related components may be housed.

32.           ADDITIONAL MATTERS PERTAINING TO THE ROOF.

a.           Tenant’s employees may use and enjoy the roof in common with other tenants in the Building during Normal Business Hours at no additional cost or charge.  Landlord shall not permit persons other than employees of Tenant and other tenants of the Building and their guests to use the roof.  Tenant may use the roof (i) during times other than Normal Business Hours and/or (ii) for events where Tenant is granted exclusive dominion over the roof for a specified period of time upon, in either event, application made with Landlord therefor at least one (1) business day in advance, subject to any prior commitments with respect to the roof made by Landlord with other tenants in the Building to the extent such prior commitments were secured by other tenants of the building in accordance with their leases and the provisions hereof.  In this regard, Landlord and Tenant acknowledge that, as of the Effective Date of this Lease, other tenants of the Building may use the roof for their exclusive events upon providing thirty (30) days’ advance notice to Landlord and subject to Landlord approval fifteen (15) days before the proposed date of the event.  Landlord will not grant said approval to such existing tenants without first having notified Tenant in writing and received Tenant’s consent.  Tenant shall be permitted to withhold its consent if and only if Tenant in good faith intends to use the roof for one of its exclusive events at the proposed date and Tenant provides to Landlord two or more alternate dates in the proximity of the proposed date when Tenant shall not be using the roof for one of its exclusive events, for which alternate dates Tenant shall not be permitted to later withhold its consent.  Tenant will either grant or deny its consent within two (2) business days of Landlord’s notice, and Tenant’s failure to respond within such time period will be deemed Tenant’s consent to use by the applicable existing tenant.  For leases with other tenants of the Building entered into after the Effective Date, Tenant consent will be required before such other tenants may use the roof for their exclusive events, which Tenant will grant if it does not intend to use the roof for one of its exclusive events at the proposed date and, if refused, Tenant shall propose two or more alternate dates when Tenant shall not be using the roof for one of its exclusive events, for which alternate dates Tenant shall not be permitted to later withhold its consent; provided, however, Tenant’s consent may, at its sole discretion, be withheld if at least thirty (30) days prior written notice of such proposed time is not provided to Tenant.  Tenant’s response to such requests relating to leases entered into after the Effective Date (either granting or denying its consent) shall be given within two (2) business days of Landlord’s notice, failing which Tenant’s consent shall be deemed to have been granted.  Use of the roof shall be subject to reasonable rules and regulations as may be hereinafter enacted by Landlord to the extent the same are not inconsistent with the terms of this Lease.  Notwithstanding the foregoing, Tenant’s special rights to consent to the use of the roof by other tenants shall terminate in the event that Tenant (i) subleases eighty percent (80%) or more of the Premises to parties which are not Affiliate Transferees and (ii) does not identify the Building as its corporate headquarters for reporting purposes under the Securities Act of 1933.

b.           As part of the Tenant’s Work to be undertaken by Tenant pursuant to the Workletter attached hereto as Exhibit E, Tenant may construct (a) a skylight in the 10th floor of the Premises under the penthouse storage room located on the roof of the Building, and (b) a skylight in the penthouse storage room.  All costs associated with the initial installation of these skylights shall be applied against the Premises Improvement Allowance.  Once installed, the skylights shall be maintained as if they were Premises Improvements.  Tenant shall not be obligated to (and shall not) remove the skylights at the end of the Term, and the skylights shall become the property of the Landlord upon completion thereof.  Landlord shall, at Tenant’s option, erect a stairwell running from the 10th floor of the Building into the penthouse storage room on the roof of the Building so long as the same may be accomplished without violating applicable laws or zoning ordinances.  The costs associated with such installation shall be at the sole cost and expense of Tenant, and Tenant shall pay such costs in progress payments during construction as Additional Rent hereunder.  When and if constructed, the occupant of the 10th floor shall be the sole tenant of the Building with the exclusive right to use the staircase, and the staircase shall be treated as part of the Premises for all purposes hereunder.  The penthouse storage room, following construction of the stairwell by Landlord, (i) shall be for the exclusive use of the occupant of the 10th floor during the Term without any additional rental charge, (ii) shall be secured by Landlord so that only the occupant of the 10th floor (to the exclusion of other tenants of the Building) shall have access to and from the penthouse storage room through use of the pass-key system for the Building, and (iii) shall not be treated as a Common Area hereunder, but shall be treated for all purposes as if it were part of the Premises.

c.           Landlord shall, pursuant to the Construction Contracts, construct upon the roof such alterations to the roof as are necessary to “green” the roof in keeping with LEED Gold commissioning standards.  All costs associated with the initial installation of such “green” roof improvements shall be applied against the Common Area Improvement Allowance and distributed pursuant to the Common Area Escrow Agreement.  Once the roof improvements are fully installed in accordance with the plans, Landlord agrees to maintain them to the quality and standard existing at the time installation is complete as part of its Landlord Maintenance Obligation, and Landlord shall not be permitted to thereafter remove such improvements during the Term of this Lease unless required to do so by Legal Requirements.

d.           As part of the Tenant’s Work to be undertaken by Tenant pursuant to the Workletter attached hereto as Exhibit E, Tenant may construct a stereo system serving the rooftop patio area.  All costs associated with the initial installation of the stereo system shall be applied against the Premises Improvement Allowance.  The stereo system shall be the property of Tenant and may be removed by Tenant at any time during the Term or at the end thereof; provided, however, Tenant shall not be obligated to remove the stereo system at the end of the Term or restore the Building to the state it existed before installation thereof at the end of the Term.  If not removed by Tenant at the end of the Term, the stereo system shall be the property of Landlord without the need of further action by Tenant or Landlord.  Landlord shall not have the right to remove the stereo system during the Term, and Tenant shall have the right to maintain, repair, upgrade or replace the stereo system during the Term.

e.           As part of the Common Area Improvements, and pursuant to the Construction Contracts, Landlord shall refurnish the roof deck with new chairs, tables and the like.  Once installed, Landlord shall maintain the same as part of its Landlord Maintenance Obligation.  Furniture on the rook deck as of the Execution Date shall remain on the roof deck until such time as the new furnishings arrive; provided, however, Landlord acknowledges that it has no ownership interests in such existing furnishings and they are the exclusive property of Tenant (or an affiliated entity).  Tenant shall have the right and obligation to remove such existing furnishings at such time as the new furnishings arrive, and Tenant shall abide by the reasonable rules and instructions of Landlord in undertaking the removal of said furnishings.

33.           OPTION TO EXTEND TERM.

a.           Tenant shall have and is hereby granted the option to extend the Term hereof beyond the Lease Expiration Date (the “Extension Option”) for two (2) periods of five (5) years each (each, an “Extension Period”) commencing on the date immediately following the Lease Expiration Date, or, if applicable, on the date immediately following the last day of the first Extension Period if Tenant previously exercised the initial Extension Option; provided that: (i) Tenant delivers written notice of Tenant’s election to exercise such Extension Option (the “Extension Notice”) to Landlord, not more than thirty six (36), or less than twelve (12), months prior to the Lease Expiration Date or the last day of the first Extension Period, as applicable, time being of the essence; and (ii) no uncured Event of Default on the part of Tenant exists at the time of its delivery of the Extension Notice. Tenant shall have the right to extend the Term pursuant to the terms of this Section 33 for less than the entire Premises provided that (1) Tenant sets forth in the Extension Notice the portion of the Premises Tenant will relinquish as of the Termination Date or the last day of the first Extension Period, as applicable (the “Relinquished Premises”), and (2) the Relinquished Premises is not less than 4,500 contiguous square feet within the Building with direct access to an elevator bank and the bathrooms within the Common Areas and a reasonable window line commensurate with the size of the Relinquished Premises (but which window line need not face the street), unless Landlord otherwise consents (such consent to be deemed granted if not provided or denied within fifteen (15) days after Landlord’s receipt of the Extension Notice).  If Landlord does not consent to a proposed Relinquished Premises due to its failure to meet the terms of clause (2) in the previous sentence, Tenant may once again elect to deliver to Landlord an Extension Notice (provided same is delivered in accordance with the terms of this Section 33) for the entire Premises or for a portion of the Premises excluding an alternatively proposed Relinquished Premises which complies with such terms of clause (2) in the previous sentence, and the terms of this Section 33 shall apply to such Extension Notice.   In the absence of such further Extension Notice, this Lease shall expire on the Lease Expiration Date, or the last day of the first Extension Period, as applicable, unless earlier terminated in accordance with the terms hereof.

b.           All terms and conditions of the Lease, including without limitation all provisions governing the payment of Additional Rent shall remain in full force and effect during the applicable Extension Period, except that the Economic Terms (hereinafter defined) effective during the applicable Extension Period shall be determined in accordance with the provisions of this Section 33.  As used in this Lease, the term “Economic Terms” shall mean, at Tenant’s election, either (A) a continuation into the Extension Period of the economic terms of this Lease, with the amount of Annual Base Rent Per Square Foot applicable on the Lease Expiration Date escalated at the commencement of the Extension Period and thereafter at the annual escalation percentage for Annual Base Rent set forth in this Lease, reduced pro-rata for any Relinquished Space, and with a tenant improvement allowance equal to the product of (i) Eighty Three and 69/100 dollars ($83.69) per square foot of the Premises, reduced pro-rata for any Relinquished Space and escalated at 2.5% per annum from the Commencement Date until the date of commencement of the Extension Period, multiplied by (ii) thirty three percent (33%); or (B) a new set of economic terms based collectively upon the following: (1) a market-rate for Annual Base Rent Per Square Foot (taking into consideration all then-applicable market tenant concessions, and, if applicable, the absence of any obligation of Landlord to pay brokerage commissions or fees), (2) a market-rate annual escalation percentage for Annual Base Rent, (3) a market-rate tenant improvement allowance and (4) a rent abatement period and/or other concessions, if applicable given the prevailing market conditions.  The Economic Terms as determined in accordance with clause (A) in the immediately preceding sentence shall be referred to hereinafter as the “Existing Economic Terms” and the Economic Terms as determined in accordance with clause (B) in the immediately preceding sentence and otherwise in accordance with the terms of this Section 33 shall be referred to hereinafter as the “New Economic Terms”.  The New Economic Terms shall be those that would be agreed upon between Landlord and a new tenant not currently occupying the Building entering into an arm’s length new lease (and not a lease renewal) for comparable space in a Class A office building in the downtown business district of Washington, D.C. of comparable age, size, quality and location as the Building, with a build-out for tenant improvements comparable to Tenant’s initial build out of the Premises hereunder and for a term comparable to the length of the Extension Option (the foregoing, the “New Economic Term Conditions”).

c.           If Tenant elects in its Extension Notice to pursue New Economic Terms, Landlord and Tenant shall negotiate in good faith to determine the New Economic Terms for the applicable Extension Period, based upon the New Economic Term Conditions, for a period of thirty (30) days after the date on which Landlord receives the Extension Notice from Tenant.  In the event Landlord and Tenant are unable to agree upon the New Economic Terms for the applicable Extension Period within said thirty (30)-day period, then Tenant shall elect, by delivering written notice to Landlord within ten (10) days after the expiration of such thirty (30)-day period, that the Economic Terms for the Premises are either the Existing Economic Terms or, alternatively, New Economic Terms determined by binding arbitration in accordance with the following procedures.  If Tenant fails to timely deliver such notice to Landlord, the Term shall not be extended for the applicable Extension Period and the Term shall expire on the Lease Expiration Date, unless earlier terminated in accordance with the terms of the Lease.  If Tenant timely delivers such notice to Landlord with the intent of pursuing arbitration to determine the New Economic Terms, then (a) Tenant’s right to elect the Existing Economic Terms as the Economic Terms for the applicable Extension Period shall expire; and (b) within fifteen (15) days after Landlord receives such notice, Landlord and Tenant shall each select a real estate broker (based on the criteria set forth in Section 33.d below).  Within twenty (20) days of their selection, each broker shall make a written determination of the New Economic Terms based upon the New Economic Term Conditions.  All determinations of the New Economic Terms shall be in writing.  The party appointing each broker shall be obligated, promptly after receipt of the New Economic Terms prepared by the broker appointed by such party, to deliver a copy of such New Economic Terms to the other party.  If the New Economic Terms submitted by the initial two brokers are different, such brokers shall attempt to resolve such differences within the ten (10) day period immediately following the date on which both brokers have submitted the New Economic Terms and, if they agree, such determination shall be the New Economic Terms for purposes hereof and the Economic Terms for purposes of the applicable Extension Option.  If the initial two brokers are not able to resolve such differences and reach mutual agreement on the New Economic Terms within such ten (10) day period, then a third broker shall be selected by the initial two brokers within five (5) days after the expiration of such ten (10) day period (the third broker also having the qualifications set forth in Section 33.d. below).  If a third broker is appointed, the third broker shall review the New Economic Terms submitted by the initial two brokers and shall select one of the initial two submissions of New Economic Terms to be the Economic Terms for the applicable Extension Period.  The determination of the New Economic Terms pursuant to this Section 33.c. shall be final and binding upon Landlord and Tenant.  The expenses of each of the first two brokers appointed under this Section 33.c. shall be borne by the party appointing such broker.  The expenses of the third broker appointed under this Section 33.c. shall be paid one-half (1/2) by Landlord and one-half (1/2) by Tenant.

d.           Each real estate broker selected by Landlord and Tenant shall have the following qualifications:  (i) must be an independent and licensed real estate broker in the District of Columbia; (ii) must have a minimum of ten (10) years’ experience in commercial office leasing in the District of Columbia; (iii) must be an active broker in the District of Columbia; (iv) must have experience representing both landlords and tenants; (v) in the case of the third broker only, must not then be representing either Landlord or Tenant; and (vi) in the case of the third broker only, must not have been involved in any disputes with Landlord, Tenant or any of the other brokers.  In the event that real estate brokers with the qualifications described in this Section 33.d. are unavailable, qualified consultants with similar qualifications may be substitutes.

e.           Should the Term be extended hereunder, Landlord and Tenant shall execute an amendment modifying the Lease, which amendment shall set forth the Economic Terms in effect during the applicable Extension Period as determined in accordance with this Section 33.  Should Landlord or Tenant fail to execute such amendment, such failure shall not affect the extension of the Term effectuated pursuant to the terms of this Section 33.  If the Term is extended for less than all of the Premises in accordance with the terms of this Section 33, then such amendment shall also contain modifications to this Lease to reflect the relinquishment of the Relinquished Premises by Tenant.  Following the exercise and adoption of an Extension Period hereunder, and subject to the Economic Terms of the applicable Extension Period, (i) the “Term” hereunder shall be deemed to include the Extension Period, and (ii) the “Lease Expiration Date” shall be deemed to extend to the last day of the applicable Extension Period.

34.           EXPANSION OPTION.

a.           Landlord shall provide written notice to Tenant if, at any time, all or any portion of the sixth floor space within the Building (which is, as of the Effective Date, leased to other tenants) or any other space within the Building becomes available for lease at least six (6) months prior to its availability (the “Availability Notice”); provided, however, that Landlord shall not, in the event such space becomes available due to a termination of an existing lease with another tenant, be obligated to deliver an Availability Notice for such space until five (5) business days following such termination.  An Availability Notice must be given at least twenty (20) days prior to Landlord’s listing of such space as available for rent or acceptance by Landlord of any offer to lease that space.  For the duration of the Term, Tenant shall have the option (the “Expansion Option”) to lease all or any portion of the Building to the extent such space (A) is the subject of an Availability Notice for which Tenant delivers to Landlord the Expansion Option Notice (hereinafter defined) within twenty (20) days of the Availability Notice or (B) was the subject of a prior Availability Notice, but has not been, as of the date Tenant delivers to Landlord the Expansion Option Notice, leased to a third party or is not then subject to a lease or an executed and effective letter of intent with a third party (such space, in the event of either clause (A) or (B), the “Available Space”).   Tenant shall exercise the Expansion Option by delivery of written notice to Landlord of its exercise of the Expansion Option (the “Expansion Option Notice”), provided such Expansion Option Notice will only be effective to exercise the Expansion Option if (i) Tenant delivers the Expansion Option Notice no later than three (3) years prior to the last day of the Term (provided, however, if Tenant exercises its Extension Option pursuant to Section 33, the duration of the applicable Extension Period shall be taken into account in determining the Term) and (ii) no uncured Event of Default on the part of Tenant exists at the time of delivery of the Expansion Option Notice.  The Expansion Option Notice shall set forth the portion of the Available Space with respect to which Tenant’s exercise of the Expansion Option relates (the “Proposed Expansion Space”).  If the Proposed Expansion Space consists of all of the Available Space, then Landlord approval shall not be required for exercise of the Expansion Option, and Landlord approval of same shall be deemed granted hereunder.  If the Proposed Expansion Space consists of less than the entire Available Space, then approval by Landlord shall be required for Tenant’s exercise of the Expansion Option unless both (i) the Available Space other than the Proposed Expansion Space contains at least 4,500 contiguous square feet on a floor with direct access to an elevator bank and the bathrooms within the Common Areas and a reasonable window line in light of such space (which window line need not face the street) and (ii) the Proposed Expansion Space contains at least 2,000 square feet (such approval, if required, shall be deemed granted if not provided or denied within fifteen (15) days after Landlord’s receipt of the Expansion Option Notice).  The Proposed Expansion Space, when approved or deemed approved in accordance with the foregoing (or, if no approval of Landlord is required, when indicated by Tenant in the Expansion Option Notice), shall be the “Expansion Space” for purposes hereof.  If Tenant timely delivers the Expansion Option Notice, then Landlord and Tenant shall promptly enter into a lease amendment to reflect Tenant’s lease of the Expansion Space (the “Expansion Space Amendment”).  Landlord and Tenant hereby acknowledge and agree that the terms of the Expansion Space Amendment shall reflect the same terms set forth in this Lease as of the date of the Expansion Space Amendment, except that the economic terms shall be the Expansion Economic Terms determined as provided below in this Section 34, and the rent commencement date for the Expansion Space shall be the earlier of (a) the date when the tenant improvements for such Expansion Space have been completed by Tenant, thereby permitting Tenant to conduct its business there, and (b) one hundred twenty (120) days following the determination of the Expansion Space pursuant hereto.  The terms of the Expansion Space Amendment shall reflect that (a) the commencement date with respect to the Expansion Space shall be the date of the Expansion Space Amendment, and the termination date with respect to the Expansion Space shall be the end of the Term (as it may be extended hereunder), (b) the rentable square footage of the Expansion Space shall be measured in accordance with BOMA (ANSI Z65.1-1996), and (c) Tenant’s Pro Rata Share under this Lease shall be adjusted to take into account the Expansion Space.  Nothing herein shall be construed as prohibiting Tenant from exercising the Expansion Option on more than one occasion, so long as each exercise of the Expansion Option is accomplished in accordance with this Section 34.a.

b.           The Expansion Economic Terms (hereinafter defined) for the Expansion Space shall be determined in accordance with the following provisions.  As used in this Lease, the term “Expansion Economic Terms” shall mean, at Tenant’s election, either (A) the application of the economic terms of this Lease to the Expansion Space, with annual base rent per square foot of such Expansion Space equaling the Annual Base Rent Per Square Foot under this Lease at the time (and escalating thereafter as provided in this Lease) and with a tenant improvement allowance equal to the product of (i) Eighty Three and 69/100 dollars ($83.69) per square foot within the Expansion Space (escalated at 2.5% per annum from the Commencement Date until the date of determination of the Expansion Space) multiplied by (ii) the number of years remaining in the Term divided by the total number of years in the Term (in both cases, as the Term may have, at the time of determination, been extended by Tenant’s exercise of the Extension Option); or (B) a new set of economic terms based collectively upon the following: (1) a market-rate for Annual Base Rent Per Square Foot (taking into consideration all then-applicable market tenant concessions, and, if applicable, the absence of any obligation of Landlord to pay brokerage commissions or fees), (2) a market-rate annual escalation percentage for Annual Base Rent, (3) a market-rate tenant improvement allowance and (4) a rent abatement period and/or other concessions, if applicable given the prevailing market conditions.  The Expansion Economic Terms as determined in accordance with clause (A) in the immediately preceding sentence shall be referred to hereinafter as the “Existing Expansion Economic Terms” and the Expansion Economic Terms as determined in accordance with clause (B) in the immediately preceding sentence and otherwise in accordance with the terms of this Section 34 shall be referred to hereinafter as the “New Expansion Economic Terms”.  The New Expansion Economic Terms shall be those that would be agreed upon between Landlord and a new tenant not currently occupying the Building entering into an arm’s length new lease (and not a lease renewal) for comparable space in a Class A office building in the downtown business district of Washington, D.C. of comparable age, size, quality and location as the Building, with a build-out for tenant improvements comparable to Landlord’s initial build out of the Premises hereunder (the foregoing, the “New Expansion Economic Term Conditions”).

c.           Tenant shall indicate in its Expansion Option Notice whether it elects the Existing Expansion Economic Terms or the New Expansion Economic Terms.  If Tenant elects in its Expansion Option Notice to pursue New Expansion Economic Terms, Landlord and Tenant shall negotiate in good faith to determine the New Expansion Economic Terms for the Expansion Space, based upon the New Expansion Economic Term Conditions, for a period of thirty (30) days after the date on which Landlord receives the Expansion Option Notice from Tenant.  In the event Landlord and Tenant are unable to agree upon the New Expansion Economic Terms for the Expansion Space within said thirty (30)-day period, then Tenant shall elect, by delivering written notice to Landlord within ten (10) days after the expiration of such thirty (30)-day period, that the Expansion Economic Terms for the Expansion Space are either the Existing Expansion Economic Terms or, alternatively, New Expansion Economic Terms determined by binding arbitration in accordance with the following procedures.  If Tenant timely delivers such notice to Landlord with the intent of pursuing arbitration to determine the New Expansion Economic Terms, then (a) Tenant’s right to elect the Existing Expansion Economic Terms as the Expansion Economic Terms for the Expansion Space shall expire; and (b)

within fifteen (15) days after Landlord receives such notice, Landlord and Tenant shall each select a real estate broker (based on the criteria set forth in Section 33.d above).  Within twenty (20) days of their selection, each broker shall make a written determination of the New Expansion Economic Terms based upon the New Expansion Economic Term Conditions.  All determinations of the New Expansion Economic Terms shall be in writing.  The party appointing each broker shall be obligated, promptly after receipt of the New Expansion Economic Terms prepared by the broker appointed by such party, to deliver a copy of such New Expansion Economic Terms to the other party.  If the New Expansion Economic Terms submitted by the initial two brokers are different, such brokers shall attempt to resolve such differences within the ten (10) day period immediately following the date on which both brokers have submitted the New Expansion Economic Terms and, if they agree, such determination shall be the New Expansion Economic Terms for purposes hereof and the Expansion Economic Terms for purposes of the Expansion Space.  If the initial two brokers are not able to resolve such differences and reach mutual agreement on the New Expansion Economic Terms within such ten (10) day period, then a third broker shall be selected by the initial two brokers within five (5) days after the expiration of such ten (10) day period (the third broker also having the qualifications set forth in Section 33.d above).  If a third broker is appointed, the third broker shall review the New Expansion Economic Terms submitted by the initial two brokers and shall select one of the initial two submissions of New Expansion Economic Terms to be the Expansion Economic Terms for the Expansion Space.  The determination of the New Expansion Economic Terms pursuant to this Section 34.c. shall be final and binding upon Landlord and Tenant.  The expenses of each of the first two brokers appointed under this Section 34.c. shall be borne by the party appointing such broker.  The expenses of the third broker appointed under this Section 34.c. shall be paid one-half (1/2) by Landlord and one-half (1/2) by Tenant.

d.           The Expansion Option shall be subordinate to all expansion, extension or renewal rights or options granted to existing tenants of the Building as of the Effective Date.  The Expansion Option shall represent a senior interest in the Building and the Land as to any expansion, extension or renewal rights granted (whether to existing tenants or new tenants) from and after the Effective Date, and such rights shall be subordinate to the Expansion Option and Landlord shall indicate the same in any documentation granting such rights.  The Expansion Option is not transferable, and the parties acknowledge and agree that they intend that such rights shall be “personal” to Tenant and that in no event will any assignee (other than an Affiliate Transferee) or sublessee (other than an Affiliate Transferee) have any rights under the Expansion Option.  The Expansion Option shall, therefore, terminate upon any assignment of this Lease (except an assignment to an Affiliate Transferee).  Moreover, the rights of Tenant under the Expansion Option shall be suspended and of no force or effect during any period where Tenant shall have entered into subleases for more than fifty percent (50%) of the Premises, excluding for purposes of this calculation subleases to any Affiliate Transferee.

35.           TENANT’S RIGHT OF FIRST OFFER TO PURCHASE

a.           Tenant shall be granted during the Term the following rights with respect to the Building and the land underlying same (such rights, the “Purchase Right of First Offer”).  In the event Landlord, during the Term, seeks to sell the Building (and Landlord’s interest in the land underlying same) to a third party, Landlord shall first send notice to Tenant (the “Proposed Sale Notice”).  Provided that (a) no uncured Event of Default on the part of Tenant then exists under this Lease, (b) Tenant shall not have assigned the Lease to any entity other than an Affiliate Transferee and there shall not then be in effect any sublease or subleases with respect to fifty percent (50%) or more of the Premises to any parties other than Affiliate Transferees, and (c) Tenant notifies Landlord, in writing, within twenty (20) days after Tenant receives the Proposed Sale Notice (time being of the essence) of Tenant's irrevocable election to purchase the Building (and Landlord’s interest in the land underlying same) for a purchase price to be set forth by Tenant in such notice (the "Tenant Purchase Notice"), Tenant shall, if Landlord accepts the purchase price set forth in the Tenant’s Purchase Notice, have the right to acquire the Building on the terms set forth in Section 35.b.  Failure of Landlord to accept or reject the purchase price within fifteen (15) days of delivery of the Tenant Purchase Notice shall be deemed Landlord’s rejection of the purchase price set forth in the Tenant Purchase Notice.  In the event Tenant fails timely to deliver a Tenant Purchase Notice to Landlord, Landlord may sell the Building (and Landlord’s interest in the land underlying same) to any person or entity of Landlord's choice and at any price.  In the event Tenant timely delivers a Tenant Purchase Notice to Landlord and Landlord rejects the purchase price set forth therein, Landlord may sell the Building (and Landlord’s interest in the land underlying same) to any person or entity of Landlord's choice at any purchase price greater than 95% of the purchase price set forth in the Tenant Purchase Notice, and such sale shall not be subject to the Purchase Right of First Offer herein described so long as it is consummated (i.e., closed) within two hundred forty (240) days of the Tenant Purchase Notice.  If Tenant fails to close upon its acquisition of the Building in accordance with Section 35.b after its delivery of the Tenant Purchase Notice, and such failure is not due to an act or failure to act on the part of Landlord or a breach of Landlord’s covenants hereunder, Landlord may sell the Building (and Landlord’s interest in the land underlying same) to any person or entity of Landlord's choice, on whatever terms and conditions are selected by Landlord in its sole discretion, so long as it is consummated within two hundred forty (240) days following Tenant’s scheduled closing date (and, as a result, such sale shall not be subject to the Purchase Right of First Offer herein described).  In all circumstances, other than where a sale by Landlord is not explicitly subject to the Purchase Right of First Offer as set forth above, the Purchase Right of First Offer of Tenant shall remain in effect.

b.            If the Purchase Right of First Offer is exercised in accordance with Section 35.a., the consideration to be paid by Tenant to Landlord at closing of the acquisition of the Building shall be the purchase price determined in accordance with Section 35.a. (payable in current U.S. funds by wire transfer).  In addition, the parties shall split equally all transfer or recordation tax and any escrow fees or charges incurred in connection with the closing, except that Tenant shall be responsible for any title insurance premiums or fees due in connection with the acquisition of a title insurance policy.  Each party shall bear its own legal fees in connection with the closing.  The parties shall prorate all taxes, utilities, rents and other current expenses as of midnight preceding the date of closing (i.e., Tenant shall receive the benefit and bear the burden for all periods following midnight), and the parties shall re-prorate within sixty (60) days of closing for any of the foregoing amounts that were indeterminable at the date of closing.  All other closing fees not described above shall be the responsibility of Tenant.  The closing, whereby Tenant shall pay the applicable purchase price to Landlord and Landlord shall convey the Building and its interest in the underlying land to Tenant, shall be an escrowed closing, with funds released to Landlord only upon recordation in the land records of the instrument of transfer, unless the title company irrevocably commits to issue the title policy at the closing.  The transfer of the Building and the underlying land shall be accomplished by delivery and recordation of a special warranty deed or, if Landlord’s ownership of the land underlying the Building is by means of a ground lease, by delivery and recordation of an assignment of ground lease and delivery of an executed ground lessor estoppel, in either case subject to no financial liens, judgment liens, mechanic’s or materialman’s liens or deeds of trust except those caused by Tenant, all of which shall be discharged by Landlord prior to the closing.  Title to the Building and the underlying land shall be subject to no other instruments (whether recorded in the land records or otherwise) that would serve to prohibit the title insurance company from issuing a title insurance policy insuring good and marketable title to the Building, both in record and in fact, either as a fee simple interest or a ground lease interest, as applicable, in the amount of the purchase price determined in accordance with Section 35.a.  In no event shall instruments of record in the land records as of the Effective Date of this Lease be deemed to cause title to the Building not to be good and marketable, both in record and in fact, except with respect to financial liens, judgment liens, mechanic’s or materialman’s liens or deeds of trust, all of which, except those caused by Tenant, shall be discharged by Landlord prior to the closing as aforesaid.  Landlord shall take such actions as are necessary to cause title to the Building and the land to be in the condition required by this Section 35.b. prior to closing.  During the Term of this Lease, Landlord covenants and agrees that it shall not, without Tenant’s prior consent, enter into any amendment to the Ground Lease which shortens the duration of the Ground Lease.  In this regard, Landlord shall provide Tenant fifteen (15) days’ notice of any such proposed amendment to the Ground Lease, and any such required consent shall be deemed given if not refused within such fifteen (15) day period.  The title insurance company and the escrow agent shall be established companies with well-respected reputations in the Washington, DC Metropolitan area, shall be selected by Tenant and may be the same party acting in both roles.  There shall be no deposit required of Tenant for the acquisition of the Building; provided, however, the closing shall take place no later than ninety (90) days following the Tenant Purchase Notice.  Failure to complete the closing by such date shall cause the termination of the Purchase Right of First Offer and the termination of Tenant’s right to acquire the Building hereby, so long as such failure is not caused by actions or failures to act on the part of Landlord or a breach of Landlord’s covenants hereunder.  Any delay of closing beyond such ninetieth (90th) day caused by actions or failures to act on the part of Landlord or a breach of Landlord’s covenants hereunder shall permit Tenant (a) to continue to lease and occupy the Premises on the terms herein contained for a period equal to the amount of time it takes Landlord to complete such necessary action or cure such breach, not to exceed the greater of the remainder of the Term or five (5) years from such ninetieth (90th) day; and (b) without limiting the foregoing, to avail itself of all rights and remedies available to Tenant at law or in equity against Landlord, including the right of specific performance, but (subject to Section 30.c. hereof) excluding any claim for consequential or punitive damages.

c.           Notwithstanding anything to the contrary contained herein, the Purchase Right of First Offer shall terminate upon any foreclosure or deed and/or assignment in lieu of foreclosure of any Landlord mortgage financing (leasehold and/or fee).

36.           BUILDING LOBBY; SECURITY; SIGNAGE; TECHNOLOGY UPGRADES

a.           Landlord agrees to undertake, pursuant to the Construction Contracts, the installation of certain improvements to the lobby of the Building.  Such improvements shall include (a) the installation of a turnstile, pass-key system for the lobby that permits entry into the Building of only Tenant, Landlord, other tenants of the Building and their employees and guests, and which also requires use of the pass-key system to exit the Building, (b) the installation of a reception desk within the lobby, such reception desk to be of sufficient size to accommodate a concierge, who will be an employee of Tenant, and signage sufficient to identify Tenant by its trade name in the vicinity of said concierge; and (c) the demolition of the staircase in the lobby running from the first floor of the Building to the second floor of the Building, and the restoration of that area to a Class A commercial finish.  In addition, Landlord shall, pursuant to the Construction Contracts, refurnish the lobby with new chairs, tables and the like.  Furniture located in the lobby as of the Execution Date shall remain within the lobby until such time as the new furnishings arrive; provided, however, Landlord acknowledges that it has no ownership interests in such existing furnishings and they are the exclusive property of Tenant (or an affiliated entity).  Tenant shall have the right and obligation to remove such existing furnishings at such time as the new furnishings arrive, and Tenant shall abide by the reasonable rules and instructions of Landlord in undertaking the removal of said furnishings.  All costs associated with the initial improvements to the lobby and furnishings therein shall be applied against the Common Area Improvement Allowance and distributed pursuant to the Common Area Escrow Agreement.  Once installed, Landlord shall maintain, repair, restore and replace (if reasonably deemed necessary) the improvements and furnishings in the lobby to the standard existing at the time of their installation, subject to ordinary wear and tear, as part of its Landlord Maintenance Obligation.

b.           (i)           Landlord shall provide and maintain security features and security measures for the Building as herein described.  Landlord shall staff (or cause to be staffed) the lobby of the Building with no fewer than one (1) unarmed security officer to be stationed at the reception desk referred to in Section 36.a. above 24 hours a day, seven days a week.  Landlord hereby grants to Tenant the right to station a concierge at the reception desk who will serve Tenant’s employees and guests during Normal Business Hours or such other times as Tenant may determine in its discretion.  Said concierge shall be an employee of Tenant, and Landlord shall not be responsible for any costs associated with said concierge.  Tenant shall have the option, to be exercised at its sole discretion, to have Landlord employ (or cause to be employed) a concierge in lieu of Tenant’s concierge, in which event (i) the concierge shall not be an employee of Tenant, (ii) the concierge shall service all tenants of the Building (including Tenant) and their employees and guests during Normal Business Hours; and (iii) the costs of such concierge shall be included by Landlord as an Operating Expense.  Landlord shall use and operate the turnstile, pass-key system to be installed as described in subsection 36.a above in order to control entry and exit from the lobby of the Building.  All other entryways and exits to and from the Building will likewise only be permitted by use of a pass-key card.  Entry to and exit from the Building shall be recorded via the pass-key card system.  Landlord shall maintain such ingress and egress records for a minimum of three (3) years, and Tenant shall have the right to inspect such records promptly upon notice to Landlord.  Landlord shall permit no one in the Building who does not have a permanent pass-key card or guest pass-key card.  Landlord shall provide permanent pass-key cards to all tenants of the Building; provided, however, that Tenant shall be permitted to issue and rescind pass-key cards with respect to employees of Tenant.  Upon notice from Tenant of the rescission of access rights to an employee, former employee, guest or other invitee of Tenant, Landlord shall as promptly as commercially reasonable update its systems so as to prohibit access by that individual through use of the pass-key system.  On a monthly basis, Landlord (or its property manager) shall audit the use of the pass-key system and compare the same to the employee rolls of Tenant and all other tenants of the Building (to the extent Landlord can reasonably gain access to such employee rolls of other tenants of the Building) to assess whether any person who is no longer on such employee rolls possesses access rights to the Building, and Landlord shall confirm to Tenant (which Tenant may require to be in writing) that either (a) the employee rolls match the use of the pass-key system, or (b) any individuals not on such employee rolls have been identified and have had their access rights to the Building rescinded.  Guest pass-key cards shall be provided (and shall only be provided) by Landlord to guests of Tenant, Landlord or other tenants of the Building upon presentation by such guest of a valid state or federal identification card and upon confirmation that such guest is indeed visiting an employee of Tenant, Landlord or another tenant of the Building.  Guest pass-key cards shall only permit the guest to enter and exit the Building for one business day during Normal Business Hours.  As part of its Landlord Maintenance Obligation, Landlord shall maintain any improvements serving in a security function to the standard they existed following installation, subject to ordinary wear and tear, and Landlord shall use commercially reasonable efforts to operate and maintain the same in substantial conformance with any owner’s or operator’s manuals or manufacturer’s specifications provided with the related equipment therefor.  Except in the case of emergencies, Landlord shall not access or be permitted to grant access to the Premises to any person (including Landlord’s employees, employees of the property manager or cleaning, maintenance and repair personnel) without having first notified Tenant of the names of such persons and, in each case, the person’s employer, and Tenant shall be permitted to refuse access to any such person where such prior notification is not given.  For good faith, reasonable cause, Tenant may rescind or deny any such person a right of access to the Premises.  Nothing herein shall be construed so as to limit the entry rights retained by or granted to the Ground Lessor under the Ground Lease.  Tenant shall be permitted to hire and retain one or more armed security guards for the Building.  Any such armed security guard shall be either an employee of a security firm hired by Tenant or a direct employee of Tenant and, in any event, shall be retained at Tenant’s sole and exclusive cost.  Landlord hereby permits and grants to Tenant the right to have any such armed security guard patrol within the Premises, all Common Areas of the Building and the Land.  Tenant covenants and agrees that any armed security guard hired by Tenant shall not encroach upon or access the premises of other tenants in the Building unless the presence of such security guard is requested by the applicable tenant.  The armed security guard, if hired directly by Tenant, shall have the requisite experience and technical skills to undertake its responsibilities and, if an employee of a security firm hired by Tenant, shall be an employee of an established security firm with experience in the security of similar buildings in the Washington, D.C. metropolitan area.  Notwithstanding any other provision of this subsection, Tenant shall not be permitted to retain an armed security guard (whether directly or through a security firm) from and after the Execution Date without having first provided to Landlord a certificate of insurance or another agreement binding on the applicable insurer covering Landlord and its property manager as an additional insured with respect to actions of the armed security guard when performing services at the Project, such coverage to be afforded under either (i) the security firm’s general liability policy; or (ii) Tenant’s general liability policy (it being understood that, in the case of either (i) or (ii), the policy coverage limits must be reasonable for the Washington, DC market).

(ii)           As part of the Tenant’s Work to be undertaken by Tenant pursuant to the Workletter attached hereto as Exhibit E, Tenant may install a top-level commercial security camera monitoring and surveillance system for the Building and the Land, including the Parking Facility, the lobby, the penthouse and the rooftop.  All costs associated with such installation shall be applied against the Premises Improvement Allowance.  The security cameras shall feed into a control room located within the Premises as well as into one (1) control room or security desk where Landlord requests such feed; provided, however, Tenant shall not be required to provide to Landlord surveillance camera feeds from cameras covering exclusively the Premises.  Tenant shall have full control over the security camera system, including determining, in its discretion, where such cameras shall be located, how they will be oriented and the manner of their operation.  Tenant shall cause the security camera system to comply with all applicable laws, building codes and zoning ordinances.  Tenant shall be responsible for the maintenance of the cameras and shall have the right to upgrade, replace, repair or remove the cameras at its discretion.  Landlord grants to Tenant such use and access rights in the Common Areas and elsewhere that may be reasonably necessary for Tenant to place such video cameras, install them, maintain, repair, replace or upgrade them and runs lines and cables to and from them.  The video cameras will be the property of Tenant, may be removed by Tenant at any time during or at the end of the Term, and may be removed by Tenant at the end of the Term.  If Tenant elects not to remove the cameras at the end of the Term, they shall at once become the property of Landlord without the need of further action on the part of either Landlord or Tenant.  All costs of installing, maintaining and operating such equipment shall be borne by Tenant.

c.           Except for and subject to the existing exterior signage rights contained in the lease of space to Foxhall Enterprises, Inc. and except as provided in the third (3rd) sentence of this paragraph, Landlord grants to Tenant the exclusive right to place signage in reasonable locations upon the exterior of the Building or visible from the exterior of the Building identifying Tenant by its trade name, including, without limitation, signage along the second floor window line and signage on or near the roof.  Tenant shall install such signage, and such signage shall be designed, in accordance with all applicable laws, building codes and zoning ordinances and orders.  No signage other than Tenant’s signage shall be permitted on the exterior of the Building or visible from the exterior of the Building except that (i) customary “For Rent” or “For Sale” signage shall be permitted to the extent related to Landlord’s rental or sale efforts with respect to the Building; and (ii) signage for any retail tenant of Landlord within the Retail Space shall be permitted so long as any new signage installed or replaced after the Effective Date shall be consistent with the Class A nature of the Building and, except as provided in the first (1st) sentence of this paragraph, subject to Tenant’s reasonable approval.  All costs associated with the design, initial installation and construction of the signage shall be the responsibility of Tenant.  Landlord shall maintain such signage, after installation by Landlord, to the standard existing at the time of its installation as part of its Landlord Maintenance Obligation, subject to ordinary wear and tear, but Tenant shall be responsible for the cost of any replacement reasonably deemed necessary.  Landlord grants to Tenant the right to update or renovate the signage with the consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Such updates or renovations shall be undertaken by Tenant at its cost, and the responsibility for design, construction, installation and maintenance of such updates or renovations shall be as set forth previously in this paragraph.  Tenant shall be required to remove any Tenant signage at the end of the Term and shall restore the Premises or any other portion of the Building to its original condition as it existed prior to the installation of such Tenant signage.  Landlord shall have no right to object to or prohibit Tenant from signage (or updates thereto) Tenant deems appropriate for installation in accordance with this subsection unless such signage (a) would be in violation of applicable laws, building codes or zoning ordinances, (b) has an adverse effect on the structural components of the Building or the Base Building Systems or (c) obstructs the window line of other tenants of the Building.

d.           Landlord grants to Tenant the right to create a window display in furtherance of Tenant’s branding and marketing objectives (which may include a bank of video and/or computer monitors) in the windows fronting the street within the 1st floor Premises.  The installation of the window display shall be undertaken by Tenant at its sole cost and expense.  Tenant shall maintain the window display, and Landlord shall have no responsibility therefor.  Landlord grants the Tenant the right to update or renovate the window display with the consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Such updates or renovations shall be undertaken by Tenant at its cost, in accordance with all laws, rules and regulations applicable to the Building and so as to minimize interference with other tenants’ use and enjoyment of the Building.  In all other respects, such updates or renovations shall be undertaken as if they were Alterations for purposes of this Lease and therefore governed by the provisions of Section 8 hereof.  Such updates or renovations shall be maintained by Tenant.

e.           Subject to Tenant’s rights elsewhere in this Lease, Landlord shall have the right to approve, in its reasonable discretion, the design, locations, number, size and color of all signs or lettering located in the Common Areas; provided, however, no other tenant of the Building shall be permitted to post signage within the Common Areas without the express written consent of Tenant (other than the name and suite number of any such tenant as listed on the marquis for the Building, which shall be permitted).  Notwithstanding the foregoing, Tenant may and shall have the right to, as part of its work to be undertaken pursuant to the Workletter attached hereto as Exhibit E, install the following signage into the following Common Areas: (a) on the transom above the front doors to the lobby of the Building, Tenant shall be permitted to etch in the glass thereof the words “The CoStar Group Building”; (b) below or at the base of the Video Wall (and, in any event, below the monitors), Tenant shall be permitted to display the name “CoStar Group” in stainless steel, lighted lettering; (c) on the garage elevator and lobby doors, Tenant shall be permitted to etch in the glass thereof the name “CoStar Group”’ and (d) on the penthouse roof entrance, Tenant shall be permitted to etch into the glass thereof the name “CoStar Group.”  The cost and expense of such signage within the Common Areas shall be applied against the Premises Improvement Allowance and disbursed pursuant to the Premises Escrow Agreement.  Once installed, Tenant shall have the right and obligation to maintain, repair, replace, restore or upgrade such trade name signage at its discretion and at its expense.  Landlord shall not be permitted to remove such signage during the Term, and Tenant will not be obligated to remove such signage or restore the affected area at the end of the Term.

f.            Landlord hereby grants to Tenant the right, at no additional cost to Tenant, to use the lobby of the Building for employee meetings upon one (1) business day’s advance notice to Landlord.  Such use shall be on a temporary basis and will end prior to the end of Normal Business Hours on any given day.  Tenant shall be responsible for cleaning the area after its use and restoring it to the same condition as it was prior to such use.  If Landlord notifies Tenant that its use of the lobby is violating the right of other tenants of the Building or their guests to use the lobby during Tenant’s use of same in accordance with this paragraph, Tenant shall adjust its use so as to not interfere with such rights.  In no event shall Tenant’s use of the lobby prevent or obstruct the use of the elevators in the lobby or the use of entryways or exits by other tenants of the Building and their employees and guests.

g.           In no event will Landlord rent or allow the use of the lobby or any other Common Area in the Building to any party that is not either Landlord, Tenant or another tenant of the Building.

h.           Landlord hereby agrees to undertake, pursuant to the Construction Contracts, the installation of the housing for a Video Wall (defined below) in the form of a custom-built wall or closet (the “Video Wall Housing”) in the location described, and to the specifications set forth, in the Construction Contracts.  The Video Wall Housing will run approximately 20 linear feet within the lobby of the Building.  Construction of the Video Wall Housing will include the installation of an electric feed, breaker panel and supplemental HVAC unit by Landlord sufficient to serve the Video Wall that Tenant will construct within the Video Wall Housing and the additional monitors referenced in subsection 36.i. below.  In connection therewith, Landlord shall undertake any necessary core drilling.  All costs associated with the design, initial installation and construction of the Video Wall Housing shall be the responsibility of Landlord, and disbursements shall be made out of the Common Area Improvement Allowance in accordance with the Common Area Escrow Agreement to pay such costs.  Landlord shall maintain the Video Wall Housing as part of its Landlord Maintenance Obligation.  The Video Wall Housing will be secured by Landlord so that only certain of Tenant’s and Landlord’s representatives (as permitted by Tenant) can access the same, and Landlord shall provide to Tenant access cards or keys as necessary for its use.  Landlord hereby grants to Tenant the right to install a bank of computer or video monitors or other identifying information in furtherance of Tenant’s business purposes and its branding and marketing objectives within the Video Wall Housing (the “Video Wall”), and Tenant shall be permitted access to all electric lines, the breaker panel and the supplemental HVAC unit which are part of the Video Wall Housing in order to install the Video Wall therein (including installation of such audio-visual wiring or cabling and any racks as may be required).  All costs associated with the design, initial installation and construction of the Video Wall shall be paid out of the Premises Improvement Allowance.  Tenant shall maintain the Video Wall and shall control all content produced by the Video Wall.  Landlord grants to Tenant the right to update, renovate, remove or replace the Video Wall at Tenant’s discretion.  Any such update, renovation, removal or replacement of the Video Wall shall be undertaken by Tenant at its cost.  If Landlord so requests, Tenant shall remove the Video Wall at the end of the Term and shall restore the Video Wall Housing to its original condition as it existed prior to the installation of the Video Wall.  Tenant shall not be responsible for the removal of the Video Wall Housing at the end of the Term.  Landlord shall have no right to object to or prohibit Tenant from installation of a Video Wall (or updates thereto) that Tenant deems appropriate in accordance with this subsection unless such Video Wall (a) would be in violation of applicable laws, building codes or zoning ordinances, or (b) has an adverse effect on the structural components of the Building or the Base Building Systems.  The video and computer equipment comprising the Video Wall shall at all times be considered the property of Tenant.

i.           Landlord hereby grants to Tenant the right to install additional video monitors affixed by brackets to the walls or on monitor stands in the lobby of the Building and, in either case, adjacent to the Video Wall (up to ten (10) such video monitors and stands), and Tenant shall be permitted access to all electric lines and the breaker panel which are part of the Video Wall Housing in order to install such monitors and connect them thereto.  Landlord acknowledges and agrees that connecting the monitors to the Video Wall Housing data and electrical components may require cables and lines extending from the Video Wall to the monitors, and Landlord shall install such cables and lines (including core drilling into the first floor slab of the Building, if necessary) in order to allow for such connection, all of the foregoing to be completed by Landlord so that, after final installation, the lobby is in keeping with the Class A nature of the Building.  Any costs incurred by Landlord in connection with the foregoing shall be completed in accordance with the Construction Contracts and applied against the Common Area Improvement Allowance.  Other than as set forth above, all costs associated with the design and initial installation of the monitors (including the costs of the brackets or monitor stands) shall be the responsibility of Tenant and shall be applied against the Premises Improvement Allowance.  Tenant shall maintain the monitors and shall control all content displayed on the monitors.  Landlord grants to Tenant the right to update, renovate, remove or replace the monitors at Tenant’s discretion.  Any such update, renovation, removal or replacement of the monitors shall be undertaken by Tenant at its cost.  If Landlord so requests, Tenant shall remove the monitors, brackets and stands (as applicable) at the end of the Term and shall restore the lobby to its original condition as it existed prior to the installation of the monitors.  Landlord shall have no right to object to or prohibit Tenant from installation of the foregoing described monitors (or updates thereto) that Tenant deems appropriate in accordance with this subsection unless such monitors (a) would be in violation of applicable laws, building codes or zoning ordinances, or (b) have an adverse effect on the structural components of the Building or the Base Building Systems.  The monitors and stands shall at all times be considered the property of Tenant.

j.           Notwithstanding anything to the contrary contained herein, the exclusive nature of Tenant’s exterior signage rights described in paragraph c. of this Section 36 shall terminate in the event that Tenant shall have subleased more than fifty percent (50%) of the Premises to parties which are not Affiliate Transferees.  Tenant’s rights under paragraph d. of this Section 36 shall be “personal” to Tenant so that no assignee or subtenant of Tenant (other than an Affiliate Transferee) shall have the rights of Tenant thereunder.  Tenant’s rights under paragraph f. of this Section 36 shall terminate from and after such time as Tenant does not identify the Building as its corporate headquarters for reporting purposes under the Securities Act of 1933.

k.           As of the Execution Date, the Building (including the roof) has been outfitted with cell antennas (i.e., repeaters) which enhance cell phone reception within the Building and “WiFi” which enables permitted users remote access to the internet while in the Building.  Though some of these cell antennas or remote access components are located within the Common Areas or elsewhere, Landlord hereby grants to Tenant the right and obligation to maintain such cell antennas and remote access components throughout the Term, including the right to replace, remove, upgrade or replace such cell antennas and remote access components at its discretion, all at Tenant’s expense.  While the cell antennas and the remote access components are the property of Landlord, Landlord shall not remove such cell antennas or remote access components during the Term.  Tenant shall not be obligated to remove any such items or restore the Building in respect of same at the end of Term.  In order for Tenant to discharge its maintenance obligation hereunder, Landlord hereby grants to Tenant such rights as it shall need, whether in the Common Areas or elsewhere, in order to access all wiring, systems, switches, lines, pipes and related components which run to and from the “WiFi” system or the cell antennas, including accessing any wiring closets, building risers, electrical closets, control rooms or mechanical engineering closets where such wiring, systems, switches, lines, pipes and related components may be housed.

37.           LEASING RESTRICTIONS; ADDITIONAL LANDLORD COVENANTS

a.           Landlord shall not lease, sell or permit use of the Building by any company or business (other than Tenant or an Affiliate of Tenant) that sells, licenses or makes publicly available in a commercial forum (i) property level information with respect to commercial real estate, including space availability, comparable sales, tenant, sales and sales transaction data; (ii) commercial real estate market research, forecasting, or credit default modeling; (iii) commercial real estate business intelligence or real estate reporting tools; or (iv) commercial real estate investment management software solutions, including portfolio management software, in each case in competition with Tenant’s or any of its affiliate’s businesses as such businesses are conducted as of the Execution Date (a “Competitive Business”).  For purposes of clarification, examples of Competitive Businesses include, without limitation, any of the following businesses (or their successor by merger or acquisition):  Open Standards Consortium for Real Estate (OSCRE); National Association of Realtors (NAR); CCIM Institute Commercial Real Estate (CCIM); Society of Industrial and Office Realtors (SIOR); Commercial Association of Realtors Data Services; Reis, Inc.; CBRE Econometric Advisors (formerly Torto Wheaton Research); Catylist; Officespace.com; MrOfficeSpace.com; Marshall & Swift; Yale Robbins; Real Capital Analytics; Trepp Inc.; Association of Industrial Realtors (AIR); Smith’s Guide; Black’s Guide; WorkplaceIQ; RealPoint; Commercial Search; Cityfeet.com, Inc.; LoopNet, Inc.; Xceligent; the Appraisal Institute; TenantWise, Inc.; Yardi; Argus Software, Inc.; Intuit; Cougar; Realup.com; Reed Business Information Limited; Bloomberg L.P.; and Rosen Group.  Notwithstanding anything to the contrary set forth above, a Competitive Business shall not include a business primarily engaged in commercial real estate brokerage, landlord/tenant representation, investment sales activities or investment advisory services (e.g., Cushman & Wakefield, Cassidy Turley, CBREI).  Notwithstanding the foregoing, Tenant acknowledges and agrees that each of SDA and Clark Nexsen (as defined in Section 41) may, under leases in effect as of the Execution Date, hereinafter assert or purport to possess rights to assign or sublet its respective space to a company or companies that may be considered a Competitive Business hereunder and, therefore, Tenant’s rights under the preceding provisions of this Section 37.a. shall be subject to any such rights asserted by SDA or Clark Nexsen.  Landlord further agrees that Landlord shall not rent or sell space in the Building to any tenant or owner other than one suitable for a Class A office building that, for all portions of the Building with the exception of Retail Space, uses its premises within the building for traditional office uses.  Any exception to the foregoing shall require the express written consent of Tenant, which consent may be withheld in Tenant’s sole discretion.  Landlord shall not permit any of the following uses in the Building, and will not sell or lease the Building to any owner or tenant who undertakes business in, or otherwise uses the Building for, the following: adult entertainment, adult video or bookstore, secondhand or used goods store, nightclub, tavern, lounge, dance hall, massage parlor, funeral home or morgue, pool hall, game parlor, commercial amusements, undertaking establishments, health spa, gym, skating rink, bingo games, betting agency, bowling alley or other entertainment, health or recreational facility, flea market, auto dealership, car rentals or sales, hazardous or illegal uses, or child care center.  The foregoing shall not be deemed a limitation on the right and obligation of Landlord to maintain a gym facility in the Building for the use of Tenant, other tenants of the Building and Landlord.

b.           Machines, equipment, materials and activities of other tenants in the Building which cause vibration, noise, cold, heat, fumes, trash, waste, odors or gas emissions that may be transmitted into the Premises or into the Common Areas to such a degree as to be objectionable to Tenant in Tenant's reasonable opinion shall be addressed by Landlord promptly, and Landlord shall have the responsibility to undertake (or cause the undertaking of) any remedial action as may be necessary to eliminate such objectionable condition.  If such objectionable condition is not remedied within three (3) business days of Tenant’s request to Landlord regarding same, then rent under this Lease will abate for a pro rata portion of the Premises equal to all portions of the Premises that are rendered untenantable by such objectionable condition until such time as the objectionable condition is remedied.  The foregoing rent abatement shall not serve as a limitation on any other remedies that may be available to Tenant hereunder or at law or in equity.  Tenant acknowledges that the pizza restaurant presently operating in the Retail Space is not objectionable in the manner operated as of the Execution Date.

38.           LOADING DOCKS; FRIEGHT ELEVATORS; GYM

a. Tenant shall be permitted to have reasonable use of the loading docks and freight elevators for its business purposes throughout each day, and shall not be restricted from using the same during Normal Business Hours or otherwise in common with the rights of other tenants of the Building.

b. Landlord shall, pursuant to the Construction Contracts, improve and remodel the gym facilities located in the Building.  Once completed, such improvements shall be maintained by Landlord to the standard existing upon completion, subject to ordinary wear and tear, as part of its Landlord Maintenance Obligation hereunder.  Tenant shall have the non-exclusive right, in common with other tenants of the Building, to use the gym facilities 24 hours a day, seven days a week.  Landlord shall not permit any person other than employees of Landlord, Tenant and other tenants of the Building (and their guests) to use the gym facilities.  In addition, Landlord shall lease new gym equipment for the Building consisting of, at a minimum, the gym equipment referenced on Exhibit F hereto, such gym equipment to be leased pursuant to a lease agreement with an equipment provider of Tenant’s choosing.  Tenant acknowledges and agrees that such leasing expenditures shall be considered an Operating Expense for purposes hereof.  Equipment located in the gym as of the Execution Date shall remain within the gym until such time as the new gym equipment arrives; provided, however, Landlord acknowledges that it has no ownership interests in such existing equipment and it constitutes the exclusive property of Tenant (or an affiliated entity).  Tenant shall have the right and obligation to remove such existing equipment at such time as the new equipment arrives, and Tenant shall abide by the reasonable rules and instructions of Landlord in undertaking the removal of said equipment.  In the event it shall be necessary for Landlord to replace any equipment in the gym thereafter, Landlord shall replace such equipment with equipment of equal or better quality.  Notwithstanding the foregoing, Landlord and Tenant acknowledge that the gym facilities may, at Tenant’s option, be expanded for a proposed shower room into area which is technically located within the Premises leased hereunder to Tenant.  In the event of such expansion, such area shall not be part of the Common Area but shall remain part of the Premises.  Tenant, though it is leasing the shower room as part of the Premises, hereby agrees to permit Landlord, other tenants of the Building and their guests and employees to use the shower room in the event of such expansion.  There shall be no diminution in Base Rent or Additional Rent hereunder upon such expansion.  Upon such expansion, Landlord shall maintain the shower area as part of its Landlord Maintenance Obligation.  Tenant may, as part of its work to be undertaken pursuant to the Workletter attached hereto as Exhibit E, expand, remodel and renovate the shower room area.  Any such expansion, remodeling or renovation shall be undertaken in accordance with the terms of the Workletter.

39.           GUARANTY

Tenant shall cause its publicly traded parent/affiliate, CoStar Group, Inc., to guarantee payment and performance of Tenant’s obligations under this Lease pursuant to a guaranty in substantially the form of Exhibit K hereto, to be executed and delivered simultaneously with the execution and delivery hereof.

40.           PRE-EXECUTION DATE LANDLORD

a. 1331 L Street Holdings, LLC, a Delaware limited liability company (the “Pre-Execution Date Landlord”), hereby acknowledges this Lease and its obligations under Section 40 hereof by execution of a joinder page hereto.  Landlord, Tenant and Pre-Execution Date Landlord acknowledge and agree that Pre-Execution Date Landlord and Tenant negotiated the terms of this Lease for a period preceding the time when Pre-Execution Date Landlord commenced negotiating for the sale of the Building and the Land to Landlord.  And, during the course of Pre-Execution Date Landlord’s arrangement of that sale, Landlord assumed the negotiation of the terms of this Lease and it was therefore decided that this Lease should not be executed until the Execution Date, as the Execution Date is one and the same date as that of closing under the aforementioned sale.

b. Notwithstanding the foregoing, however, this Lease is effective for all purposes as of the Effective Date, and Pre-Execution Date Landlord and Tenant confirm, acknowledge and agree that there has been no default hereunder (or event that, with the passage of time or notice, would be an event of default) from the time of the Effective Date up through and until the Execution Date.  Tenant hereby waives any claim it may have hereunder against Landlord for actions or failures to act prior to the Execution Date and agrees only to look to the Pre-Execution Date Landlord for any claims it may have in respect of same.  Pre-Execution Date Landlord hereby agrees to indemnify, defend, protect and hold Landlord harmless from and against any and all injury, loss, damage, liability, costs or expenses (including attorneys’ fees, reasonable investigation and discovery costs), of whatever nature, to any person or property that may be claimed by Tenant hereunder arising at any time prior to the Execution Date (collectively, the “Waived Claims”).  Landlord hereby agrees to indemnify, defend, protect and hold Pre-Execution Date Landlord harmless from and against any and all injury, loss, damage, liability, costs or expenses (including attorneys’ fees, reasonable investigation and discovery costs), of whatever nature, to any person or property that may be claimed by Tenant hereunder (excluding Waived Claims) as a result of a default by Landlord under this Lease that first occurs at any time from and after the Execution Date.

41.           USE OF CONFERENCE FACILITIES.

The Soap and Detergent Association, a Delaware non-profit corporation (the “SDA”), and Clark, Nexsen, Owen, Barbieri & Gibson, P.C. (“Clark Nexsen”) purport to possess rights under leases with Landlord in effect as of the Execution Date that permit them to use the conference facilities located on the 2nd floor of the Building, which conference facilities are within the Premises.  Without acknowledging the validity of such rights, Tenant agrees to reasonably cooperate with Landlord to address requests by each of SDA and Clark Nexsen to use the conference facilities to the extent any such request is in accordance with the rights each such tenant reasonably purports to assert under its lease, including any limitation on such purported rights due to any notice period required prior to exercise thereof.  Specifically, Tenant agrees to make reasonable efforts (i) to permit SDA or Clark Nexsen, as applicable, to use the conference facilities or the auditorium on the 1st floor of the Building at the time requested thereby, or (ii) if the foregoing are unavailable on the date requested by SDA or Clark Nexsen, to propose two or more alternate dates in the proximity of the requested time when use of such conference facility or the 1st floor auditorium by the applicable tenant will be permitted.  If efforts to satisfy SDA or Clark Nexsen under clauses (i) or (ii) above are not reasonably acceptable to the applicable tenant, Tenant shall accommodate alternative reasonable requests of SDA or Clark Nexsen, as applicable, in some other manner reasonably acceptable to the parties.

[The rest of this page intentionally left blank. Signatures appear on the following page.]

IN WITNESS WHEREOF, duly authorized representatives of Landlord and Tenant have executed this Deed of Office Lease under seal on the day and year first above written.

LANDLORD: GLL L-STREET 1331, LLC, a Delaware limited liability company By: _____________________________(SEAL) Name: Title:
TENANT: COSTAR REALTY INFORMATION, INC., a Delaware corporation By: _______________________________(SEAL) Name: Title:

LIST OF EXHIBITS
EXHIBIT A:                       Floor Plan of Premises
EXHIBIT B:                        Ground Lessor Subordination, Non-disturbance and Attornment Agreement
EXHIBIT C:                        Rules and Regulations
EXHIBIT D:                       Janitorial and Cleaning Services
EXHIBIT E:                        Workletter
EXHIBIT F:                        Gym Equipment
EXHIBIT G-1:                     Form of Sublease
EXHIBIT G-2:                     Form of Assignment
EXHIBIT H:                        Escrow Agreement Regarding Premises Improvements
EXHIBIT I:                          Escrow Agreement Regarding Common Area Improvements
EXHIBIT J:                         Construction Contracts
EXHIBIT K:                        Form of Guaranty

{Notary Page Follows}

State of _________________

County of _______________

I, ____________________, a Notary Public of said county and state, hereby certify that ____________________ personally came before me this day and acknowledged that he/she is ____________ of  COSTAR REALTY INFORMATION, INC., a Delaware corporation, and that by authority duly given and as the act of the corporation, the above instrument was signed by he/she on behalf of the corporation.

Witness my hand and official seal this the ____________________________ day of ___________________ , 20___.

_______________________________________
Notary Public

My Commission Expires:

__________________________

(Seal)

State of _________________

County of _______________

I,                                                      , a Notary Public of the above county and state certify that _______________________________personally came before me this day and acknowledged that he is the ________________ of GLL L-STREET 1331, LLC, a Delaware limited liability company, and that he, as ____________, being authorized to do so, executed the above instrument on behalf of the company.

Witness my hand and official seal this the ____________________________ day of ___________________ , 20___.

_______________________________________
Notary Public

My Commission Expires:

__________________________

(Seal)

{Joinder Page Follows}

Joinder Page to Deed of Office Lease

The undersigned hereby joins in the foregoing Deed of Office Lease for the purpose of acknowledging its obligations under Section 40 thereof.

Attest: ________________________	Pre-Execution Date Landlord: 1331 L STREET HOLDINGS, LLC, a Delaware limited liability company By: Name: Title: